UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

DYNEGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, including the associated rights (the “Shares”)

(2)	Aggregate number of securities to which transaction applies:

121,059,184 Shares and 3,336,766 of the Registrant’s phantom stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the sum of (A) 121,059,184 Shares multiplied by $5.50 per Share and (B) 3,336,766 phantom stock units multiplied by $5.50 per phantom stock unit.

(4)	Proposed maximum aggregate value of transaction:

$684,177,725.00

(5)	Total fee paid:

$79,433.03, determined based upon multiplying 0.00011610 by the proposed maximum aggregate value of transaction of $684,177,725.00

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	AmountPreviously Paid:
$47,440.00
(2)	Form,Schedule or Registration Statement No.:
Schedule TO
(3)	FilingParty:

IEH Merger Sub LLC, IEP Merger Sub Inc., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises G.P. Inc., Beckton Corp., Carl C. Icahn

(4)	Date Filed:
December 23, 2010

[—], 2011

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Dynegy Inc., a Delaware corporation, which we refer to as the Company, to be held on [—], 2011 at [—], at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002.

On December 15, 2010, the Company entered into a merger agreement providing for the acquisition of the Company by IEH Merger Sub LLC, which is a wholly owned subsidiary of Icahn Enterprises Holdings L.P. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that, until 11:59 p.m., Eastern time, on January 24, 2011, the Company is allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, and at the direction of a special committee of the board of directors of the Company consisting only of non-management independent directors of the Company, the Company’s financial advisors are conducting this “go-shop” process on behalf of the Company and as of the date of this proxy statement have contacted more than 50 potentially interested parties.

On December 22, 2010, and in accordance with the merger agreement, IEH Merger Sub LLC commenced a tender offer (with Icahn Enterprises Holdings L.P. as a co-bidder), which we refer to as the offer, for all of the outstanding shares of our common stock at a price of $5.50 per share in cash, without interest, less any applicable withholding taxes. The merger agreement contemplates that, after completion of the offer and the satisfaction or waiver of all conditions set forth in the merger agreement, the Company will merge with a wholly owned subsidiary of IEH Merger Sub LLC. Under the terms of the merger agreement, the parties have agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties have agreed that the merger would only be completed after our stockholders approve a proposal to adopt the merger agreement that will be considered at the special meeting. The offer is being made separately to the holders of shares of our common stock and is not applicable to the special meeting.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $5.50 in cash, without interest, less any applicable withholding taxes, which is the same price being offered for each share of common stock in the offer, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares). This represents a premium of approximately 10% to the average closing price of our common stock during the 30-day trading period ended on December 14, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 98% to the closing price of our common stock on August 12, 2010, the last trading day prior to the public announcement of the prior merger agreement with an affiliate of The Blackstone Group, L.P.

The board of directors of the Company, acting upon the unanimous recommendation of the special committee, has, upon the terms and subject to the conditions of the merger agreement, unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Company’s board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact D.F. King & Co., Inc. by calling (800) 697-6975 (toll-free).

Thank you in advance for your cooperation and continued support.

Sincerely,

Bruce A. Williamson Chairman of the Board, President and Chief Executive Officer

The proxy statement is dated [—], 2011, and is first being mailed to our stockholders on or about [—], 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DYNEGY INC.

1000 Louisiana Street, Suite 5800

Houston, TX 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[—], 2011

DATE:	[—], 2011

TIME:	[—]

PLACE:	Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002

ITEMS OF BUSINESS:

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 15, 2010, as it may be amended from time to time, which we refer to as the merger agreement, among the Company, IEH Merger Sub LLC, a Delaware limited liability company, which we refer to as Parent, and IEP Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.      To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.      To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on [—], 2011 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

PROXY VOTING:

Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company, acting upon the unanimous recommendation of a special committee of the board of directors of the Company consisting only of non-management independent directors of the Company, has, upon the terms and subject to the conditions of the merger agreement, unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only stockholders of record, their duly authorized proxy holders and our guests may attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock of the Company are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex F to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Kimberly M. O’Brien
Corporate Secretary

Dated: [—], 2011
Houston, Texas

i

ii

This proxy statement and a proxy card are first being mailed on or about [—], 2011 to stockholders who owned shares of the Company’s common stock as of the close of business on [—], 2011.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

•	Parties to the Merger (Page [—])

Dynegy Inc., or Dynegy, the Company, we or us, is a Delaware corporation headquartered in Houston, Texas. Our primary business is the production and sale of electric energy, capacity and ancillary services to regional transmission organizations and independent system operators, integrated utilities, electric cooperatives, municipalities, transmission and distribution utilities, industrial customers, power marketers, financial participants, other power generators and commercial end-users in six U.S. states in the midwest, the northeast and the west coast regions of the U.S.

IEH Merger Sub LLC, or Parent, is a Delaware limited liability company. Parent is a wholly owned subsidiary of Icahn Enterprises Holdings L.P., which we refer to as the guarantor, and was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. To date, Parent has not carried on any activities other than those related to its formation and the transactions contemplated by the merger agreement. Upon completion of the merger, the Company will be a direct wholly owned subsidiary of Parent.

Icahn Enterprises Holdings L.P., or the guarantor, is a Delaware limited partnership and its general partner is Icahn Enterprises G.P. Inc., a Delaware corporation. Icahn Enterprises G.P. is wholly owned by Beckton Corp., a Delaware corporation. Beckton Corp. is wholly owned by Mr. Carl C. Icahn, a United States citizen. The guarantor is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises G.P. Inc. is primarily engaged in the business of serving as the general partner of Icahn Enterprises L.P. and the guarantor. Beckton Corp. is primarily engaged in the business of holding the capital stock of Icahn Enterprises G.P. Inc. Icahn Enterprises L.P. is a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Mr. Icahn is the indirect holder of approximately 92.4% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P.

IEP Merger Sub Inc., or Merger Sub, is a Delaware corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated as of December 15, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

•	Tender Offer

Parent commenced a tender offer (with the guarantor as a co-bidder), which we refer to as the offer, as disclosed in the Tender Offer Statement on Schedule TO, as may be amended or supplemented from time to time, dated December 22, 2010 and filed by Parent with the SEC, to purchase all of the issued and outstanding shares of the Company at a purchase price of $5.50 per share, in cash, which we refer to as the offer price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 2010, as amended or supplemented from time to time, and in the related Letter of Transmittal.

The merger agreement contemplates that, after completion of the offer and the satisfaction or waiver of all conditions set forth in the merger agreement, the Company will merge with Merger Sub. Under the terms of the merger agreement, the parties have agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties have agreed that the merger would only be completed after our stockholders approve a proposal to adopt the merger agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement and to consummate the merger regardless of the outcome of the offer.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer; however, the offer is being made separately to the holders of shares and is not applicable to the special meeting.

We refer to the issued and outstanding shares of the common stock of the Company, par value $0.01 per share, as our common stock, and we refer to the associated rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of November 22, 2010, and as amended on December 15, 2010, which, as it may be further amended from time to time, we refer to as the rights agreement, between the Company and Mellon Investor Services LLC, as rights agent, as the rights, and which together with our common stock, we refer to as the shares.

•	The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting will be held on [—], 2011, at [—], at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002.

At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on [—], 2011, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [—] shares of our common stock outstanding and entitled to vote at the special meeting. A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page [—])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

As of [—], 2011, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any Company stock options or Company phantom stock units), representing [—]% of the outstanding shares of our common stock, and all of the directors and executive officers of the Company have informed the Company that they currently intend to vote all of their shares of our common stock “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The directors and executive officers of the Company have also informed the Company that they would not vote such shares of our common stock in favor of the adoption of the merger agreement if any person makes a superior proposal (as described in “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [—]) to the Company or if the board of directors of the Company, which we refer to as the board, effects a change of recommendation (as described in “The Merger Agreement—Termination” beginning on page [—]).

Proxies and Revocation (Page [—])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

•	The Merger (Page [—])

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into the Company in accordance with the provisions of the DGCL. The Company will be the surviving corporation in the merger, which we refer to as the surviving corporation, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger, except expressly as set forth in the merger agreement. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [—])

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares of our common stock owned by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly-owned subsidiaries, and in each case not held on behalf of third parties, which we refer to as the affiliated shares, and (ii) shares of our common stock owned by stockholders, who we refer to as dissenting stockholders, who have duly perfected and not withdrawn a demand for appraisal under Delaware law on those shares, which we refer to as dissenting shares, and which together with the affiliated shares, we refer to as the excluded shares) will be converted into the right to receive an amount in cash equal to $5.50, in cash, which we refer to as the per share merger consideration, without interest, less any applicable withholding taxes.

•	Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors (Page [—])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors”, beginning on page [—], the board, acting on the unanimous recommendation of a special committee of the board consisting only of non-management independent directors of the Company, which we refer to as the special committee, has, upon the terms and subject to the conditions of the merger agreement, unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and (iv) recommended that our stockholders adopt the merger agreement. See “The Merger—Background of the Merger” beginning on page [—].

In considering the recommendation of the board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. Each of the special committee and the board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, and in making its recommendation. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

The board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

•	Opinions of Financial Co-Advisors (Page [—])

Opinion of Greenhill & Co., LLC (Page [—])

On December 14, 2010, at meetings of the special committee and the board held to consider the merger agreement, Greenhill & Co., which we refer to as Greenhill, rendered to the special committee and the board an oral opinion, which was confirmed by delivery of a written opinion, dated December 14, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the

$5.50 per share in cash to be received by the holders (excluding Parent, Merger Sub and any of their affiliates) of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated December 14, 2010, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Greenhill’s written opinion was addressed to the special committee and the board. It was not intended to be and did not constitute a recommendation to the special committee or the board as to whether they should recommend or approve the offer, merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should tender shares in connection with the offer or approve the merger or take any other action in respect of the offer or the merger at any meeting of the stockholders convened in connection with the offer or the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the Company’s underlying business decision to proceed with or effect the offer or the merger.

Under the terms of Greenhill’s agreement with the Company, the Company has agreed to pay Greenhill a fee of $11.5 million in the aggregate, of which $5 million was paid following delivery of Greenhill’s written opinion dated August 13, 2010, rendered in connection with the board’s consideration of the prior merger agreement described below and $6.5 million is payable upon the consummation of the offer or the merger. The Company has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement. For a more complete description, see “—Opinions of Financial Co-Advisors—Opinion of Greenhill & Co., LLC” beginning on page [—]. See also Annex D to this proxy statement.

Opinion of Goldman, Sachs & Co. (Page [—])

On December 14, 2010, at meetings of the special committee and the board held to consider the merger agreement, Goldman, Sachs & Co., which we refer to as Goldman Sachs, rendered to the special committee and the board an oral opinion, which was confirmed by delivery of a written opinion, dated December 15, 2010, to the effect that, as of the date of the written opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the $5.50 per share in cash to be paid to the holders (other than Parents and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 15, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee and the board in connection with their consideration of the merger agreement. The Goldman Sachs opinion is not a recommendation as to whether or not any holder of our common stock should tender their common stock in connection with the offer or how any holder of our common stock should vote with respect to the merger or any other matter.

Under the terms of Goldman Sachs’ agreement with the Company, the Company has agreed to pay Goldman Sachs a fee of $11.5 million in the aggregate, of which $5 million was paid in connection with the announcement in August 2010 of the prior merger agreement and $6.5 million is payable upon consummation of the offer or the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. For a more complete description, see “—Opinions of Financial Co-Advisors—Opinion of Goldman, Sachs & Co.” beginning on page [—]. See also Annex E to this proxy statement.

•	Financing of the Merger (Page [—])

We anticipate that the total funds needed by Parent to pay (i) our stockholders the amounts due to them under the merger agreement as holders of shares and/or Company restricted stock (which we anticipate, based upon the shares and Company restricted stock outstanding as of January 5, 2011, will be approximately $669,279,589), (ii) any and all fees and expenses required to be paid by Parent, Merger Sub and the surviving corporation in connection with the transactions contemplated by the merger agreement and (iii) all amounts, up to a maximum of $1.0 billion, required to satisfy Parent’s obligations to provide or cause to be provided sufficient funding to the Company and its subsidiaries to permit them to operate their respective business and operations in the ordinary course consistent with past practice and, to the extent requested by the Company, to repay any outstanding indebtedness of the Company and its subsidiaries that is due and payable in connection with the closing of the offer, including (a) to repay or refinance indebtedness outstanding under the Company’s existing credit facility that will come due as a result of the transactions contemplated by the merger agreement (which we anticipate, based upon indebtedness outstanding as of January 5, 2011, will be approximately $918 million, consisting of an $850 million term letter of credit facility, which we refer to as the term LC facility, and a $68 million senior secured term loan facility) and (b) to replace or refinance the letters of credit issued under the term LC facility (as of January 5, 2011, letters of credit issued under the term LC facility were approximately $370 million), will collectively be funded by Parent from the cash and cash equivalents available to Parent and the guarantor and from the cash on hand of the Company and restricted cash of the Company associated with the term LC facility (as of January 5, 2011, the cash on hand of the Company was approximately $410 million and restricted cash of the Company associated with the term LC facility was approximately $850 million).

We believe the funds available to Parent, together with cash on hand of the Company and cash of the Company that is restricted under our existing credit facility, will be sufficient to complete the transactions contemplated by the merger agreement, to operate our business after the completion of the offer and to repay or refinance any outstanding indebtedness that will come due as a result of the offer and the merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, the guarantor fails to comply with its obligations in breach of the guarantee (as described below), the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated or the funds needed to operate our and our subsidiaries’ businesses are greater than anticipated.

Parent has agreed that in connection with the closing of the transactions contemplated by the merger agreement, no credit support will be provided by the Company or any of its affiliates and no new indebtedness nor any assets of the Company or any of its subsidiaries may be used to make payments to holders of shares or to the paying agent in connection with the closing of the transactions contemplated by the merger agreement.

•	Guarantee (Page [—])

Concurrently with the execution of the merger agreement, pursuant to the guarantee entered into between the Company and the guarantor, which we refer to as the guarantee, the guarantor has guaranteed the full and timely performance by Parent and Merger Sub of their respective payment and other obligations under the merger agreement, other than with respect to certain obligations of the surviving corporation to indemnify the present and former directors and officers of the Company and its subsidiaries and certain obligations of the Company and Parent to provide for directors’ and officers’ insurance following completion of the merger.

•	Support Agreement (Page [—])

Pursuant to a Stockholder Support Agreement, which we refer to as the support agreement, entered into simultaneously with the merger agreement among certain stockholders affiliated with the guarantor, who we refer to as the support parties, and the Company, the support parties have agreed, subject to the terms and conditions of such agreement, to, among other things, vote shares (and shares underlying call options to the extent exercised), constituting up to approximately 14.92% of the issued and outstanding shares, in favor of the adoption of the merger agreement, if necessary. The support parties have also agreed that, in certain circumstances, if an all cash all-shares superior proposal is made to acquire the Company and the superior proposal meets certain criteria (as described in “The Merger Agreement—Parent Ownership and Vote” beginning on page [—]), the support parties will vote, consent or tender their shares in favor of the adoption of the agreement relating to such superior proposal and/or into any tender offer contemplated thereby.

•	Interests of Certain Persons in the Merger (Page [—])

In considering the recommendation of the board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the offer and the merger that are different from, or in addition to, the interests of our stockholders generally. Each of the special committee and the board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, and in making its recommendation. These interests include the following:

•

the vesting and cashing-out of all unvested shares of Company restricted stock, Company phantom stock units and certain Company performance units held by our executive officers, and the payment in cash of the directors’ deferred compensation balances under the Company’s Deferred Compensation Plan for Certain Directors; and

•

pursuant to an executive change in control severance plan, the payment of severance payments (including, if applicable, a tax gross-up relating to parachute payment excise taxes resulting from such severance payments) in connection with a termination of employment that may occur in connection with or following the completion of the offer or the merger.

•	Material U.S. Federal Income Tax Consequences of the Merger (Page [—])

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of our common stock . Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

•	Regulatory Approvals (Page [—])

The merger is conditioned on satisfaction (or waiver to the extent permitted by applicable law) of certain regulatory conditions. In order to satisfy such regulatory conditions the parties must make filings with a number of federal, state, public utility, antitrust and other regulatory authorities.

Under the terms of the merger agreement, the merger is subject to prior approval by the Federal Energy Regulatory Commission, which we refer to as FERC, under Section 203(a) of the Federal Power Act, as amended, which we refer to as the FPA. Parent, Merger Sub and certain affiliates of Parent and Merger Sub filed with FERC a joint amended application for the approval of the offer and the merger under Section 203(a) of the FPA on December 21, 2010.

The offer and the merger are subject to the approval of the New York Public Service Commission, which we refer to as the NYPSC, under Sections 70 and 83 of the New York Public Service Law. Parent, Merger Sub and

certain affiliates of Parent, Merger Sub and the Company filed a joint petition for approval of, or a determination that no approval is required for, the offer and the merger with the NYPSC under Sections 70 and 83 of the New York Public Service Law on December 23, 2010.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission, or FTC, which we refer to as the HSR Act, the offer and the merger cannot be completed unless certain information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and the FTC and certain waiting period requirements have been satisfied. Pursuant to the requirements of the HSR Act, Parent and the Company each filed a Notification and Report Form with respect to the offer and the merger with the Antitrust Division and the FTC on December 20, 2010. Parent and the Company received notice of the early termination of the waiting period applicable to the offer and the merger on December 27, 2010.

•	Prior Merger Agreement (Page [—])

The Company, Denali Parent Inc., which we refer to as Denali Parent, an affiliate of The Blackstone Group L.P., which we refer to as Blackstone, and Denali Merger Sub Inc., a wholly owned subsidiary of Denali Parent, entered into an Agreement and Plan of Merger, dated August 13, 2010, as amended on November 16, 2010, which we refer to as the prior merger agreement. The prior merger agreement was terminated on November 23, 2010. If the offer or the merger is consummated, the Company will be required to pay a termination fee of $16.3 million to Denali Parent within three business days of such consummation.

•	Litigation Relating to the Merger (Page [—])

In connection with the prior merger agreement, nineteen stockholder lawsuits were filed (one of which was subsequently voluntarily dismissed) in the District Courts of Harris County, Texas between August 13, 2010 and August 24, 2010 against the Company, its directors, certain Blackstone entities, NRG Energy Inc., which we refer to as NRG, and/or certain executive officers of the Company. The remaining eighteen Texas state actions were consolidated on September 9, 2010 and are captioned as Colleen Witmer, et al. v. Dynegy Inc., et al., No. 2010-50609 (Consolidated) (234th Judicial District of Harris County, Texas). One stockholder derivative lawsuit was filed in a District Court in Harris County, Texas on September 16, 2010. Three stockholder lawsuits were filed against the Company, its directors, certain of its executive officers, certain Blackstone entities, and/or NRG in the United States District Court in the Southern District of Texas; the first was filed on August 31, 2010; the second was filed on September 16, 2010, and the third was filed on October 7, 2010. Six similar stockholder actions against the Company, its directors, certain Blackstone entities, and/or certain executive officers of the Company were filed in the Court of Chancery of the State of Delaware between August 17, 2010 and August 23, 2010, and were consolidated on August 24, 2010. One of these lawsuits was voluntarily dismissed on August 23, 2010.

The complaints arising out of the prior merger agreement variously alleged, among other things, that the board and certain executive officers violated fiduciary duties and failed to disclose material information. Certain of the complaints also alleged that the Company, Blackstone, and/or NRG aided and abetted such alleged breaches of fiduciary duties. The plaintiffs sought various remedies, including an injunction against the merger and/or the stockholder vote, corrective disclosure, declaratory relief with respect to the alleged breaches of fiduciary duty, and monetary damages including attorneys’ fees and expenses.

On November 7, 2010, the parties entered into a memorandum of understanding providing for the full and final settlement of the Texas state stockholder class actions and the Delaware actions. In connection with the settlement, the Company denied all allegations of wrongdoing but agreed to make certain additional disclosures to stockholders. On November 8, 2010, Dynegy made supplemental disclosures in a supplement to the Definitive Proxy Statement filed with the SEC as Definitive Additional Materials on Schedule 14A on November 8, 2010 and subsequently mailed such supplemental disclosures to the holders of our common stock. The memorandum of understanding and settlement were expressly subject to and conditioned upon the consummation of the transactions contemplated by the prior merger agreement. Accordingly, when the prior merger agreement was terminated, the settlement became null and void.

On December 12, 2010, the plaintiff in the stockholder derivative action moved to nonsuit all defendants without prejudice. The court granted the motion on December 14, 2010. On December 16, 2010, the lead plaintiff in the Texas state class action moved to nonsuit without prejudice defendants Blackstone and NRG. The court granted the motion on December 17, 2010.

On January 6, 2010, the plaintiff in the Texas class action filed a second amended petition challenging the transactions contemplated by the merger agreement. The second amended petition names Dynegy, its directors and the guarantor as defendants and generally alleges that the directors breached their fiduciary duties in connection with approving the transactions contemplated by the merger agreement and by providing misleading information and/or failing to disclose information in the Schedule 14D-9 filed by the Company on December 30, 2010. The second amended petition also alleges that Dynegy and the guarantor aided and abetted the directors’ alleged breaches of fiduciary duties and that all defendants engaged in a conspiracy to deprive stockholders of the full value of their shares. The plaintiff seeks, among other things, to enjoin the offer. The defendants believe that the claims in the second amended petition are meritless and intend vigorously to defend against such claims.

In addition to the state class action, the federal and Delaware actions also remain pending. On December 30, 2010, two of the federal plaintiffs moved to consolidate the three pending federal cases and for appointment of lead counsel. The federal plaintiffs have represented that they intend to file a consolidated complaint challenging the transactions contemplated by the merger agreement, but have not yet done so.

•	The Merger Agreement (Page [—])

Treatment of Common Stock, Options and Other Equity Awards (Page [—])

•

Common Stock. At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger other than the excluded shares will be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, less any applicable withholding taxes, and at the effective time of the merger will cease to be outstanding, be cancelled and cease to exist.

•

Company Stock Options. At the effective time of the merger, each outstanding Company stock option, vested or unvested, will be cancelled for no payment if such option has an exercise price greater than the per share merger consideration and, if such option exercise price is not greater than the per share merger consideration, will only entitle the holder thereof to receive, as soon as reasonably practicable (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (i) the total number of shares of our common stock subject to the Company stock option immediately prior to the effective time of the merger and (ii) the excess, if any, of the per share merger consideration over the exercise price per share of our common stock under such Company stock option, less applicable taxes required to be withheld with respect to such payment.

•

Company Restricted Stock. At the effective time of the merger, each outstanding share of Company restricted stock, if any, will be converted into the right to receive, as soon as reasonably practicable after the effective time of the merger and no later than the earlier of (i) the second payroll period or (ii) thirty days following the effective time of the merger, an amount in cash, for each share of Company restricted stock, equal to the per share merger consideration, less any applicable withholding taxes required to be withheld with respect to such payment.

•

Company Phantom Stock Units. At the earlier to occur of the time Parent accepts for payment and pays for all shares validly tendered and not withdrawn pursuant to the offer or the effective time of the merger, which earlier time we refer to as the acceleration time, each outstanding Company phantom stock unit will be cancelled and converted into the right to receive, as soon as reasonably practicable after the acceleration time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty days following the acceleration time, an amount in cash, for each Company phantom stock unit, equal to the per share merger consideration, less any applicable withholding taxes required to be withheld with respect to such payment.

•

Company Performance Awards. At the acceleration time, (i) Company performance awards granted in 2009 and 2010 will be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company performance awards and (ii) each outstanding Company performance award granted prior to 2009 will be fully vested and cancelled for no payment in accordance with the terms of the agreements governing such Company performance awards.

Further, at the acceleration time, each outstanding Company stock option, share of Company restricted stock and Company phantom stock unit will fully vest.

Solicitation of Acquisition Proposals (Page [—])

The merger agreement provides that for the period beginning on December 15, 2010 and continuing until 11:59 p.m. Eastern time on January 24, 2011, which we refer to as the go-shop period, we are permitted to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals. From and after 12:00 a.m. Eastern time on January 25, 2011, which we refer to as the no-shop period start date, and until the effective time of the merger or the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after the no-shop period start date and prior to the earlier of the closing of the offer and the time our stockholders adopt the merger agreement, respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. At any time prior to the earlier of the closing of the offer and the time our stockholders adopt the merger agreement, if the board determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [—] and “The Merger Agreement—Termination Fees” beginning on page [—].

Conditions to the Merger (Page [—])

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders and, if the offer has not been completed, receipt of required regulatory approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. Parent’s and Merger Sub’s obligations to consummate the merger are also subject to, if the offer has not been completed, the absence of any event, effect, change, discovery or occurrence from the date of the merger agreement until the effective time of the merger that has had or would reasonably be expected to have a Company material adverse effect, as described under “The Merger Agreement—Representations and Warranties” beginning on page [—].

Termination (Page [—])

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger and the offer at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the offer and the merger abandoned as follows:

•	by either Parent or the Company at any time prior to the effective time of the merger, if:

•

subject to certain limitations, the merger has not been consummated by February 28, 2011, provided, that if on February 28, 2011 any of the conditions to closing of the merger are not fulfilled or waived but remain capable of being satisfied, then either of Parent or the Company may extend this termination date from February 28, 2011 to April 30, 2011 (which date, as it may be so extended, we refer to as the termination date) unless the offer has been consummated by the termination date, in which case no such termination right is available;

•

our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting, unless the offer has been consummated, in which case no such termination right is available; or

•	an order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the offer or the merger has become final and non-appealable.

However, none of the termination rights described in the preceding three bullet points will be available to any party whose failure to fulfill any obligation or other breach under the merger agreement has been the primary cause of, or the primary factor that resulted in, the failure of any condition to the offer or a condition to the consummation of the merger to have been satisfied on or before the termination date.

•	by the Company, if:

•

at any time prior to the earlier of the completion of the offer and the time that the Company’s stockholders adopt the merger agreement, (i) the board authorizes the Company, subject to complying with the terms of the merger agreement described under “—Solicitation of Acquisition Proposals” beginning on page [—], to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or concurrently with the termination of the merger agreement we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) immediately prior to or concurrently with such termination, we pay Parent or its designee the termination fee discussed under “The Merger Agreement—Termination Fees” beginning on page [—];

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which inaccuracy or breach would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or inaccuracy cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by us to Parent and (ii) two business days prior to the termination date (provided, that we will not have this right to terminate if we are then in material breach of the merger agreement and do not cure such breach within 10 days of notice of such breach from Parent);

•

(a) all of the conditions of the offer have been satisfied or waived before the expiration date of the offer and Parent fails to consummate the offer promptly thereafter or (b) (x) the offer has been terminated in accordance with its terms, (y) the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger) and (z) Parent and Merger Sub fail to consummate the merger within the earlier of (i) two business days following the date on which the completion of the merger should have occurred under the merger agreement and (ii) one business day before the termination date, and we stood ready, willing and able to consummate the merger during such period; or

•	Parent terminates or makes any change to the offer in violation of the terms of the merger agreement in any material respect.

•	by Parent, if:

•

the board (i) withholds, withdraws, qualifies or modifies its recommendation to our stockholders to tender their shares into the offer and to approve the proposal to adopt the merger agreement, which we refer to as the Company recommendation, or approves or recommends any acquisition proposal, which we refer to collectively as a change of recommendation or (ii) fails to include the Company recommendation in its proxy statement or on the Schedule 14D-9 relating to the offer;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or inaccuracy would give rise to the failure of the condition to closing of the merger (if the offer has been terminated) or the conditions to the offer (if the offer has not been terminated), in each case, relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or inaccuracy cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given to us by Parent and (ii) two business days prior to the termination date (provided, that Parent will not have this right to terminate if it is then in material breach of the merger agreement and does not cure such breach within 10 days of notice of such breach from the Company), which we refer to as a Company breach termination event;

•

if a written environmental report prepared by a reputable, nationally recognized environmental consulting firm selected by Parent and reasonably acceptable to the Company concludes that the Company is subject to an obligation to comply with environmental laws as in effect and interpreted on the date of the merger agreement that will result in the Company incurring environmental capital expenditures between January 1, 2011 and December 31, 2013 plus environmental liabilities as accrued on the Company’s September 30, 2010 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, such that individually or in the aggregate, such costs are more than $250 million in excess of the $395 million currently projected by the Company, and Parent shall have provided written notice to the Company of such determination on or before January 17, 2011, which we refer to as the environmental liability termination; or

•

if the aggregate Pension Benefit Guaranty Corporation termination liability as of December 31, 2010 for the Company’s Title IV benefit plans as determined in accordance with Section 4044 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and related regulations and certain assumptions set forth in Company disclosure letter delivered in connection with the merger agreement, less the aggregate fair market value of the assets in the trusts for the Company’s Title IV benefit plans as of November 30, 2010, exceeds $250 million, and Parent has delivered written notice of such termination to the Company on or prior to January 17, 2011, which we refer to as the pension liability termination.

Termination Fees (Page [—])

We are required to pay Parent a termination fee equal to $16.3 million, less expenses paid to Merger Sub or its designee in respect of certain expenses incurred by Parent, Merger Sub and their respective affiliates under the merger agreement as described below, if:

•

before adoption of the merger agreement by our stockholders, the merger agreement is terminated as a result of the termination provisions described above relating to the failure of the merger to be consummated on or prior to the termination date or the failure of the stockholders to adopt the merger agreement at the stockholders meeting and, in either case, within 18 months of such termination the Company consummates an acquisition proposal (changing the references to 20% in the definition of “acquisition proposal” to 50%) with consideration to be paid to the stockholders (cash or otherwise) having an aggregate value of more than the $5.50 per share;

•

Parent terminates the merger agreement due to the board having (i) made and not withdrawn a change of recommendation, (ii) approved or recommended to the Company stockholders an acquisition proposal or (iii) failed to include the Company recommendation in the proxy statement or the Schedule 14D-9 or if Parent or the Company otherwise terminates the merger agreement at a time when Parent had the right to terminate the merger agreement for one of the reasons described in this paragraph;

•	the merger agreement is terminated by the Company in connection with the Company’s entry into an alternative acquisition agreement with respect to a superior proposal; or

•

before adoption of the merger agreement by the Company stockholders, the merger agreement is terminated as a result of termination provisions described above relating to the failure of the merger to be consummated on or prior to the termination date or the failure of the stockholders to adopt the merger agreement at the stockholders meeting and, in either case, any person has made or publicly announced a bona fide acquisition proposal after the date of the merger agreement but prior to such termination, and such acquisition proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the vote of the stockholders to adopt the merger agreement in any material respect at least 10 calendar days prior to, with respect to a termination in respect of the termination date described above, the date of termination, or at least five business days prior to, with respect to a termination in respect of the failure of the stockholders to adopt the merger agreement described above, the date of the meeting of the Company stockholders at which stockholder adoption of the merger agreement is to be considered and within 18 months of such termination the Company consummates an acquisition proposal (whether or not it is the same acquisition proposal that was so made or publicly announced) (changing the references to 20% in the definition of “acquisition proposal” to 50%).

The Company must also pay Merger Sub or its designee in respect of expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement and as consideration for entering into the merger agreement an amount equal to $5 million if the merger agreement is terminated because either (x) the stockholders do not adopt the merger agreement or (y) Parent terminates the merger agreement pursuant to a Company breach termination event.

Remedies (Page [—])

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, prior to the consummation of the merger, the Company is entitled to specific performance to prevent or cure breaches of the merger agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of the merger agreement, including to cause Parent and/or Merger Sub to consummate the transactions contemplated by the merger agreement, including to consummate the offer and/or to effect the closing of the merger.

•	Market Price of Shares (Page [—])

The closing price of the shares on the New York Stock Exchange, or NYSE, on December 14, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $5.45 per share. On [—], 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the shares on the NYSE was $[—] per share. You are encouraged to obtain current market quotations for the shares in connection with voting your shares of our common stock.

•	Appraisal Rights (Page [—])

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger, provided, that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy to vote or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex F to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

•	Delisting and Deregistration of Shares (Page [—])

If the merger is completed, the shares will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, we would no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of the shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the transactions contemplated by the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger, except expressly as set forth in the merger agreement. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation. In addition, following the merger, the shares will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the shares.

Q.	Did Parent commence a tender offer for shares of Company common stock?

A.	Yes. On December 22, 2010, Parent commenced the offer (with the guarantor as a co-bidder) for all of the issued and outstanding shares, at a price of $5.50 per share, in cash, without interest and less any required withholding of taxes. The offer was commenced pursuant to the merger agreement.

The merger agreement contemplates that, after completion of the offer and the satisfaction or waiver of all conditions set forth in the merger agreement, the Company will merge with Merger Sub. Under the terms of the merger agreement, the parties have agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties have agreed that the merger would only be completed after our stockholders approve a proposal to adopt the merger agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer.

If you tender your shares in the offer, and such shares are accepted for payment by Parent prior to the record date for any vote or action, you will not have the right to vote such shares with respect to the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own immediately prior to the completion of the merger, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $550.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the per share merger consideration compare to the market price of the shares prior to announcement of the merger?

A.	The closing price of the shares on the NYSE on December 14, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $5.45 per share. The per share merger consideration of $5.50 represents a premium of approximately 10% to the average closing share price of the shares during the 30-day trading period ended on December 14, 2010 and a premium of approximately 98% to the closing share price of the shares on August 12, 2010, the last trading day prior to the public announcement of the prior merger agreement.

Q.	How does the board recommend that I vote?

A.	The board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first quarter of 2011.

Q.	Are there any consequences of the merger on the prior merger agreement of which I should be aware?

A.	If the offer or the merger is consummated, the Company will be required under the prior merger agreement to pay a termination fee of $16.3 million to Denali Parent within three business days of such consummation.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and the shares will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Merger Sub a fee with respect to the termination of the merger agreement or to reimburse Parent or Merger Sub or their affiliates for their documented out-of-pocket expenses, as applicable, as described under “The Merger Agreement—Termination Fees” beginning on page [—].

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page [—]) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for a more detailed discussion of the U.S. federal income tax consequences of the merger.

You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the offer and the merger that are different from, or in addition to, the interests of our stockholders generally. Each of the special committee and the board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, and in making its recommendation. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—], 2011 at [—], at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC (operating under the service name BNY Mellon Shareowner Services), you are considered, with respect to those shares of our common stock, the “stockholder of record”. This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of such shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of our common stock by following their instructions for voting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, which we refer to as broker non-votes, and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All holders of record of our common stock as of the close of business on [—], 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of submitting a proxy:

•	over the Internet—the website for Internet proxies is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of our common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	How do I vote shares of common stock that I hold through a Savings Plan of the Company?

A.	If you are a participant invested in a Dynegy Stock Fund through the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (as amended and restated effective January 1, 2009) or the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), which we refer to collectively as the DMG Union and Non-Union 401(k) Plans, or if you are a participant invested in a Dynegy Stock Fund through the Dynegy Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009) or the Dynegy Northeast Generation, Inc. Savings Incentive Plan (as amended and restated effective January 1, 2009), which we collectively refer to as the Dynegy and DNE 401(k) Plans, and which we collectively refer to, along with the DMG Union and Non-Union 401(k) Plans, as the 401(k) plans, and you have contributions invested in our common stock, you may direct Vanguard Fiduciary Trust Company, the trustee, which we refer to as Vanguard, how to vote the shares of common stock allocated to your account as of the record date. Please follow the directions on the enclosed proxy on how to provide your voting instructions to Vanguard. With respect to participants in DMG Union and Non-Union 401(k) Plans, if such participant’s voting instructions (regardless of method, i.e., Internet, mail or phone) are not received by 11:59 p.m. Eastern time on [—], 2011 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the DMG Union and Non-Union 401(k) Plans for which Vanguard received timely instructions. With respect to participants in the Dynegy and DNE 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e., Internet, mail or phone) are not received by 11:59 p.m. Eastern time on [—], 2011 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the Dynegy and DNE 401(k) Plans for which Vanguard received timely instructions. Participants in the 401(k) plans must vote through Vanguard and may not vote in person at the special meeting.

With respect to shares of our common stock held by our 401(k) plans, Fiduciary Counselors Inc. has been appointed to act as the independent fiduciary responsible for ensuring that procedures are in place to safeguard the confidentiality of your proxy directions to the trustee and that those procedures are being followed.

Q.	How can I change or revoke my proxy?

A.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at Dynegy Inc., Attention: Corporate

Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of our common stock is called a “proxy card”. Our board has designated Bruce A. Williamson, Heidi D. Lewis and Kimberly M. O’Brien, and each of them, with full power of substitution, as proxies for the special meeting and any adjournments or postponements thereof.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. Except as otherwise explained in the succeeding paragraph, if you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

If you tender your shares in the offer, and such shares are accepted for payment by Parent prior to the record date for any vote or action, you will not have the right to vote such shares with respect to the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	Dynegy has retained D.F. King & Co., which we refer to as D.F. King, for consulting, analytic and information agent services. Under its engagement letter, D.F. King is entitled to receive a monthly fee of $15,000 plus the reimbursement of reasonable expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares of common stock are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, please submit a proxy to have your shares of our common stock voted at the special meeting by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) using the telephone number printed on your proxy card; or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal promptly, and in any event within two business days, after the completion of the merger, describing how you may exchange your shares of our common stock for the per share merger consideration. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of our common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of our common stock?

A.	Yes. As a holder of shares of our common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page [—].

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King by calling (800) 697-6975 (toll-free).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements”. All statements included or incorporated by reference in this proxy statement, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate”, “estimate”, “project”, “forecast”, “plan”, “may”, “will”, “should”, “expect” and other words of similar meaning identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the transactions contemplated by the merger agreement, plans for future growth, changes in the business and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•

the inability to complete the offer or the merger due to the failure to satisfy the condition of the offer with respect to the minimum tender required or obtain stockholder approval or the failure to satisfy other conditions to completion of the offer or the merger, including receipt of required regulatory approvals;

•	the failure of the offer or the merger to close for any other reason;

•

risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the offer or the merger;

•	the outcome of any legal proceedings that may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on our ability to operate the business by the merger agreement;

•	limitations on our ability to utilize the Company’s previously incurred federal net operating losses or alternative minimum tax credits;

•	the effect of the announcement of the merger agreement, the offer and the merger on our business relationships, employees, standing with regulators, operating results and business generally; and

•	the amount of the costs, fees, expenses, impairments, and other charges related to the merger agreement, the offer and the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and

“Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page [—]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control. You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Dynegy Inc.

1000 Louisiana Street

Suite 5800

Houston, Texas 77002

(713) 507-6400

Dynegy’s primary business is the production and sale of electric energy, capacity and ancillary services from our fleet of eighteen operating power plants in six states totaling approximately 12,100 MW of generating capacity. We report the results of our power generation business, based on geographical location and how we allocate our resources, as three separate segments in our consolidated financial statements: (i) generation—Midwest segment, (ii) generation—West segment and (iii) generation—Northeast segment. Dynegy sells electric energy, capacity and ancillary services on a wholesale basis from our power generation facilities. Energy is the actual output of electricity and is measured in MWh. The capacity of a power generation facility is its electricity production capability, measured in MW. Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units. Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load. We sell these products individually or in combination to our customers under short-, medium- and long-term contractual agreements or tariffs.

Dynegy’s customers include regional transmission organizations and independent service operations, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, financial participants such as banks and hedge funds, other power generators and commercial end-users. All of our products are sold on a wholesale basis for various lengths of time from hourly to multi-year transactions. Some of our customers, such as municipalities or integrated utilities, purchase our products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from us to serve their own wholesale or retail customers or as a hedge against power sales they have made.

For more information about the Company, please visit our website at http://www.dynegy.com/. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [—].

Dynegy’s common stock, including the associated rights issued pursuant to the rights agreement, is listed on the NYSE under the symbol “DYN”.

Parent

IEH Merger Sub LLC

c/o Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

(212) 702-4300

IEH Merger Sub LLC, IEH or Parent, is a Delaware limited liability company. Parent is a wholly owned subsidiary of Icahn Enterprises Holdings L.P., which we refer to as the guarantor, and was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. To date, Parent has not carried on any activities other than those related to its formation and the transactions contemplated by the merger agreement. Upon completion of the merger, the Company will be a direct wholly owned subsidiary of Parent.

Merger Sub

IEP Merger Sub Inc.

c/o Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

(212) 702-4300

IEP Merger Sub Inc., IEP or Merger Sub, is a Delaware corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

Guarantor

Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

(212) 702-4300

Icahn Enterprises Holdings L.P., or the guarantor, is a Delaware limited partnership and its general partner is Icahn Enterprises G.P. Inc., a Delaware corporation. Icahn Enterprises G.P. is wholly owned by Beckton Corp., a Delaware corporation. Beckton Corp. is wholly owned by Mr. Carl C. Icahn, a United States citizen. The guarantor is primarily engaged in the business of holding direct or indirect interests in various operating businesses.

Icahn Enterprises G.P. Inc. is primarily engaged in the business of serving as the general partner of Icahn Enterprises L.P. and the guarantor. Beckton Corp. is primarily engaged in the business of holding the capital stock of Icahn Enterprises G.P. Inc. Icahn Enterprises L.P. is a diversified holding company currently engaged in the following continuing operating businesses: investment management, automotive, railcar, food packaging, metals, real estate and home fashion. Mr. Icahn is the indirect holder of approximately 92.4% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held on [—], 2011, at [—], at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Unless Parent acquires 90% or more of the shares pursuant to the offer and effects the merger as a short form merger under Delaware law, our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur, and if our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2011 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on the record date. On the record date, there were [—] shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes (as described below) will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of our common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of shares of our common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC (operating under the service name BNY Mellon Shareowner Services), you are considered, with respect to those shares of our common stock, the “stockholder of record”. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of submitting a proxy:

•	over the Internet—the website for Internet proxies is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of our common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please contact D.F. King by calling (800) 697-6975 (toll-free).

IT IS IMPORTANT THAT YOU PROMPTLY SUBMIT A PROXY FOR YOUR SHARES OF COMMON STOCK TO BE VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you are a participant invested in a Dynegy Stock Fund through one of the 401(k) plans, you may direct Vanguard how to vote the shares of our common stock allocated to your account as of the record date. Please follow the directions on the enclosed proxy on how to provide your voting instructions to Vanguard. With respect to participants in DMG Union and Non-Union 401(k) Plans, if such participant’s voting instructions (regardless of method, i.e., Internet, mail or phone) are not received by 11:59 p.m. Eastern time on [—], 2011 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the DMG Union and Non-Union 401(k) Plans for which Vanguard received timely instructions. With respect to participants in the Dynegy and DNE 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e., Internet, mail or phone) are not received by 11:59 p.m. Eastern time on [—], 2011 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the Dynegy and DNE 401(k) Plans for which Vanguard received timely instructions. Participants in the 401(k) plans must vote through Vanguard and may not vote in person at the special meeting.

With respect to shares of our common stock held by our 401(k) plans, Fiduciary Counselors Inc. has been appointed to act as the independent fiduciary responsible for ensuring that procedures are in place to safeguard the confidentiality of your proxy directions to the trustee and that those procedures are being followed.

As of [—], 2011, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any Company stock options or Company phantom stock units), representing [—]% of the outstanding shares of our common stock, and all of the directors and executive officers of the Company have informed the Company that they currently intend to vote all of their shares of our common stock “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The directors and executive officers of the Company have also informed the Company that they would not vote such shares of our common stock in favor of the adoption of the merger agreement if any person makes a superior proposal (as described in “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [—]) to the Company or if the board effects a change of recommendation (as described in “The Merger Agreement—Termination” beginning on page [—]).

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of the our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Dynegy Inc., Attention: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

If you tender your shares in the offer, and such shares are accepted for payment by Parent prior to the record date for any vote or action, you will irrevocably appoint Parent and any designee of Parent as your attorneys-in-fact and proxies, each with full power of substitution and resubstitution, to vote in such manner as each such attorney-in-fact and proxy or his substitute shall, in his sole discretion, deem proper, and otherwise act (including pursuant to written consent) with respect to such shares; and you will not have the right to vote such shares with respect to the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. In addition, the chairman of the board has the ability to recess the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the first quarter of 2011. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger—Closing and Effective Time of Merger” beginning on page [—].

Rights of Stockholders Who Seek Appraisal

Stockholders who do not tender their shares of our common stock in the offer and do not vote in favor of adoption of the merger agreement are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the per share merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must deliver a written demand for appraisal of your shares of our common stock to the Company before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex F to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

Dynegy has retained D.F. King Co., Inc., which we refer to as D.F. King, for consulting, analytic and information agent services. Under its engagement letter, D.F. King is entitled to receive a monthly fee of $15,000 plus the reimbursement of reasonable expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact D.F. King by calling (800) 697-6975 (toll-free).

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into the Company in accordance with the provisions of the DGCL. The Company will be the surviving corporation in the merger and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger, except expressly as set forth in the merger agreement. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger other than the excluded shares will be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, less any applicable withholding taxes.

Background of the Merger

The board and management of the Company have been engaged for over two years in an ongoing review of the Company’s operating and strategic opportunities and risks. This review has been conducted against a backdrop of continuing declines in the market prices of natural gas and wholesale electricity. These declines have reduced the outlook for the cash flow that can be expected to be generated by the Company in the next several years, and the board has not identified any economic or industry factors that create a reasonable basis for believing that the market price declines will reverse in the next several years. The declining cash flow generation capacity of the Company, combined with its high level of indebtedness and the need to incur additional indebtedness to fund operations and required environmental capital expenditures, have led the board to conclude that the risks of pursing a standalone business strategy are considerable.

In April 2007, the Company consummated a transaction with LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P. and LS Power Associates, L.P., which we refer to collectively as LS Power, pursuant to which LS Power contributed certain power generation assets to the Company in exchange for approximately 40% of the our common stock. The transaction with LS Power was entered into to increase the scale of, and to diversify, the Company’s asset base in part to make the Company a more attractive acquisition candidate or merger partner for another merchant generating company or utility company. However, not long after that transaction was completed, natural gas prices began what has been on ongoing decline, and the Company, despite efforts in the spring of 2009 and the spring of 2010, was unable to find a party willing to pursue a business combination with it.

In the spring and summer of 2009, Dynegy engaged in negotiations with LS Power and ultimately agreed to a transaction regarding the purchase by LS Power of (i) the Company’s interests in eight power generating project companies and Dynegy Sandy Creek Holdings, LLC and (ii) $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of Dynegy Holdings Inc., a wholly-owned subsidiary of the Company, in exchange for approximately $970 million in cash (after working capital adjustments made at closing but subject to post-closing adjustments) and relinquishment of 245 million shares of Class B common stock of the Company held by LS Power. The Company and LS Power entered into a definitive agreement with respect to this transaction in August 2009, and the transaction was completed in December 2009. In connection with the completion of this transaction, various special approval, board representation and other blocking and governance rights held by LS Power were eliminated.

In April 2010, the Company began preliminary discussions with NRG regarding a possible acquisition of the Company by NRG. However, in June 2010 NRG advised the Company that it was not interested in acquiring the Company. NRG had been working with Blackstone to determine whether Blackstone would be willing to acquire the Company’s coal generation assets as part of an acquisition by NRG of all of the Company. When NRG ended discussions with the Company, representatives of Blackstone contacted the Company to see if the Company would be willing to permit Blackstone to attempt to develop a proposal of its own to acquire all of the Company for cash. The Company agreed to do so, and on August 13, 2010, the Company entered into the prior merger agreement with affiliates of Blackstone, pursuant to which the Company would have been acquired and our stockholders would have received $4.50 per share of our common stock in cash.

On October 12, 2010 Carl Icahn and certain of his affiliates, which we refer to collectively as the Icahn Entities, filed a Schedule 13D with the SEC disclosing that the Icahn Entities beneficially owned approximately 9.9% of the our common stock. The Icahn Entities filed several subsequent amendments to their Schedule 13D, and based on the Icahn Entities’ most recent Schedule 13D amendment filed with the SEC as of the date of this proxy statement, the Icahn Entities beneficially own approximately 14.9% of the our common stock, including approximately 5% owned through options to acquire our common stock. The Icahn Entities stated that they intended to vote against approval of the proposal to adopt the prior merger agreement. Another entity, Seneca Capital Investments L.P. and certain of its affiliates, which we refer to collectively as Seneca, also acquired beneficial ownership of approximately 9.3% of our common stock and indicated that they intended to vote against approval of the proposal to adopt the prior merger agreement. Seneca also subsequently solicited proxies in opposition to the proposal to approve the prior merger agreement.

On October 19, 2010, senior management of the Company met with Carl Icahn and other representatives of the Icahn Entities at the Icahn Entities’ offices to seek his support for the prior merger agreement. Representatives of Greenhill, one of the Company’s financial advisors, attended the meeting.

On November 12, 2010, the Icahn Entities amended their Schedule 13D to disclose that they intended to vote against approval of the proposal to adopt the prior merger agreement and would demand appraisal rights under Delaware law. In addition, the Icahn Entities indicated that they would consider offering a short-term replacement credit facility if that would mitigate the Company’s liquidity concerns. The Company subsequently responded that the Company required a long-term solution rather than a short-term solution provided by the short-term replacement facility offered by the Icahn Entities.

On November 16, 2010, representatives of Blackstone advised senior management of the Company that Blackstone intended to increase the merger consideration to $5.00 per share of our common stock in cash. Later that day the board met and approved an amendment to the prior merger agreement to, among other things, increase the merger consideration. The special meeting of stockholders of the Company that had been called for November 17, 2010 was convened on that date, and in order to provide stockholders of the Company time to consider the price increase, the polls were declared open until 4 p.m., central time, on November 23, 2010, and the meeting was recessed until a half an hour before the polls were to close.

On November 22, 2010, the board held a meeting. Several members of senior management and representatives from Greenhill, Goldman Sachs, and Sullivan & Cromwell LLP, the Company’s outside counsel, which we refer to as Sullivan & Cromwell, participated in this meeting. Members of senior management updated the board with respect to the transaction with Blackstone, the meeting of stockholders of the Company to consider the prior merger agreement that was scheduled to continue on November 23, 2010, and the alternatives available to the Company in the event that Company stockholders did not approve the prior merger agreement, which at that point seemed highly likely. Members of senior management, representatives from Sullivan & Cromwell and the board discussed the creation of the special committee to be comprised of non-management independent directors to oversee a continuation of the Company’s review of strategic alternatives on a basis that would be open to all potential acquirors and to review again the value-creation potential of asset sale and restructuring possibilities. The mandate of the special committee included, without limitation, consideration of (i) a possible restructuring of the operations of the Company and its subsidiaries, (ii) possible changes to the capital structure of the Company, including, without limitation, the issuance, repurchase and/or prepayment of indebtedness or equity securities, (iii) a possible sale of a material amount of the assets of the Company, (iv) a possible sale of the Company and (v) any corporate governance matters relating to the foregoing matters or the composition of the board (which we refer to collectively as the strategic alternatives). At the conclusion of the meeting, and generally at the conclusion of all meetings of the board described below, the board held an executive session with only representatives of Sullivan & Cromwell and members of the board present and then an executive session with only non-executive members of the board and representatives of Sullivan & Cromwell present.

On November 23, 2010, the Company announced that it intended to immediately commence an open strategic alternatives process to solicit proposals from potentially interested parties, including the Icahn Entities and Seneca, and carefully review its standalone strategic alternatives if the prior merger agreement was not approved by stockholders of the Company, as well as the creation of the special committee and the adoption of the rights agreement and certain procedural bylaw amendments relating to the calling of meetings of the board and procedures for action by written consent. The special meeting of stockholders of the Company was reconvened on that day and the prior merger agreement was not approved. The prior merger agreement was then terminated.

On November 23, 2010, following the termination of the prior merger agreement, Mr. Williamson contacted Mr. Carl Icahn to discuss Mr. Icahn’s interest in the Company’s open strategic alternatives process. Mr. Icahn informed Mr. Williamson that he was potentially interested in exploring a transaction involving the Company.

On November 24, 2010, Mr. Williamson received a call from Mr. Icahn and they discussed Mr. Icahn’s interest in the Company’s open strategic alternatives process further. Mr. Icahn indicated he would be interested in moving quickly towards determining whether he would be interested in a potential transaction with the Company, and Messrs. Icahn and Williamson agreed to have their respective representatives begin work on a confidentiality agreement that would permit the Icahn Entities to receive certain material non-public information concerning the Company in order to permit them to determine if they wished to make a proposal to acquire the Company.

On November 26, 2010, the board held a meeting. Several members of senior management and representatives from Sullivan & Cromwell participated in this meeting. Senior management discussed with the board the parties that would potentially have an interest in a transaction involving the Company and the strategy for contacting such parties during the open strategic alternatives process.

On November 29, 2010, at the direction of the special committee, representatives of Greenhill and Goldman Sachs began contacting parties to assess their interest in a potential transaction involving the Company, including those parties that had previously expressed an interest in a transaction with the Company and/or executed a confidentiality agreement with the Company during the “go-shop” period under the prior merger agreement.

On November 30, 2010, Mr. Williamson, Holli Nichols, Executive Vice President and Chief Financial Officer of the Company, and representatives from Greenhill, Goldman Sachs and Sullivan & Cromwell met with Mr. Icahn and representatives from the Icahn Entities at the Icahn Entities’ offices. At that meeting, the parties discussed the Company’s strategic options in light of the termination of the prior merger agreement as well as the parties entering into a confidentiality agreement. In the following days, representatives from the Icahn Entities, the Company and their respective advisors exchanged drafts of, but did not execute, a confidentiality agreement that also included a standstill agreement that, among other things, restricted the Icahn Entities’ ability to buy or sell the Company’s securities for a limited period of time.

On December 3, 2010, the special committee held a meeting. Mr. Williamson and representatives from Sullivan & Cromwell participated in the meeting. Representatives from Sullivan & Cromwell reviewed with the directors their fiduciary duties under applicable law. Mr. Williamson then updated the special committee on the status of discussions with the Icahn Entities regarding the confidentiality agreement as well as a potential structure and terms of a transaction with the Icahn Entities. The special committee, Mr. Williamson and representatives from Sullivan & Cromwell discussed the status of discussions with the Icahn Entities as well as the potential structure and terms of a transaction with the Icahn Entities, including terms the Company might seek to make clear its ability to continue to pursue the open strategic review process with minimal impediments. The special committee, Mr. Williamson and representatives from Sullivan & Cromwell also discussed the status of the solicitation of interest from potential acquirors, and other matters related to the Company’s strategic alternatives process.

Beginning on December 6, 2010, representatives from Greenhill and Goldman commenced sending confidentiality agreements to potential acquirors who had not previously entered into confidentiality agreements with the Company.

On December 7, 2010, representatives from the Icahn Entities and representatives from the Company and Sullivan & Cromwell participated in a teleconference to discuss the confidentiality agreement. Representatives from the Icahn Entities informed representatives from the Company and Sullivan & Cromwell that in connection with entering into the confidentiality agreement, the Icahn Entities would also want the Company to amend the rights agreement in order to count shares already beneficially owned by a party launching a tender offer towards the majority of shares minimum condition in the definition of “qualifying offer”, count readily marketable securities for purposes of determining if an offer is fully financed, remove the requirement that the funds with respect to funding the offer be segregated and maintained solely for the purpose of funding the offer and remove limitations on the ability of persons who conduct unsuccessful tender offers to conduct subsequent tender offers within one year. During this teleconference, representatives from the parties and their respective advisors also discussed a potential structure and general terms of a transaction between the Icahn Entities and the Company.

On December 8, 2010, Mr. Icahn called Mr. Williamson and informed Mr. Williamson that he had decided that the Company’s publicly available information was sufficient for he and his representatives to assess the Company and that the parties should focus their efforts on reaching an agreement with respect to the key terms of a definitive agreement with respect to an acquisition of the Company. Mr. Icahn also informed Mr. Williamson that the price per share he was considering offering was $5.50 in cash, and that he was inclined to agree to effect a back-end merger for any shares not acquired in a first-step tender offer at the same price paid for shares tendered in the tender offer and to vote and/or tender shares he owned in support of a higher cash offer in the event he decided not to offer to top such a higher cash offer. Mr. Williamson informed Mr. Icahn that he thought that approach could be a basis for further discussion but that he needed to discuss it with the special committee.

On December 9, 2010, the special committee held a meeting. Several members of senior management and representatives from Greenhill, Goldman Sachs, and Sullivan & Cromwell participated in this meeting. Mr. Williamson updated the special committee regarding the discussions with Mr. Icahn, including Mr. Icahn’s then current preference to proceed directly to discussions regarding a transaction involving the Company rather than the confidentiality agreement the parties had been discussing. Mr. Williamson also updated the special committee regarding the price of $5.50 per share in cash that Mr. Icahn indicated he was considering offering in a transaction, and Mr. Icahn’s inclination to agree to effect a back-end merger for any shares not acquired in a first-step tender offer at the same price paid for shares tendered in the tender offer and to vote and/or tender shares he owned in support of a higher cash offer in the event he decided not to offer to top such a higher cash offer. The special committee, Mr. Williamson and representatives from Greenhill, Goldman Sachs, and Sullivan & Cromwell then discussed the proposed terms of a transaction with the Icahn Entities, including the fact that the Icahn Entities were prepared to enter into a definitive agreement with the Company without conducting any due diligence. Representatives from Greenhill and Goldman Sachs were then excused from the meeting, and senior management of the Company then updated the special committee on the status of discussions with potential financial advisors regarding an analysis of the Company’s restructuring alternatives. Following discussion among the special committee, the special committee determined that Mr. Williamson should continue discussions with the Icahn Entities regarding a potential transaction and that the Company should provide the Icahn Entities with a proposed merger agreement on the terms discussed with the special committee. The special committee also instructed members of senior management not to discuss any management retention, post-closing employment or equity investment in a potential transaction with representatives from the Icahn Entities without authorization from the special committee, and members of senior management confirmed that no such discussions had taken place. At the conclusion of the meeting, and generally at the conclusion of all meetings of the special committee described below, the special committee held an executive session with only representatives of Sullivan & Cromwell and members of the special committee present. Immediately following the conclusion of the special committee meeting, the board held a meeting. Several members of senior management and representatives from Sullivan & Cromwell participated in this meeting. Representatives from Sullivan & Cromwell discussed with the board the proposed amendments to the rights agreement requested by representatives of Icahn, and following discussion among the board, the board authorized senior management of the Company to implement the proposed amendments to the rights agreement.

On December 10, 2010, representatives from Sullivan & Cromwell sent representatives of the Icahn Entities a draft merger agreement. Later that same day, representatives from the Company and Sullivan & Cromwell attended a meeting with representatives of the Icahn Entities to discuss the draft merger agreement. From that day until the merger agreement and related documents were executed in the early morning of December 15, 2010, the parties and their respective representatives negotiated the terms of the definitive documents. Significant issues discussed included, but were not limited to, the conditions to closing of the offer and the merger, the circumstances under which the merger agreement could be terminated and the termination fees that would be payable, the definition of a superior proposal, the circumstances under which the Icahn Entities would be required to vote and/or tender their shares in favor of a superior proposal, the ability of the Company to continue its standalone restructuring analysis during the pendency of a “go-shop” period, and the ability of the Icahn Entities to continue the offer notwithstanding a termination of the merger agreement in certain circumstances. Also on December 10, 2010 and on a periodic basis until the merger agreement and related documents were executed in the early morning of December 15, 2010, Mr. Williamson negotiated with Mr. Icahn regarding an increase to the $5.50 per share in cash offer price.

On December 11, 2010, representatives from Sullivan & Cromwell sent Icahn’s representatives a revised draft of the merger agreement.

Later on December 11, 2010, the special committee held a meeting. Several members of senior management and representatives from Greenhill, Goldman Sachs, and Sullivan & Cromwell participated in this meeting. Representatives from Sullivan & Cromwell reviewed with the directors their fiduciary duties under applicable law. Mr. Williamson updated the special committee on the status of discussions with representatives of the Icahn Entities. Senior management reviewed with the special committee the Company’s updated financial forecasts described in “—Certain Company Forecasts” beginning on page [—]. Following discussion among the special committee, the special committee determined that it could agree to the Icahn Entities’ request that the Company postpone the retention of a restructuring financial advisor, which the Icahn Entities objected to as an unnecessary expense, during the pendency of the proposed transaction with the Icahn Entities and instructed senior management and representatives from Greenhill and Goldman Sachs to review restructuring alternatives that may be available to the Company.

On December 12, 2010, the special committee and the board held a joint meeting. Several members of senior management and representatives from Greenhill, Goldman Sachs, and Sullivan & Cromwell participated in this meeting. Mr. Williamson updated the directors regarding the discussions with the Icahn Entities. Mr. Williamson noted that the Icahn Entities and their representatives had not reached agreement with the Company on the circumstances under which the Icahn Entities would be required to vote and/or tender their shares in favor of a superior proposal. The directors discussed with representatives of Greenhill and Goldman Sachs the impact that various requirements might have on a “go-shop” process. Representatives from Greenhill and Goldman Sachs and management then reviewed with the directors several potential standalone restructuring alternatives that may be available to the Company. The special committee discussed these alternatives with the financial advisors and management and concluded that the restructuring alternatives were not preferable to the offer and the merger and that under the circumstances the special committee was willing to defer the retention of a restructuring financial advisor during the pendency of a transaction with the Icahn Entities and completion of the open strategic alternatives process. However, the special committee also directed senior management to continue to prepare for the possibility that any transaction with the Icahn Entities might not be completed and that the Company might be required to pursue standalone alternatives.

Following the joint meeting of the special committee and board, representatives of the Company, the Icahn Entities and their respective advisors continued discussions regarding the terms of the draft merger agreement and the related documents. Representatives of the Icahn Entities informed the Company that the Icahn Entities wanted to require the Company to confirm following the execution of the merger agreement that the Company’s pension termination liability and environmental capital expenditures and environmental liabilities under applicable law would not exceed certain prescribed amounts. From that day until the merger agreement and related documents were executed in the early morning of December 15, 2010, representatives from the Company, the Icahn Entities and their respective advisors negotiated the terms of these requirements.

In the evening of December 14, 2010, the special committee held a meeting to discuss the potential transaction with the Icahn Entities, which meeting continued until the early morning, Eastern time, of December 15, 2010. Several members of senior management and representatives from Greenhill, Goldman Sachs and Sullivan & Cromwell participated in this meeting. Representatives from Sullivan & Cromwell reviewed with the directors their fiduciary duties under applicable law, as well as the terms of the draft merger agreement, the support agreement, the guarantee and amendments to the rights agreement. Such amendments would count shares already beneficially owned by a party launching a tender offer towards the majority of shares minimum condition in the definition of “qualifying offer”, count readily marketable securities for purposes of determining if an offer is fully financed, remove the requirement that the funds with respect to funding the offer be segregated and maintained solely for the purpose of funding the offer, remove limitations on the ability of persons who conduct failed tender offers to conduct subsequent tender offers within one year and exempt the Icahn Entities from the applicability of the rights agreement with respect to the transactions contemplated by the merger agreement and the support agreement. Senior management and representatives of Greenhill, Goldman Sachs and Sullivan & Cromwell updated the special committee on the status of discussions with the Icahn Entities with respect to the transaction and the transaction documents. In addition to considering the Icahn transaction, the special committee also reviewed restructuring alternatives and a commodity sensitivity analysis prepared by the financial advisors along with additional external analysis on the state of natural gas drilling economics in North America. The purpose of this additional analysis was to add commodity price upside potential into the valuation parameters. The conclusion was that the restructuring alternatives for a public stockholder were not likely to be more favorable than the Icahn transaction. Each of Greenhill and Goldman Sachs delivered its oral opinion to the special committee and the board (which was subsequently confirmed by delivery of a written opinion), to the effect that, as of the date of their respective written opinions, and based on and subject to various assumptions and limitations described in its written opinion, the $5.50 in cash per share to be received by, or paid to (as set forth in the applicable written opinion) the holders (excluding Parent, Merger Sub and any of their affiliates) of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following these discussions, the special committee determined that moving forward with the terms contained in the draft merger agreement with Parent and Merger Sub was in the best interests of the Company’s stockholders. Thereafter, the special committee unanimously recommended that the board approve and recommend the merger agreement and the transactions contemplated thereby, the support agreement, the guarantee and the amendment to the rights agreement. Immediately following conclusion of the special committee meeting, the board held a meeting. Several members of senior management and representatives from Greenhill, Goldman Sachs and Sullivan & Cromwell participated in this meeting. The board, based on the foregoing recommendation of the special committee and for the reasons detailed in “—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors”, unanimously (i) determined that the offer and the merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer and the merger, (iii) recommended that holders of shares accept the offer, tender their shares into the offer, and, if required by applicable law, vote their shares of our common stock in favor of adoption of the merger agreement, (iv) directed that, to the extent required by applicable law, the merger agreement be submitted to the holders of shares of our common stock for their adoption at a stockholders’ meeting in accordance with applicable law or regulation (unless Parent notifies the Company that it elects to proceed by written consent of stockholders in lieu of a meeting of stockholders), and (v) approved the support agreement, the guarantee and the amendment to the rights agreement.

In the early morning of December 15, 2010, Parent, Merger Sub and the Company executed the merger agreement, the Company and the support parties executed the support agreement, the Company and the guarantor executed the guarantee and the Company and the guarantor issued a joint press release announcing the execution of the merger agreement.

The merger agreement provides that, until 11:59 p.m., Eastern time, on January 24, 2011, the Company is allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals. At the direction of the special committee, Greenhill and Goldman Sachs are conducting this “go-shop” process on behalf of the Company and as of the date of this proxy statement have contacted more than 50 potentially interested parties. The special committee has not authorized any member of senior management to discuss any management retention, post-closing employment or equity investment in a potential transaction with representatives from the Icahn Entities or any other interested party.

Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors

Special Committee

Following the stockholders’ failure to approve the prior merger agreement and the termination of the prior merger agreement, the board determined to continue with a comprehensive review of the Company’s various strategic alternatives, including, if appropriate, a possible sale of the Company. The board determined to form the special committee consisting of non-management independent directors for the purpose of directing this review process. The board appointed each of Patricia A. Hammick, David W. Biegler, Victor E. Grijalva, Howard B. Sheppard and William L. Trubeck as members of the special committee, with Ms. Hammick serving as the chairman of the special committee. The board delegated to the special committee the full power and authority to, among other things, (a) explore any strategic alternatives; (b) take all such actions as it may deem necessary or appropriate in connection with effecting any strategic alternative; (c) initiate and participate in discussions with, or otherwise assist or facilitate proposals from, any parties regarding any strategic alternative; (d) review, evaluate or negotiate the terms of any strategic alternative, including negotiating a definitive agreement or agreements; (e) determine whether any strategic alternative is advisable, fair to and in the best interests of the Company’s stockholders (other than any stockholders who are interested in any such strategic alternative); and (f) report to the board its recommendation with respect thereto in a manner designed to serve the best interests of the Company and its stockholders.

The special committee, at a meeting held on December 14, 2010, unanimously (i) determined that the offer and the merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement, the offer, the merger and the other transactions contemplated thereby, iii) recommended that holders of shares accept the offer, tender their shares into the offer and, if required by applicable law, adopt the merger agreement and (iv) approved the support agreement, the guarantee and the amendment to the rights agreement. At this same meeting, the special committee also unanimously recommended to the board that it (I) determine that the offer and the merger are fair to, and in the best interests of, the Company and its stockholders, (II) approve and declare advisable the merger agreement and the transactions contemplated thereby, including the offer and the merger, (III) recommend that holders of shares accept the offer, tender their shares into the offer, and, if required by applicable law, vote their shares of our common stock in favor of adoption of the merger agreement, (IV) direct that, to the extent required by applicable law, the merger agreement be submitted to the holders of shares of our common stock for their adoption at a stockholders’ meeting in accordance with applicable law or regulation (unless Parent notifies the Company that it elects to proceed by written consent of stockholders in lieu of a meeting of stockholders), and (V) approve the support agreement, the guarantee and the amendment to the rights agreement. We refer to the foregoing determination, approval, declaration of advisability, resolution and recommendation of the special committee as the special committee approval and recommendation.

In evaluating the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement and making the special committee approval and recommendation, the special committee consulted with our management team, as well as our outside legal and financial advisors, and considered a number of factors. Some of the factors considered by the special committee and described below weighed in favor of having the Company continue as an independent entity and thus not making the special committee approval and recommendation. However, the special committee determined that more of the factors that it considered, including the qualitative importance of such factors, weighed in favor of the special committee approval and recommendation and outweighed the potential benefits of the Company continuing as an independent entity and initiating necessary financial restructuring activities based on possible improvements in commodities and financing conditions and other fundamentals underlying the Company’s business. In particular, the special committee concluded that if such improvements occurred, continuing the Company as an independent entity could potentially permit the shares to trade at prices higher than the offer price and the per share merger consideration but that the Company’s ability to successfully implement a financial restructuring and operate during the interim period before such improvements, if any, occurred would be attended by significant risk and made such a strategy inadvisable.

In reaching the determination to make the special committee approval and recommendation, the special committee considered the following material factors as supporting its decision (not necessarily in any relative order of importance):

•	management’s and the special committee’s views and opinions regarding the electric generation industry;

•

the special committee’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects and risk profile of the Company as an independent entity;

•

the Company’s ability, under the merger agreement, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on January 24, 2011, to initiate, solicit and encourage alternative acquisition proposals from third parties and to provide non-public information and to engage in discussions and negotiations with third parties with respect to such proposals;

•

the special committee’s belief that the offer and the merger were likely to establish a $5.50 per share in cash floor price for any acquisition transaction, the ability of the Company to continue until 11:59 p.m., Eastern time, on January 24, 2011 its solicitation of acquisition proposals and the special committee’s belief that creating a path for a potential buyer to obtain the support of the Icahn Entities for a superior proposal improved the prospects for persuading another buyer to make an acquisition proposal;

•

the special committee’s belief that the offer and/or the merger are more favorable to our stockholders than the alternatives to the offer and/or merger, which belief was formed based on the Company’s previous discussions with potentially interested parties with respect to potential strategic transactions, including discussions during the “go-shop” period under the prior merger agreement, and the special committee’s review, with the assistance of its financial advisors and senior management of the Company, of the strategic alternatives available to the Company, including the Company’s standalone restructuring alternatives and the fact that the depressed market for sales of generating facilities as of December 15, 2010 makes it challenging to fund cash flow requirements through sales of assets. In particular, the special committee believed that pursuing such a strategy would increase the leverage and risk profile of the Company and amplify the risk associated with a further deterioration in values of generating plants, or adverse regulatory, operating or financial developments. The special committee further believed, on the basis of the above-described review, that, on the whole, the strategic alternatives available to the Company, including its standalone restructuring alternatives, were not of themselves likely to yield long-term value to our stockholders that was more attractive than the value offered by the transactions contemplated by the merger agreement, particularly in light of the attendant risks;

•	the presentations to the special committee and the board on December 14, 2010 and the financial analyses reviewed therewith of Greenhill and Goldman Sachs, and the oral opinions of each of

Greenhill and Goldman Sachs delivered to the special committee and the board on December 14, 2010 (which were subsequently confirmed by delivery of written opinions) to the effect that, as of the date of their respective written opinions, and based on and subject to various assumptions and limitations described in its written opinion, the $5.50 in cash per share to be received by, or paid to (as set forth in the applicable written opinion) the holders (excluding Parent, Merger Sub and any of their affiliates) of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the captions “—Opinions of the Company’s Financial Co-Advisors—Opinion of Greenhill & Co.” and “—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs & Co.” beginning on page [—];

•

the absence of any meaningful economic or industry indicator suggesting that the forward curves for natural gas and electricity prices were too low, which indicated that any increase in the fundamental value of the Company, which ordinarily would be expected to increase with increases in the price of natural gas and electricity, may not occur until at least several years into the future;

•	the fact that the offer price and the per share merger consideration represented:

•	a premium of approximately 98% to the closing share price of our common stock on August 12, 2010, the last trading day prior to the public announcement of the prior merger agreement; and

•	a premium of 10% to the per share merger consideration contained in the prior merger agreement.

•

the fact that (i) the Company is projected, based upon the Company forecasts described under “—Certain Company Forecasts” beginning on page [—] (which used commodity pricing assumptions through 2012 based upon November 29, 2010 price curves; commodity pricing assumptions after 2012 were based upon November 29, 2010 price curves and adjusted based upon management’s fundamental outlook), to have substantial negative “operating cash flow less total capital expenditures” over the next four fiscal years starting in fiscal year 2011, (ii) while mandated environmental expenditures in the Company’s plants under current law and under a consent decree to which the Company is subject are a significant factor in these negative cash flows, these Company forecasts do not assume any incremental expenditures mandated by new laws or regulations that may come into effect in the future, and (iii) the Company would be dependent on the bank and capital markets to fund these negative amounts through additional borrowings, sales of assets or sales of debt and/or equity securities, and, in light of the Company’s substantial leverage, access to the bank and capital markets, particularly on reasonable economic or operating terms, could be difficult or impossible to achieve;

•

the fact that (i) absent significant improvements in market and operating conditions or a successful refinancing, it is projected that the Company would require a waiver by the middle of 2011 of the requirement of its existing credit facility that it comply with certain financial covenants, (ii) the revolving portion of the Company’s credit facility expires by its terms in 2012 and the term letter of credit and senior secured term loan portions of the Company’s credit facility expire by their terms in 2013, (iii) management believes that the existing credit facility could be amended to address the projected need for a financial covenant waiver for the near term, but that the terms of the amendment, combined with the terms of other debt securities that would need to be issued, would likely significantly restrict the Company’s future financial flexibility and (iv) management believes it is uncertain whether credit would be available in sufficient amounts after expiration of the credit facility to permit the Company to fund its operations on a reasonable basis, indicating that the amount of time available for improved electricity prices to emerge and to be of substantial benefit to the Company could be limited;

•

the fact that although a substantial majority of the Company’s indebtedness is trading at a discount to its principal amount, with an aggregate discount of approximately $907 million or approximately $7.50 per share, the Company’s limited financial flexibility and past experience with debt repurchases suggested, in the opinion of management of the Company and assuming that the Company were able to raise sufficient funds, that fully capturing this discount for the benefit of the holders of shares would likely not occur in practice;

•

the potential materially adverse earnings and cash flow impact on the Company if it is unable to enter into new coal transportation contracts on pricing terms comparable to its existing coal transportation contracts, which expire in 2013 and contain pricing terms significantly more favorable to the Company than current market rates;

•	the likelihood that the offer and the merger would be completed, based on, among other things (not necessarily in any relative order of importance):

•	the reputation and financial condition of the guarantor;

•	the guarantor’s ability to complete large acquisition transactions;

•	the fact that there is no financing condition to the completion of the offer or the merger in the merger agreement;

•

the guarantee from the guarantor to the Company guaranteeing certain of Parent’s and Merger Sub’s obligations under the merger agreement prior to the closing of the merger, including the payment of the aggregate offer price and the per share merger consideration, which, in the reasonable judgment of the special committee, increases the likelihood of the offer and/or the merger being completed;

•

the Company’s ability under the merger agreement to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement; and

•

the Company’s ability under the merger agreement to pursue damages after any termination of the merger agreement, which the parties have acknowledged and agreed in the merger agreement will not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including the transaction premium, other transaction opportunities and the time value of money);

•

the fact that the all-cash offer price and per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares, while avoiding medium- and long-term business risk, and while also providing stockholders certainty of value for their shares and the opportunity to reinvest in other investments that would permit stockholders to benefit from any improvement in the prices of natural gas and electricity, with less risk of loss if those prices do not increase in the medium- or long-term;

•

the Company’s ability, under certain circumstances specified in the merger agreement, at any time from and after 12:00 a.m., Eastern time, on January 25, 2010 and prior to the earlier of the time the Company stockholders adopt the merger agreement and the closing of the offer, to consider and respond to a written acquisition proposal or provide non-public information to or engage in discussions or negotiations with the person making such a proposal if the board, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions could be inconsistent with the board’ fiduciary duties under applicable law and, after consultation with its financial advisor, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and to, or propose to, authorize, adopt, approve, recommend or otherwise declare advisable such acquisition proposal, if, prior to taking any such action, the board complies with its obligations relating to the taking of such action under the merger agreement and determines in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal is a superior proposal;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal; provided that the Company complies with its obligations relating to the entering into of any such agreement and immediately prior to or substantially concurrently with the termination of the merger agreement the Company pays a termination fee of

$16.3 million, which termination fee obligation the special committee concluded was reasonable in the context of termination fee obligations in comparable transactions and in light of the overall terms of the merger agreement, including the offer price and the per share merger consideration;

•

the obligation of Parent, Merger Sub and certain of their respective affiliates to vote, tender for purchase or deliver a consent with respect to their shares in favor of the adoption of an alternative acquisition agreement with respect to a superior proposal and any transaction set forth in such an alternative acquisition agreement and/or into any tender offer contemplated by such alternative acquisition agreement, if the superior proposal set forth in such alternative acquisition agreement meets certain criteria, including that the superior proposal be an all-cash, all shares offer from a person that meets certain financial requirements and that the alternative acquisition agreement contain certain terms;

•

the Company’s ability, under the merger agreement, to withhold, withdraw, qualify or modify the board’s recommendation under any circumstance, subject to Parent’s subsequent right to terminate the merger agreement and, in such event, the Company’s obligation to pay to Parent a termination fee of $16.3 million;

•

the special committee’s review of the potential costs associated with executing the merger agreement, including change in control severance and related costs as well as estimated advisor fees, which the special committee concluded were reasonable and would not affect the advice from, or the work performed by, senior management of the Company or the Company’s financial advisors in connection with the evaluation of the offer, the merger and the merger agreement by the special committee or the board;

•

in the event the merger is completed, the availability of appraisal rights under the DGCL to holders of our common stock who comply with all of the required procedures under the DGCL, which allows such holders in connection with the merger to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery; and

•	the fact that the termination date under the merger agreement allows for sufficient time to complete the offer and/or the merger.

As noted above, in reaching the decision to make the special committee approval and recommendation, the special committee also considered a variety of potentially negative factors concerning the offer, the merger and the merger agreement, including the following (not necessarily in any relative order of importance):

•

the fact that completion of the merger would preclude our stockholders from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of our shares;

•

the fact that holders of only approximately 27% of our common stock supported approval of the prior merger agreement, which provided, after amendment, for the sale of the Company for $5.00 per share in cash;

•

the low proportion of equity value (approximately $659 million based on the closing price of our shares on December 14, 2010) as a proportion of the Company’s enterprise value (approximately $4.6 billion, including capitalized lease obligations as of September 30, 2010 and based on the book value of the Company’s indebtedness as of September 30, 2010 and the offer price and the per share merger consideration) means that relatively small percentage changes in enterprise value will have substantially larger percentage effects on equity value, which means that improvements in market or operating conditions or Company performance over those projected could increase the value of our shares to levels in excess of the offer price and the per share merger consideration (while corresponding declines in gas or electricity prices or Company performance under those projected could decrease the value of our shares to levels below the offer price and the per share merger consideration);

•

the fact that (i) a substantial majority of the Company’s indebtedness is trading at a discount to its principal amount, with an aggregate discount of approximately $907 million or approximately $7.50 per share, and (ii) if the Company were able to raise sufficient funds and purchase the indebtedness at a discounted amount, that could benefit holders of shares;

•

the fact that, as of December 14, 2010, a few research analysts had target prices for our shares in excess of the offer price and the per share merger consideration, with nine analysts having an average target price of $5.33 per share;

•

although the special committee believed it had a strong basis, based upon frequent periodic reviews of the Company’s value and strategic alternatives over the prior several years, past discussions with potential strategic acquirors and financial acquirors, including during the “go-shop” period under the prior merger agreement, and after considering the views of the financial advisors as to the likely universe of potential acquirors, for believing that the offer and the merger were the best transactions reasonably likely to be available, it is possible that conclusion of the open strategic alternatives process in the absence of the merger agreement would have discovered a buyer willing to pay more than the offer price and the per share merger consideration;

•

the fact that significant costs are involved in connection with entering into and completing the offer and the merger and substantial time and effort of management is required to complete the offer and the merger, potentially resulting in disruptions to the operation of and planning for the Company’s business;

•

the fact that Parent may continue the offer notwithstanding a termination of the merger agreement under certain circumstances, including in connection with a termination of the merger agreement for a superior proposal that does not meet certain specified requirements, if the offer continues to meet certain requirements;

•

the restrictions placed on the conduct of the Company’s business prior to the earlier of the completion of the offer and the merger pursuant to the terms of the merger agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the offer and the merger;

•

the announcement and pendency of the offer and the merger, or failure to complete the offer and the merger, may cause substantial harm to relationships with the Company’s employees, suppliers and customers and may divert management and employee attention away from the day-to-day operation of our business;

•

the fact that while the Company expects that the offer and the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the offer and the merger will be satisfied;

•

the fact that Parent has the right to terminate the merger agreement on or prior to January 17, 2011 if the Company’s pension termination liability or environmental capital expenditures and environmental liabilities under applicable law are estimated to exceed certain prescribed amounts in the merger agreement;

•	Parent and Merger Sub are newly-formed corporations with essentially no assets;

•	any gain realized in an all-cash transaction would be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes;

•

the fact that the prior merger agreement requires the Company to pay within three business days of the acceleration time a termination fee equal to $16.3 million to Denali Parent in the event that the minimum condition with respect to the offer is satisfied and the offer is consummated, or the merger is consummated; and

•

our directors and executive officers have interests in the offer and the merger that are different from, or in addition to, our stockholders. See “—Interests of Certain Persons in the Merger” beginning on page [—].

The foregoing discussion of the factors considered by the special committee is not intended to be exhaustive, but rather includes the material factors considered by the special committee. In reaching its decision to make the special committee approval and recommendation, the special committee did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. The special committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The special committee based its recommendation on the totality of the information presented.

Board of Directors

The composition of our board is identical to the composition of the special committee except that the one management member of the board, Mr. Williamson, is not a member of the special committee. The board, at a meeting held on December 14, 2010 and based on the special committee approval and recommendation, (a) determined that the offer and the merger are fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer and the merger, (c) recommended that holders of shares accept the offer, tender their shares into the offer, and, if required by applicable law, vote their shares of our common stock in favor of adoption of the merger agreement, (d) directed that, to the extent required by applicable law, the merger agreement be submitted to the holders of shares of our common stock for their adoption at a stockholders’ meeting in accordance with applicable law or regulation (unless Parent notifies the Company that it elects to proceed by written consent of stockholders in lieu of a meeting of stockholders) and (e) approved the support agreement, the guarantee and the amendment to the rights agreement. We refer to the foregoing determination, approval, declaration of advisability, resolution and recommendation of the board as the board approval and recommendation.

In evaluating the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement and making the board approval and recommendation, the board consulted with our management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors (not necessarily in any relative order of importance):

•	the unanimous determination of the special committee to make the special committee approval and recommendation; and

•	the factors referred to above as having been taken into account by the special committee.

In its deliberations concerning the merger agreement, the offer and the merger, the board also considered the potentially negative factors considered by the special committee described above.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to make the board approval and recommendation, the board did not quantify or otherwise assign relative weights to the factors considered and individual directors may have given different weights to different factors. The board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board based its recommendation on the totality of the information presented.

Opinions of Financial Co-Advisors

Opinion of Greenhill & Co., LLC

On December 14, 2010, at meetings of the special committee and the board held to consider the merger agreement, Greenhill rendered to the special committee and the board an oral opinion, which was confirmed by delivery of a written opinion, dated December 14, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the $5.50 per share in cash to be received by the holders (excluding Parent, Merger Sub and any of their affiliates) of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated December 14, 2010, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion described above, Greenhill, among other things:

•	reviewed a draft of the merger agreement dated as of December 14, 2010 and certain related documents;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•

reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company, including the financial forecasts prepared by the management of the Company, reflecting, among other things, updated commodity pricing and financing assumptions, and described under “—Certain Company Forecasts” beginning on page [—] which we refer to as the financial forecasts;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for our common stock and analyzed its implied valuation multiples;

•

compared the value of the per share merger consideration to a range of implied valuations for our common stock based on valuation multiples implied by the trading values of certain publicly traded companies that Greenhill deemed relevant;

•

compared the value of the per share merger consideration to a range of implied valuations for our common stock derived by discounting future cash flows and a terminal value of the Company at discount rates Greenhill deemed appropriate;

•

compared the value of the per share merger consideration to a range of implied valuations for our common stock based on multiples implied by certain publicly available transactions that Greenhill deemed relevant involving merchant generation companies;

•

compared the value of the per share merger consideration to a range of implied valuations for our common stock based on premiums paid in certain publicly available transactions that Greenhill deemed relevant;

•	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the special committee and the board. It was not intended to be and did not constitute a recommendation to the special committee or the board as to whether they should recommend or approve the offer, merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should tender shares in connection with the offer or approve the merger or take any other action in respect of the offer or the merger at any meeting of the stockholders convened in connection with the offer or the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the Company’s underlying business decision to proceed with or effect the offer or the merger. Greenhill did not express any opinion with respect to any aspect of the offer or the merger other than the fairness to the holders of our common stock (excluding Parent, Merger Sub and any of their affiliates) of the $5.50 per share in cash to be received by them from a financial point of view. Greenhill did not express any opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the $5.50 per share in cash to be received by the holders of our common stock in the offer and the merger or with respect to the fairness of any such compensation. Greenhill expressed no opinion as to the impact of the offer or the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Greenhill’s opinion was approved by its fairness committee.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of its opinion and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the most recent financial forecasts and projections and other data that was furnished or otherwise provided to it, Greenhill assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and Greenhill relied upon such financial forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to such projections and data or the assumptions upon which they were based.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Greenhill assumed that the offer and the merger will be consummated in accordance with the terms set forth in the merger agreement and without waiver of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the offer or the merger will be obtained without any effect on the offer or the merger meaningful to its analysis.

Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of December 14, 2010. Subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

The special committee and the board retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. Greenhill acted as financial advisor to the independent director committee of the board in connection with the purchase by LS Power of (i) the Company’s interests in eight power generating project companies and Dynegy Sandy Creek Holdings, LLC and (ii) $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of Dynegy Holdings Inc., a wholly-owned subsidiary of the Company, in exchange for approximately $1.0135 billion in cash and the relinquishment of 245 million shares of Class B common stock of the Company by LS Power, announced in August 2009. In addition, Greenhill acted as financial advisor to the Company in connection with the proposed acquisition of the Company by Denali Parent announced in August 2010.

Under the terms of Greenhill’s agreement with the Company, the Company has agreed to pay Greenhill a fee of $11.5 million in the aggregate, of which $5 million was paid following delivery of Greenhill’s written opinion dated August 13, 2010, rendered in connection with the board’s consideration of the prior merger agreement and $6.5 million is payable upon consummation of the offer or the merger. The Company has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of the many factors considered by the special committee and the board in evaluating the merger agreement and should not be viewed as determinative of the views of the special committee or the board with respect to the offer or the merger.

Opinion of Goldman, Sachs & Co.

On December 14, 2010, at meetings of the special committee and the board held to consider the merger agreement, Goldman Sachs rendered to the special committee and the board an oral opinion, which was confirmed by delivery of a written opinion, dated December 15, 2010, to the effect that, as of the date of the written opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the $5.50 per share in cash to be paid to the holders (other than Parent and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 15, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee and the board in connection with their consideration of the merger agreement. The Goldman Sachs opinion is not a recommendation as to whether or not any holder of our common stock should tender their common stock in connection with the offer or how any holder of our common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management and approved for Goldman Sachs’ use by the Company, reflecting updated commodity pricing and financing assumptions, as disclosed under “—Certain Company Forecasts” beginning on page [—].

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for our common stock and the publicly traded debt securities of the Company and its subsidiaries; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the unregulated merchant power generation industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and Goldman Sachs did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the special committee and the board that the most recent internal financial analyses and updated financial forecasts for the Company prepared by its management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the offer or the merger will be obtained without any adverse effect on the Company or on the expected benefits of the offer and the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the offer and the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition of the merger agreement the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the offer or the merger, or the relative merits of the offer or the merger as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of December 15, 2010, of the $5.50 per share in cash to be paid to the holders (other than Parent and its affiliates) of our common stock pursuant to the merger agreement. Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the merger agreement or the offer or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the offer or the merger, or the impact thereof, the fairness of the offer or the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the offer or the merger, whether relative to the offer price and the per share merger consideration to be paid to the holders of shares pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the offer or the merger or any transaction entered into in connection therewith on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, December 15, 2010 and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after December 15, 2010. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs’ opinion to the special committee and the board was one of many factors taken into consideration by the special committee and the board in making their determinations to recommend and approve the merger agreement, the offer and the merger.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, any of their respective affiliates, or third parties, including Icahn Enterprises L.P., an affiliate of Parent, which is referred to as Icahn Enterprises, or any of the affiliates and portfolio companies of Icahn Enterprises or its affiliates or any currency or commodity that may be involved in the offer or the merger for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the offer and the merger.

Goldman Sachs has provided certain investment banking services to the Company and its affiliates from time to time for which its investment banking division has received, and may receive, compensation, including having acted as financial advisor to the independent director committee of the board in connection with the dissolution of the Company’s power development joint venture with LS Power in December 2008, as financial advisor to the Company in connection with the exchange of the Company’s interests in eight power generation facilities and Dynegy Sandy Creek Holdings, LLC and $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of a subsidiary of the Company, for cash and shares of Class B common stock of the Company relinquished by LS Power, announced in August 2009, and as financial advisor to the Company in connection with the proposed acquisition of the Company by Denali Parent announced in August 2010. Goldman Sachs may also in the future provide investment banking services to the Company and its affiliates and Icahn Enterprises and its affiliates and its and its affiliates’ portfolio companies for which its investment banking division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Icahn Enterprises and its affiliates from time to time and may have invested in limited partnership units of affiliates of Icahn Enterprises from time to time and may do so in the future.

The special committee and the board selected Goldman Sachs as one of its financial co-advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the offer and the merger. Under the terms of Goldman Sachs’ agreement with the Company, the Company has agreed to pay Goldman Sachs a fee of $11.5 million in the aggregate, of which $5 million was paid in connection with the announcement in August 2010 of the prior merger agreement and $6.5 million is payable upon consummation of the offer or the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Analyses by Financial Co-Advisors

The following is a summary of the material financial analyses presented by Greenhill and Goldman Sachs, which we refer to collectively as the financial co-advisors, to the special committee and the board in connection with rendering the respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the financial co-advisors, nor does the order of analyses described represent the relative importance or weight given to those analyses by the financial co-advisors. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by the financial co-advisors, the tables must be read together with the full text of each summary and are alone not a complete description of the financial co-advisors’ financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial co-advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 14, 2010, and is not necessarily indicative of current market conditions.

Selected Companies Analysis

The financial co-advisors reviewed and compared certain financial information for the Company to corresponding financial information and public market multiples for the following publicly traded companies in the merchant power generation industry, which are collectively referred to below as the selected companies:

•

Calpine Corporation (basic share count includes 44 million shares held in trust for settlement of future bankruptcy creditor claims. Adjusted pro forma for the Conectiv acquisition, the acquisition of the Broad River and South Point facilities, the sale of the Blue Spruce and Rocky Mountain facilities, and the sale of a partial interest in the Freestone facility);

•

GenOn Energy, Inc. (formerly RRI Energy, Inc.) (adjusted for the merger of RRI Energy, Inc. and Mirant Corporation at the applicable exchange ratio and based on EBITDA estimates derived by combining estimates for both companies and adjusting for the forecasted synergies for the combined company as publicly disclosed by the parties to that merger); and

•	NRG Energy, Inc. (adjusted pro forma for the acquisition of Green Mountain Energy Company and the Cottonwood Generating Station facility).

Although none of the selected companies is directly comparable to the Company, these companies were chosen because they are publicly traded companies with operations that for the purposes of this analysis may be considered similar to certain operations of the Company. With respect to the Company and the selected companies, the financial co-advisors calculated:

•

The rent-adjusted enterprise value, referred to as Rent-Adjusted EV, which is defined as the market value of common equity plus the book value of debt and preferred stock, plus an estimate of the present value of anticipated rent expense, plus minority interest, less cash, as a multiple of estimated earnings plus rent expense, before interest, taxes, depreciation and amortization, referred to as Rent-Adjusted EBITDA, for calendar year 2010;

•	The Rent-Adjusted EV as a multiple of estimated Rent-Adjusted EBITDA for calendar year 2011; and

•	The Rent-Adjusted EV as a multiple of estimated Rent-Adjusted EBITDA for calendar year 2012.

For purposes of this analysis, the multiples for each of the selected companies were calculated using (i) Rent-Adjusted EV amounts derived using the closing price of the Company’s and the selected companies’ common stock on December 14, 2010, and book value of debt, preferred stock, minority interest and cash amount reflected in, and an estimate of the present value of anticipated rent expense under operating leases based on, publicly available information regarding the selected companies as of December 14, 2010 and (ii) Rent-Adjusted EBITDA estimates for the selected companies based on the median estimates of the Company’s and the selected companies’ earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, most recently published by Institutional Broker’s Estimate System, or IBES, as of December 14, 2010 and publicly available information regarding the selected companies’ anticipated rent expense as of December 14, 2010. These multiples based on December 14, 2010 data are summarized as follows:

Selected Companies
	Range	Median
Rent-Adjusted EV as a Multiple of:
2010E Rent-Adjusted EBITDA	4.5x – 8.5x	5.4x
2011E Rent-Adjusted EBITDA	6.0x – 8.5x	6.7x
2012E Rent-Adjusted EBITDA	6.1x – 8.9x	7.7x

The multiples for the Company and each of the selected companies were also calculated using (i) Rent-Adjusted EV amounts derived using the closing price of the Company’s and the selected companies’ common stock on August 12, 2010 (the last trading day prior to the announcement of the proposed acquisition of the Company by Denali Parent), and book value of debt, preferred stock, minority interest and cash amount reflected in, and an estimate of the present value of anticipated rent expense under operating leases based on, publicly available information regarding the Company and the selected companies as of August 12, 2010 (the last trading day prior to the announcement of the proposed acquisition of the Company by Denali Parent) and (ii) Rent-Adjusted EBITDA estimates for the Company and the selected companies based on the median estimates of the Company’s and the selected companies’ EBITDA, most recently published by IBES, as of August 12, 2010 and publicly available information as of August 12, 2010 regarding the Company’s and the selected companies’ anticipated rent expense.

These multiples based on August 12, 2010 data are summarized as follows:

Selected Companies
	Range	Median	Company
Rent-Adjusted EV as a Multiple of:
2010E Rent-Adjusted EBITDA	4.8x – 8.7x	5.6x	7.9x
2011E Rent-Adjusted EBITDA	6.1x – 8.3x	6.6x	8.1x
2012E Rent-Adjusted EBITDA	6.1x – 8.2x	6.6x	8.0x

Based on these analyses and utilizing their professional judgment and experience, the financial co-advisors applied selected multiples ranging from 6.5x to 8.5x to estimated 2011 Rent-Adjusted EBITDA for the Company derived from the consensus estimates of the Company’s 2011 EBITDA most recently published by IBES as of December 14, 2010 and the Company’s estimated 2011 rent expense under its Central Hudson lease to derive a range of implied Rent-Adjusted EVs for the Company. The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied Rent-Adjusted EVs by the book value of the Company’s net debt as of September 30, 2010 and by the present value of the Company management’s estimated future rent expenses under its Central Hudson lease, calculated using a 10% discount rate, based on public presentations made by Company management. By dividing this range of implied equity values by the number of fully-diluted shares of our common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for our common stock, summarized as follows:

Illustrative Per Share Value Indications
Company 2011E IBES Rent-Adjusted EBITDA	$(4.00) – $4.83

Selected Transactions Multiples Analysis

The financial co-advisors analyzed, to the extent publicly available, certain information relating to the following selected pending or previously proposed merchant power corporate transactions:

Date Announced	Acquiror	Target	Status
04/11/2010	RRI Energy, Inc.	Mirant Corporation	Closed
(merger of equals)
07/02/2009	Exelon Corporation	NRG Energy, Inc.	Failed
(Second Bid)
10/19/2008	Exelon Corporation	NRG Energy, Inc.	Failed
(First Bid)
05/21/2008	NRG Energy, Inc.	Calpine Corporation	Failed

For each of the selected transactions, the financial co-advisors calculated and reviewed the enterprise value of the target company as a multiple of estimated EBITDA for the first full fiscal year period beginning after the applicable transaction announcement date, or FY1 EBITDA, based on IBES estimates most recently published prior to the date of the announcement of the applicable transaction. For purposes of this analysis, the target companies’ enterprise values were generally calculated by multiplying the announced per-share transaction price by the number of that target company’s fully diluted outstanding shares as disclosed in the target company’s most recent filings with the SEC prior to the announcement of the applicable transaction and adding to that result the target company’s net debt as disclosed in the target company’s most recent public filings with the SEC prior to the announcement of the applicable transaction. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are publicly traded companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s operations. The results of this analysis are summarized as follows:

Selected Transactions(1)
	Range	Median
Enterprise Value as a Multiple of:
FY1 EBITDA	5.5x – 11.4x	6.3x

(1)	Excluding NRG’s attempted acquisition of Calpine Corporation from the analysis results in a range from 5.5x to 6.4x and a median of 6.2x.

Based on this analysis, and utilizing their professional judgment and experience, the financial co-advisors applied selected multiples ranging from 5.5x to 6.5x to the unadjusted IBES consensus EBITDA estimate for the Company for calendar year 2011 to determine an indicative range of implied enterprise values of the Company. The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied enterprise values by the amount of the Company’s net debt as of September 30, 2010. By dividing this range of implied equity values by the number of fully-diluted shares of our common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for our common stock, summarized as follows:

Illustrative Per Share Value Indications
Company 2011E IBES EBITDA	$(5.34) – $(1.34)

Selected Transactions Premiums Analysis

Based on publicly-available information, the financial co-advisors analyzed the premiums paid in publicly announced change of control transactions (excluding self-tender offers, stock repurchases and exchange offers) within the United States during the five-year period ending December 14, 2010 having transaction values between $1 billion and $10 billion, and separately analyzed such change of control transactions only involving companies in the energy and power industries. None of the other companies that participated in the transactions used in this analysis is directly comparable to the Company or the transaction.

The financial co-advisors reviewed the premiums paid in these transactions represented by the per share acquisition price in each of the selected transactions as compared to the average closing share price of the target company over the periods one day, one week and one month prior to the announcement of such selected transaction. The financial co-advisors also analyzed the premiums paid in these selected transactions based on the type of consideration (e.g., all cash, mixed consideration, all stock) offered in the transaction. The results of this analysis are summarized as follows:

Section / Consideration Type	One Day	One Week	One Month
General M&A—All Deals	24%	27%	28%
General M&A—All Cash	28%	29%	30%
General M&A—Mixed Consideration	22%	25%	26%
General M&A—All Stock	16%	19%	20%
Energy / Power M&A—All Deals	17%	19%	21%
Energy / Power M&A—All Cash	27%	26%	28%
Energy / Power M&A—Mixed Consideration	18%	18%	21%
Energy / Power M&A—All Stock	11%	12%	17%

Based on this review and their professional judgment and experience, the financial co-advisors applied a range of premiums from 20% to 30% to the average closing share price of the shares over the periods one day, one week and one month prior to August 12, 2010, the last trading day before the announcement of the proposed acquisition of the Company by Denali Parent and derived a range of illustrative value indications per share for our common stock, summarized as follows:

Average Company Share Price Over Period				Illustrative Per Share Value Indications
One Day	One Week	One Month	Premium Range
$2.78	$3.69	$3.75	20% – 30%	$4.09 – $4.43

Illustrative Discounted Cash Flow Analysis

The financial co-advisors performed an illustrative discounted cash flow analysis of the Company using the financial forecasts, which are described under “—Certain Company Forecasts” beginning on page [—]. The financial co-advisors calculated an illustrative range of implied present values per share of our common stock by discounting to present value as of December 31, 2010 (a) estimates of the Company’s unlevered free cash flow for the calendar years 2011 through 2015 calculated using the updated financial forecasts and (b) illustrative terminal values for the Company as of December 31, 2015 derived by multiplying the Company management’s estimates of the Company’s 2015 Rent-Adjusted EBITDA by multiples ranging from 6.5x to 8.5x. These illustrative unlevered free cash flows and terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 8% to 12%, reflecting estimates of the Company’s weighted average cost of capital. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Company management updated financial forecasts	$(10.57) – $(1.07)

Illustrative Sum-of-the-Parts Analysis

The financial co-advisors performed an illustrative sum-of-the-parts analysis to determine a range of implied equity values for our common stock, based on hypothetical standalone valuations of each of the Company’s scrubbed coal generation assets, unscrubbed coal generation assets, simple cycle gas generation assets and combined cycle gas generation assets. In conducting this analysis, the financial co-advisors reviewed and analyzed, to the extent publicly available, certain information relating to four selected pending or closed coal asset transactions and 26 selected pending or closed natural gas asset transactions, including ten natural gas asset transactions announced in 2010.

For each selected coal or natural gas asset transaction reviewed, the financial co-advisors calculated the standalone enterprise value of the applicable coal or natural gas assets (derived from the purchase price paid in the transaction) as a multiple, referred to as EV/kW, of the generating capacity of the coal assets (expressed in kilowatts). The following summarizes the review of the four pending or closed coal asset transactions performed by the financial co-advisors:

Date Announced	Acquiror	Seller	Assets	EV/kW
11/08/2010	Arizona Public Services Company	Southern California Edison Company	Four Corners facility (Units 4 and 5)	$398

02/11/2010	First Energy Corporation	Allegheny Energy, Inc.	Allegheny Energy, Inc.’s Coal Fleet(1)	$620

04/12/2007	Cascade Investment LLC	PNM Resources, Inc.	Twin Oaks facility	$1,586

04/20/2006	International Power plc	Sempra Energy /Riverstone Holdings LLC	Coleto Creek facility	$1,903

(1)	Of the total $9.0 billion enterprise value of Allegheny Energy, Inc. implied by the transaction based on publicly available information, $5,637 million was attributed to Allegheny Energy’s regulated utility and $116 million was attributed to Allegheny Energy’s peaking and hydro facilities (total of 1,046 megawatts) based on an analyst research report published by an internationally recognized investment banking firm, as of February 1, 2010. The remaining value of $3,247 million was attributed to Allegheny Energy’s 5,236MW merchant baseload coal fleet.

The following are the 26 natural gas asset transactions, including ten transactions announced in 2010, reviewed by the financial co-advisors:

Date Announced	Acquiror	Seller	Assets

10/29/2010	Rayburn Country Electric Cooperative Inc.	Calpine Corporation	Interest in Freestone Energy Center facility

10/25/2010	Tyr Energy, Inc. and Chubu Electric Power Co.	Tenaska, Inc.	Interests in five facilities

09/09/2010	LS Power Equity Advisors LP	PPL Corporation	Interests in three facilities

08/13/2010	NRG Energy, Inc.	Kelson Limited Partnership	Cottonwood Generating Station facility

08/09/2010	Constellation Energy	Boston Generating	Five Boston facilities

05/06/2010	ArcLight Energy Partners Fund III, L.P.	KGen Power Corporation	Sandersville facility

04/21/2010	Calpine Corporation	Pepco Holdings, Inc.	Conectiv Energy fleet

04/16/2010	Constellation Energy	Navasota Holdings	Colorado Bend Energy and Quail Run Energy facilities

04/05/2010	Xcel Energy Inc.	Calpine Corporation	Rocky Mountain and Blue Spruce facilities

03/23/2010	Energy Capital Partners	BG Group plc.	Lake Road, Masspower and Dighton facilities

08/03/2009	Oglethorpe Power Corporation	Hartwell Energy Limited Partnership	Hartwell facility

08/10/2009	L.S. Power Associates, L.P.	Dynegy, Inc.	Eight gas facilities and stake in Sandy Creek

02/26/2009	Cleco Power LLC	Acadia Power Partners, LLC	Acadia Power Station

10/13/2008	Tenaska Capital Management, LLC	MACH Gen, LLC	Covert facility

09/25/2008	Puget Sound Energy, Inc.	Wayzata Opportunities Fund, LLC	Mint Farm facility

09/02/2008	SUEZ Energy North America, Inc.	FirstLight Power Enterprises, Inc.	15 facilities

06/10/2008	Global Infrastructure Partners and Foristar LLC	GIM Channelview Cogeneration, LLC	Channelview facility

05/12/2008	International Power plc	Tenaska Power Fund, L.P. and Warburg Pincus LLC	Four facilities

05/12/2008	GSC Acquisition Company	Complete Energy Holdings, LLC	La Paloma and Batesville facilities

04/22/2008	Nevada Power Company	Reliant Energy, Inc.	Bighorn facility

04/30/2008	Hastings Funds Management Ltd. and IIF BH Investment LLC	Black Hills Corporation	Seven gas facilities

Date Announced	Acquiror	Seller	Assets

04/15/2008	Hoosier Energy Rural Electric Cooperative, Inc. and Wabash Valley Power Association, Inc.	Tenaska Power Fund, L.P.	Beecher City facility

04/03/2008	Tennessee Valley Authority	Southaven Power, LLC	Southaven facility

03/31/2008	TransCanada Corporation	National Grid plc	Ravenswood facility

01/29/2008	FirstEnergy Corp.	Calpine Corporation	Fremont facility

01/21/2008	Oklahoma Gas and Electric Company	Kelson Holdings LLC	Redbud facility

The results of the review of these natural gas asset transactions are summarized as follows:

Selected Transactions
	Range	Median
All Natural Gas Asset Transactions (EV/kW)	$ 203/kW – $1,235/kW	$565/kW
2010 Natural Gas Asset Transactions (EV/kW)	$ 203/kW – $829/kW	$387/kW

Based on the foregoing analysis and other factors considered in their professional judgment and experience, including an analysis of the spot price of natural gas on the date of the announcement of each of the selected transactions, current market dynamics, the current regulatory and legislative environment and guidance from the Company’s management, the financial co-advisors selected reference ranges for the EV/kW multiples with respect to each of the Company’s scrubbed coal generation assets, unscrubbed coal generation assets, simple cycle generation assets and combined cycle generation assets. By applying these reference ranges to the respective generating capacities of each of the Company’s generation assets (excluding the Plum Point development project ownership interest), this analysis indicated an indicative range of implied generation enterprise values for the Company’s standalone generation assets, individually and in the aggregate, as summarized in the following table:

(US$ in millions) Asset Segment	Generation Capacity (MW)	Illustrative Multiple Ranges (EV/kW)				Implied Generation Enterprise Value Indications
		Low		High		Low	High
Scrubbed Coal	2,241	$500		$700		$1,121	$1,569
Unscrubbed Coal	1,273	100		150		127	191
Simple Cycle Gas Generation	4,120	200		300		824	1,236
Combined Cycle Gas Generation	4,447	300		500		1,334	2,224

Total Generation Enterprise Value	12,081	$282	(1)	$432	(1)	$3,406	$5,219

(1)	Range of EV/kW for total generation based on weighted average of capacity and ranges for each asset segment.

The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied generation enterprise values by the amount of the Company’s projected net debt as of December 31, 2010 (including the present value (calculated using a 10% discount rate) of the Company management’s estimated future rent expenses under the Company’s Central Hudson lease and Company management’s estimated environmental capital expenditures) and by an implied value of the Company’s unallocated corporate overhead expenses, derived by applying a multiple of 7.5x to Company management’s estimated 2011 general and administrative expense. By dividing this range of implied equity values by the number of fully-diluted shares of our common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for our common stock, summarized as follows:

Illustrative Per Share Value Indications
Power Generation Assets (EV/kW)	$(15.80) – $(0.80)

Historical Trading Share Prices

The financial co-advisors reviewed the highest and lowest daily closing trading share prices of our common stock during the 52-week and the 3-month periods ending on August 12, 2010, the last trading day before the announcement of the proposed acquisition of the Company by Denali Parent. The results of this review are summarized as follows:

	Daily Closing Share Price
	Low	High
Period Ending August 12, 2010:
52-week	$2.78	$13.15
3-month	$2.78	$6.65

Additional Financial Analysis

The financial co-advisors also reviewed and analyzed, referencing certain of the foregoing value indication analyses, the approximate market value of the Company’s outstanding publicly-traded debt securities referencing trading levels as of August 12, 2010, the last trading day before the announcement of the proposed acquisition of the Company by Denali Parent, rather than the book value of those debt securities. The results of these analyses are summarized below.

Selected Companies Analysis. Using the same methodology as the selected companies analysis described above, the financial co-advisors calculated the Rent-Adjusted EV for the Company using the market value of the Company’s debt securities as of August 12, 2010 (except that book values were used for certain debt for which no market data was available). This Rent-Adjusted EV amount is referred to below as the Company August 12 Debt-Adjusted EV. The financial co-advisors calculated and reviewed the Company August 12 Debt-Adjusted EV as a multiple of the Company’s estimated Rent-Adjusted EBITDA for calendar years 2010, 2011 and 2012, respectively, based on median IBES estimates as of August 12, 2010. Rent-Adjusted EBITDA based on median IBES estimates as of August 12, 2010 is referred to below as the August 12 Rent-Adjusted EBITDA.

The financial co-advisors also calculated the Rent-Adjusted EV for each of the selected companies as a multiple of both (i) their respective estimated August 12 Rent-Adjusted EBITDA for calendar years 2010, 2011 and 2012 and (ii) their respective Rent-Adjusted EBITDA for calendar years 2010, 2011 and 2012 based on median IBES estimates as of December 14, 2010. Rent-Adjusted EBITDA based on median IBES estimates as of December 14, 2010 is referred to below as the December 14 Rent-Adjusted EBITDA. The financial co-advisors observed that the market value of the debt securities for each of the selected companies was trading approximately in line with the book value of those securities. These calculations yielded the following indicative multiples:

	Selected Companies Rent-Adjusted EV (multiple)		Company August 12 Debt-Adjusted EV (multiple)
	Range	Median
Rent-Adjusted EV as a Multiple of:
2010E August 12 Rent-Adjusted EBITDA	4.8x – 8.7x	5.6x	6.4x
2010E December 14 Rent-Adjusted EBITDA	4.5x – 8.5x	5.4x	—
2011E August 12 Rent-Adjusted EBITDA	6.1x – 8.3x	6.6x	6.6x
2011E December 14 Rent-Adjusted EBITDA	6.0x – 8.5x	6.7x	—
2012E August 12 Rent-Adjusted EBITDA	6.1x – 8.2x	6.6x	6.4x
2012E December 14 Rent-Adjusted EBITDA	6.1x – 8.9x	7.7x	—

Illustrative Discounted Cash Flow Sensitivity to Debt Valuation Analysis. Using the same methodology as the illustrative discounted cash flow analysis described above, the financial co-advisors calculated the sensitivity of the results of the illustrative discounted cash flow analysis to variations in the assumed value of the Company’s debt, using illustrative discount rates ranging from 8% to 12% and an illustrative terminal value for the Company derived from a 2015 Rent-Adjusted EBITDA multiple of 7.0x. In performing this sensitivity analysis, the financial co-advisors varied the assumed values of the Company’s debt used in the illustrative discounted cash flow analysis by amounts ranging from book value of the debt to the observed market value of the Company’s debt (except that book values were used for certain debt for which no market data was available), each reflecting projected debt balances as of December 31, 2010 but referencing trading levels as of December 14, 2010. The results of this sensitivity analysis are summarized as follows:

Illustrative Per Share Value Indications
Variation in the Company’s debt value (book to observed market)	$(9.41) – $2.23

Illustrative Sum-of-the-Parts Analysis. Using the same methodology as the illustrative sum-of-the-parts analysis described above, the financial co-advisors also calculated an indicative range of implied per share equity values of our common stock based on the Company’s projected net debt as of December 31, 2010, as adjusted to reflect a discount to book value based on the approximate market value of the Company’s debt as of December 14, 2010. The results of this sensitivity analysis are summarized as follows:

Illustrative Per Share Value Indications
Variation in the Company’s debt value (book to observed market)	$(8.30) – $6.70

Research Analysts Stock Price Targets. Using publicly available information, the financial co-advisors reviewed and analyzed the most recent price targets as of August 12, 2010, the last trading day before the announcement of the proposed acquisition of Dynegy by Denali Parent, for our common stock published by 13 equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of our common stock and are not discounted to present value. The results of this review are summarized as follows:

	Range(1)	Median(2)	Mean(2)
Research Analysts Price Targets ($/share)	$2.50 – $7.50	$4.25	$4.51

(1)	Excludes the lowest ($1.00/share) and the highest ($25.00/share) published price targets
(2)	Median and Mean excludes price targets ($7.00/share and $25.00/share) published by two research analysts which, according to Company management, represented long-term price targets.

Using publicly available information, the financial co-advisors reviewed and analyzed the most recent price targets as of December 14, 2010 for our common stock published by nine equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of our common stock and are not discounted to present value. The results of this review are summarized as follows:

	Range	Median	Mean
Research Analysts Price Targets ($/share)	$4.00 – $7.00	$5.00	$5.33

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the respective opinions of Greenhill and Goldman Sachs. In arriving at their fairness determination, Greenhill and Goldman Sachs each considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, Greenhill and Goldman Sachs each made their determination as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the offer or the merger.

Greenhill prepared these analyses for purposes of Greenhill’s providing its opinion to the special committee and the board that, as of December 14, 2010 and based upon and subject to the limitations and assumptions set forth therein, the $5.50 per share in cash to be received by the holders of our common stock (excluding Parent, Merger Sub and any of their affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the special committee and the board that, as of December 15, 2010, and based upon and subject to the factors, assumptions and limitations set forth therein, the $5.50 per share in cash to be paid to the holders (other than Parent and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Greenhill, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Greenhill’s and Goldman Sachs’ opinions to the special committee and the board were amongst many factors taken into consideration by the special committee and the board in making their determinations to recommend and approve the merger agreement, the offer and the merger. The offer price and the per share merger consideration was determined through arm’s-length negotiations between the special committee and the board, on the one hand, and Parent, on the other hand, and was recommended to the board by the special committee and approved by the board. Greenhill and Goldman Sachs provided advice to the special committee and the board during these negotiations. Greenhill and Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the special committee or the board or that any specific amount of consideration constituted the only appropriate consideration for the offer or the merger.

The foregoing summary does not purport to be a complete description of the analyses performed by Greenhill or Goldman Sachs in connection with their respective fairness opinions and is qualified in its entirety by reference to the written opinions of Greenhill and Goldman Sachs attached as Annex D and Annex E, respectively, to this proxy statement.

Certain Company Forecasts

While the Company’s general practice has been to provide public guidance in November of each year for its financial performance for the subsequent fiscal year, and to periodically update such guidance during the course of the subsequent fiscal year, it does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results for periods longer than one year. The Company is especially cautious of making financial forecasts for periods longer than one fiscal year due to unpredictability of the underlying assumptions and estimates. However, in connection with the prior merger agreement the Company provided Blackstone, the board and their respective advisors, and thereafter in connection with Amendment No. 1 to the prior merger agreement, dated November 16, 2010, the board and its advisors, with certain non-public financial forecasts covering multiple years that were prepared by management of the Company and not for public disclosure; a summary of the forecasts prepared in connection with the prior merger agreement was provided in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on October 4, 2010, and a summary of the forecasts prepared in connection with Amendment No. 1 to the prior merger agreement was provided in the Company’s additional definitive soliciting materials filed with the SEC on Schedule 14A on November 18, 2010.

In connection with the merger agreement, the Company provided the board and its advisors with certain updated non-public financial forecasts covering multiple years that were prepared by management of the Company and not for public disclosure.

Our public guidance updated in November 2010 does not reflect certain changes experienced in the first eleven months of 2010, including approximately $60 million of positive working capital changes, primarily caused by changes in the value of mark to market positions and cash collateral, whereas these updated financial forecasts include such changes.

A summary of the updated financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because updated financial forecasts were made available to the board and its advisors. The inclusion of this information should not be regarded as an indication that the board, its advisors or any other person considered, or now considers, such updated financial forecasts to be material or to be a reliable prediction of actual future results, and these updated financial forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the updated financial forecasts were based, are subjective in many respects. There can be no assurance that the updated financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The updated financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the updated financial forecasts in this proxy statement should not be relied upon as necessarily predictive of actual future events.

In addition, the updated financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the updated financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These updated financial forecasts were based on numerous variables and assumptions that were deemed to be reasonable as of December 10, 2010, when the projections were finalized. Such assumptions are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these updated financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward Looking Statements” beginning on page [—]. In addition, the updated financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the updated financial forecasts were prepared, including assumptions with respect to the future prices of natural gas and electricity. The Company’s forecasted results of operations and cash flows depend, in large part, upon prevailing market prices for power and the fuel to generate such power. The forecasts were based on commodity pricing assumptions through 2012 based upon November 29, 2010 price curves and commodity pricing assumptions after 2012 based upon November 29, 2010 price curves and adjusted based upon management’s fundamental outlook. We have not prepared revised forecasts to take into account other variables that may have changed since December 10, 2010 including changes to the November 29, 2010 price curves. Accordingly, there can be no assurance that these updated financial forecasts will be realized or that the Company’s future financial results will not materially vary from these updated financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the updated financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such updated financial forecasts were made. We have not updated and do not intend to update, or otherwise revise the updated financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such updated financial forecasts were based are shown to be in error. The Company has made no representation to Parent or Merger Sub or any other person in the merger agreement or otherwise, concerning these updated financial forecasts.

The updated financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Regarding Forward Looking Statements” beginning on page [—].

The following is a summary of the updated financial forecasts prepared by management of the Company and given to the board and their advisors.

Summary Financial Forecasts

	2010E(1)	Fiscal Year Ending December 31,
		2011E(1)	2012E(1)	2013E(1)	2014E(1)	2015E(1)
	(dollars in millions)
Gross Margin	$1,209	$867	$920	$1,057	$932	$1,020
Adjusted EBITDA(2)(3)	$507	$418	$308	$483	$380	$449
Operating Cash Flow	$317	$(13)	$(147)	$47	$(93)	$(28)
Operating Cash Flow less Total Capital Expenditures	$(27)	$(279)	$(348)	$(99)	$(201)	$(122)
Total Debt (excluding capitalized Central Hudson lease)	—	$4,025	$4,311	$4,424	$4,621	$4,722
Debt Amortization	$62	$218	$166	$85	$3	$3
Operating Cash Flow less Total Capital Expenditures and Debt Amortization Amounts	$(89)	$(497)	$(514)	$(184)	$(204)	$(125)

Notes:
(1)	Forecasted values.
(2)	Adjusted EBITDA means EBITDA plus interest income and other adjustments related to mark-to-market changes.

(3)	Rent-Adjusted EBITDA, which was used in certain financial analyses described under “The Merger—Opinions of Financial Co-Advisors” beginning on page [—], means Adjusted EBITDA plus the $50.5 million annual rent expense associated with the Central Hudson lease obligation.

In preparing the summary financial forecasts, our management made the following assumptions:

•

apart from the Company’s existing contracts, commodity (power, fuel and transportation) pricing assumptions through 2012 were based upon November 29, 2010 price curves and commodity pricing assumptions after 2012 were based upon November 29, 2010 price curves and adjusted based upon management’s fundamental outlook, which includes improved reserve margins in the Midwest Independent Transmission System Operator region and the PJM Interconnection, LLC region as a result of a meaningful number of coal plant retirements driven by existing and potential environmental regulations primarily impacting coal plants.

•

implementation of a cost savings program focused on reducing general, administrative and operational expenses generates approximately $50 million in annual cost savings beginning in 2011, which implementation has not yet commenced and would result in cost savings incremental to the cost savings targets included in the Company’s previously announced 2010-2013 cost savings program.

•	general and administrative expenses reflect the Company’s stand-alone expenses, including identified cost savings opportunities.

•	the Central Hudson lease obligation remains in place.

•	the occurrence of the following financing activities:

•	$400 million revolver refinancing at the London Interbank Offered Rate, or LIBOR, plus 500 basis points, or bps, (with a 2% LIBOR floor) at March 31, 2011;

•	$300 million term loan issuance at LIBOR plus 500 bps (with a 2% LIBOR floor) to replace the Company’s synthetic letter of credit facility at March 31, 2011;

•	issuance of notes at 10% interest in the amounts of $450 million, $200 million and $200 million in 2012, 2013 and 2014, respectively;

•	total collateral requirements of $500 million (comprising $150 million in cash collateral and $350 million in posted letters of credit);

•	$785 million in 7.5% senior notes due 2015 refinanced at maturity; and

•	$68 million term loan B repaid at March 31, 2011.

•

two plant retirements (Vermilion and Hennepin at the beginning of 2012 and 2014, respectively), one plant sale (Plum Point in 2010 for $0, which is de-consolidated for purposes of the financial forecast and accounted for through the equity method) and one plant decommissioning (South Bay, beginning in 2011); and

•	the absence of any incremental capital expenditures mandated by new environmental laws or regulations that may come into effect in the future.

Financing of the Merger

We anticipate that the total funds needed by Parent to pay (i) our stockholders the amounts due to them under the merger agreement as holders of shares and/or Company restricted stock (which we anticipate, based upon the shares and Company restricted stock outstanding as of January 5, 2011, will be approximately $669,279,589), (ii) any and all fees and expenses required to be paid by Parent, Merger Sub and the surviving corporation in connection with the transactions contemplated by the merger agreement and (iii) all amounts, up to a maximum of $1.0 billion, required to satisfy Parent’s obligations to provide or cause to be provided sufficient funding to the Company and its subsidiaries to permit them to operate their respective business and operations in the ordinary course consistent with past practice and, to the extent requested by the Company, to repay any outstanding indebtedness of the Company and its subsidiaries that is due and payable in connection with the closing of the offer, including (a) to repay or refinance indebtedness outstanding under the Company’s existing credit facility that will come due as a result of the transactions contemplated by the merger agreement (which we anticipate, based upon indebtedness outstanding as of January 5, 2011, will be approximately $918 million, consisting of an $850 million term letter of credit facility, which we refer to as the term LC facility, and a $68 million senior secured term loan facility) and (b) to replace or refinance the letters of credit issued under the term LC facility (as of January 5, 2011, letters of credit issued under the term LC facility were approximately $370 million), will collectively be funded by Parent from the cash and cash equivalents available to Parent and the guarantor and from the cash on hand of the Company and restricted cash of the Company associated with the term LC facility (as of January 5, 2011, the cash on hand of the Company was approximately $410 million and restricted cash of the Company associated with the term LC facility was approximately $850 million).

We believe the funds available to Parent, together with cash on hand of the Company and cash of the Company that is restricted under our existing credit facility, will be sufficient to complete the transactions contemplated by the merger agreement, to operate our business after the completion of the offer and to repay or refinance any outstanding indebtedness that will come due as a result of the offer and the merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, the guarantor fails to comply with its obligations in breach of the guarantee (as described below), the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated or the funds needed to operate our and our subsidiaries’ businesses are greater than anticipated.

Parent has agreed that in connection with the closing of the transactions contemplated by the merger agreement, no credit support will be provided by the Company or any of its affiliates and no new indebtedness nor any assets of the Company or any of its subsidiaries may be used to make payments to holders of shares or to the paying agent in connection with the closing of the transactions contemplated by the merger agreement.

Guarantee

Concurrently with the execution of the merger agreement, pursuant to the guarantee entered into between the Company and the guarantor, the guarantor has guaranteed the full and timely performance by Parent and Merger Sub of their respective payment and other obligations under the merger agreement, other than with respect to certain obligations of the surviving corporation to indemnify the present and former directors and officers of the Company and its subsidiaries and certain obligations of the Company and Parent to provide for directors’ and officers’ insurance following completion of the merger. The guarantee terminates upon the completion of the merger.

Support Agreement

Pursuant to the support agreement, entered into simultaneously with the merger agreement among certain stockholders affiliated with the guarantor and the Company, the support parties have agreed, subject to the terms and conditions of such agreement, to, among other things, vote shares (and shares underlying call options to the extent exercised), constituting up to approximately 14.92% of the issued and outstanding shares, in favor of the adoption of the merger agreement, if necessary. The support parties have also agreed that, in certain circumstances, if an all cash all-shares superior proposal is made to acquire the Company and the superior proposal meets certain criteria (as described in “The Merger Agreement—Parent Ownership and Vote” beginning on page [—]), the support parties will vote, consent or tender their shares in favor of the adoption of the agreement relating to such superior proposal and/or into any tender offer contemplated thereby.

Closing and Effective Time of Merger

If the proposal to adopt the merger agreement is approved at the special meeting, the merger agreement provides that the closing of the merger will take place on the third business day after which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger”

beginning on page [—]) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). We currently expect the closing of the merger to occur before the end of the first quarter of 2011.

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger (or certificate of ownership and merger, as applicable) with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of our common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of our common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of the board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the offer and the merger that are different from, or in addition to, the interests of our stockholders generally. Each of the special committee and the board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, and in making its recommendation. For purposes of all of the agreements and plans described below, the completion of the offer or the merger contemplated by the merger agreement will constitute a change in control.

Long-Term Incentive Awards

As of the date of this proxy statement, certain of the Company’s executive officers hold (i) Company stock options, (ii) shares of Company restricted stock, (iii) Company phantom stock units, which entitle the holder to cash awards in accordance with the terms and conditions of the applicable awards, and (iv) Company performance awards, which entitle the holder to cash awards in accordance with the terms and conditions of the applicable awards.

The offer is made only for shares and is not made for any Company stock options, Company restricted stock, Company phantom stock units or Company performance awards. Holders of vested but unexercised Company stock options may exercise such options in accordance with the terms of the applicable equity compensation plan and award agreement and tender some or all of the shares issued upon such exercise. Holders of Company restricted stock may tender some or all of the shares received upon vesting and settlement of Company restricted stock in accordance with the terms of the applicable equity compensation plan and award agreement. However, at the effective time of the merger, each outstanding Company stock option, vested or unvested, will be cancelled for no payment if such Company stock option has an exercise price greater than the offer price and, if such Company stock option exercise price is not greater than the offer price, will only entitle the holder thereof to receive, as soon as reasonably practicable (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (i) the total number of shares of our common stock subject to the applicable Company stock option immediately prior to the effective time of the merger and (ii) the excess, if any, of the offer price over the exercise price per share of our common stock under such Company stock option, less applicable taxes required to be withheld with respect to such payment. In addition, at the effective time of the merger, each outstanding share of Company restricted stock, if any, will only entitle the holder thereof to receive, as soon as reasonably practicable and no later than the earlier of (i) the second payroll period or (ii) 30 days following the effective time of the merger, an amount in cash, for each share of the Company restricted stock, equal to the offer price, less applicable taxes required to be withheld with respect to such payment. At the acceleration time, each outstanding Company phantom stock unit will be cancelled and will only entitle the holder thereof to receive, as soon as reasonably practicable after the acceleration time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the acceleration time, an amount in cash, for each Company phantom stock unit, equal to the offer price, less applicable taxes required to be withheld with respect to such payment. At the acceleration time, (i) Company performance awards granted in 2009 and 2010 will be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company performance awards, and (ii) each outstanding Company performance award granted prior to 2009 will be fully vested and canceled for no payment in accordance with the terms of the agreements governing such Company performance awards. Further, at the acceleration time, each outstanding Company stock option, share of Company restricted stock and Company phantom stock unit will fully vest.

The following table sets forth, as of January 5, 2011, the long-term incentive award holdings of the Company’s executive officers and the gross value of such holdings assuming (i) in the case of shares of Company restricted stock, the merger is consummated, and (ii) in the case of the Company phantom stock units and the Company performance awards, either the offer or the merger is consummated:

	Number of shares of Company Restricted Stock	Value of Company Restricted Stock	Number of Company Phantom Stock Units	Value of Company Phantom Stock Units	Number of Company Performance Awards	Value of Company Performance Awards(1)
Bruce A. Williamson(2)	132,501	$728,755.50	318,584	$1,752,212.00	54,000	$5,400,000.00
Holli C. Nichols	34,514	$189,827.00	79,646	$438,053.00	13,800	$1,380,000.00
J. Kevin Blodgett	25,852	$142,186.00	59,236	$325,798.00	10,304	$1,030,400.00
Lynn A. Lednicky	25,123	$138,176.50	59,236	$325,798.00	10,147	$1,014,700.00
Charles C. Cook	26,861	$147,735.50	55,752	$306,636.00	9,818	$981,800.00
TOTAL	244,850	$1,346,675.00	572,454	$3,148,497.00	98,069	$9,806,900.00

(1)	Based on a target price of $100 per unit.
(2)	Mr. Williamson also serves as the chairman of the board.

Each outstanding Company stock option has an exercise price greater than the offer price and would be cancelled for no payment upon the effective time of the merger.

As of the date of this proxy statement, our non-employee directors hold Company phantom stock units, which are granted on an annual basis and credited quarterly to the non-employee directors pursuant to the Company’s Deferred Compensation Plan for Certain Directors, as amended and restated. The Directors Deferred Compensation Plan states that quarterly contributions of Company phantom stock units are to be made on the last day of each calendar quarter. Given that these contributions represent compensation for amounts earned by non-employee directors for service during the calendar quarter, the Company intends to make cash payments to non-employee directors following their termination of service from the board in amounts equal to the value of the Company phantom stock units that would have been contributed but for the failure of such termination to occur on the last day of the applicable calendar quarter, prorated as appropriate.

Generally, upon termination of service as a director, the Company phantom stock units become payable in cash or shares, based on each director’s one-time election, and in a lump-sum payment or in monthly, quarterly or annual installments over a specified term, also at the director’s election. All of the Company’s current non-employee directors have previously elected to receive the value of the Company phantom stock units in cash rather than shares. If a director’s service as a director terminates no later than two years following a change in control, the total unpaid balance in the director’s accounts under the plan (determined as of the later of the date of the change in control or the date the director has a termination of service with the Company or any successor, which we refer to as the computation date), will be paid to the director in a single, lump sum cash payment as soon as administratively feasible, but no later than 30 days, after the computation date. A change in control does not increase a director’s benefit under the plan and may also impose a time of payment of the benefit that is different from the director’s prior election.

Change in Control Arrangements

We maintain certain policies, plans and agreements, including our Executive Change in Control Severance Pay Plan, which we refer to as the Change in Control Plan, which provide for certain change in control benefits for our executives. The Change in Control Plan provides for the payment of certain severance benefits to our executives if, (i) in connection with but no earlier than 60 days before or (ii) on or within two years after, in each case, a “change in control”, as defined in this plan, any such executive is subject to an “involuntary termination”, as defined in this plan. In general, an executive experiences an “involuntary termination” if such executive’s employment is terminated without cause or such executive resigns for “good reason”, generally meaning he or she suffers a material reduction in authority or duties, a material reduction in total compensation or relocation to a location 50 miles or more from the previous principal employment location.

Severance benefits for certain of our executive officers under the Change in Control Plan include:

•	a lump sum cash payment equal to:

•

for our Chief Executive Officer, 2.99 times such executive’s “compensation”, which is defined under the plan as the sum of any covered executive’s (i) annual base salary based on the greater of the rate in effect immediately prior to the change in control, 60 days prior to an involuntary termination or the date of any such involuntary termination and (ii) the greater of a covered executive’s target annual bonus under our short-term incentive plan for the fiscal year in which the change in control occurs, any fiscal year beginning after the fiscal year in which the change in control occurs and before the year in which such covered executive’s involuntary termination occurs or the fiscal year in which such covered executive’s involuntary termination occurs; or

•	for any Executive Vice President, 2.5 times such executive’s compensation;

•

a lump sum cash payment equal to the aggregate target annual incentive compensation under any applicable short-term incentive compensation plan for the fiscal year during which such involuntary termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full), pro-rated to the date of such executive’s termination plus the aggregate target annual incentive compensation under any applicable short term incentive compensation plan earned but yet not paid for the fiscal year prior to the fiscal year during which the involuntary termination occurs (determined as if all applicable goals and targets had been satisfied in full);

•

all medical, dental, vision and life insurance benefits maintained for such executive as of the termination date, contingent upon continued payment of premiums by such executive based on rates no greater than the lesser of the cost of coverage paid by such executive immediately before the involuntary termination or the change in control, for a period equal to (i) 36 months from termination for our Chief Executive Officer and (ii) 30 months from termination for any Executive Vice President, so long as such executive does not obtain new employment and eligibility for coverage under a similar benefit plan maintained by the new employer; and

•	outplacement assistance benefits at least equivalent to those that would have been provided to the executive officer before the change in control.

The board has appointed David Biegler, a member of the board, as the plan administrator of the Change in Control Plan. This appointment is contingent upon, and is effective as of, the acceleration time. Mr. Biegler is not a beneficiary of the Change in Control Plan and will no longer be a member of the board as of the closing of the merger. The Company intends to enter into customary agreements with Mr. Biegler prior to the acceleration time pursuant to which Mr. Biegler will receive customary compensation, expense reimbursement and indemnification for his services as plan administrator. The Board has appointed Bill Trubeck, a member of the board, as the contingent plan administrator, to serve as plan administrator in the event that Mr. Biegler resigns or is otherwise unwilling or unable to serve as plan administrator.

In connection with a change in control, such as the completion of the offer or the merger, any outstanding Company stock options, Company restricted stock, Company phantom stock units and other equity-based awards previously granted to our executives will vest in accordance with the terms of the underlying award agreements. For additional detail regarding the treatment of such awards in connection with the merger, see “—Long-Term Incentive Awards” above.

In addition, pursuant to our Excise Tax Reimbursement Policy, any of our executive officers who incurs excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of a payment in connection with a change in control is entitled to receive an additional payment in an amount equal to the excise tax, interest on the excise tax amount and any penalties related to the excise tax payment imposed. Under the Dynegy Inc. Restoration Pension Plan and Restoration 401(k) Savings Plan, which are nonqualified supplemental executive retirement plans, participants, including all executives, fully vest in their benefits under the plans to the extent not already vested upon a change in control. However, all current participants under the plans are already fully vested based on their years of service, so a change in control will not alter their vesting under the plans.

The following table sets forth the estimated total payouts (excluding any effect related to long-term incentive awards discussed above) to our executive officers following a change in control transaction assuming each such executive’s employment is involuntarily terminated as contemplated by the change in control agreements:

	Bruce A. Williamson	Holli C. Nichols	J. Kevin Blodgett	Lynn A. Lednicky	Charles C. Cook
Cash Severance (Multiple of Annual Compensation)	$5,980,000	$2,625,000	$2,250,000	$2,175,000	$2,175,000
Pro-rated Short-term Incentive Bonus	$249,315	$130,890	$112,192	$108,452	$108,452
Medical, Dental, Vision and Life Insurance Benefits	$37,008	$10,290	$30,660	$31,020	$31,020
Outplacement Services	$25,000	$25,000	$25,000	$25,000	$25,000
Tax Gross-Up	$0	$1,554,562	$1,197,811	$1,205,486	$1,283,490
TOTAL(1)	$6,291,323	$4,345,742	$3,615,663	$3,544,958	$3,622,962

(1)	Amounts reflected assume no increase in salaries or changes in rates and coverage regarding medical, dental, vision and life insurance benefits and the executive’s termination occurs on April 1, 2011. As described below, no discussions have occurred between any members of the Company’s current management team and representatives of Parent, Merger Sub or their affiliates regarding continuing employment of our executive officers or any termination thereof.

Receipt of the cash severance payment and other severance benefits under the Change in Control Plan is subject to forfeiture if the executive materially breaches his or her confidentiality and non-disparagement agreement and is further subject to the executive’s execution of a general release of claims in favor of the Company.

The following table describes the estimated potential payments (including any effect related to long-term incentive awards discussed above) we would be required to make to our executive officers at the acceleration time and upon an involuntary termination in connection with a change in control. The following assumptions and general principles apply with respect to these tables:

•

Amounts under Offer/Merger Acceleration Time assume: 1) a change in control upon completion of the offer or the merger resulting in the vesting of any outstanding Company stock options, Company restricted stock and Company phantom stock units in accordance with the terms of the underlying award agreements; and 2) shares owned outright, including shares held within the applicable 401K plan, have been tendered and paid out at the offer price.

•

Amounts under Severance Change in Control assume an involuntary termination on April 1, 2011 in connection with a change in control. As described below, no discussions have occurred between any members of the Company’s current management team and representatives of Parent, Merger Sub, or their affiliates regarding continuing employment of our executive officers or any termination thereof.

•

Amounts under Overall Total assume both a change in control event and involuntary termination in connection with such change in control resulting in payments of outstanding equity awards and severance.

	Offer/Merger Acceleration Time(1)	Severance Change in Control(2)	Overall Total
Bruce A. Williamson
Cash Severance (Multiple of Annual Compensation)	$—	$5,980,000
Pro-rated Short-term Incentive Bonus	—	$249,315
Vested/accelerated Company Stock Options(3)	—	—
Accelerated Company Restricted Stock	$728,756	—
Accelerated Company Phantom Stock Units	$1,752,212	—
Accelerated Company Performance Awards(4)	$5,400,000	—
Common Stock Owned Outright (includes 401K Shares)(5)	$1,075,261	—
Incremental Non-qualified Pension(6)	—	$145,377
Medical, Dental and Vision and Life Insurance Benefits	—	$37,008
Outplacement Services	—	$25,000
280G Tax Gross-Up	—	—

Total	$8,956,229	$6,436,700	$15,392,929

Holli C. Nichols
Cash Severance (Multiple of Annual Compensation)	$—	$2,625,000
Pro-rated Short-term Incentive Bonus	—	$130,890
Vested/accelerated Company Stock Options(3)	—	—
Accelerated Company Restricted Stock	$189,827	—
Accelerated Company Phantom Stock Units	$438,053	—
Accelerated Company Performance Awards(4)	$1,380,000	—
Common Stock Owned Outright (includes 401K Shares)(5)	$96,553	—
Incremental Non-qualified Pension(6)	—	$51,051
Medical, Dental and Vision and Life Insurance Benefits	—	$10,290
Outplacement Services	—	$25,000
280G Tax Gross-Up	—	$1,554,562

Total	$2,104,433	$4,396,793	$6,501,226

	Offer/Merger Acceleration Time(1)	Severance Change in Control(2)	Overall Total
J. Kevin Blodgett
Cash Severance (Multiple of Annual Compensation)	$—	$2,250,000
Pro-rated Short-term Incentive Bonus	—	$112,192
Vested/accelerated Company Stock Options(3)	—	—
Accelerated Company Restricted Stock	$142,186	—
Accelerated Company Phantom Stock Units	$325,798	—
Accelerated Company Performance Awards(4)	$1,030,400	—
Common Stock Owned Outright (includes 401K Shares)(5)	$55,842	—
Incremental Non-qualified Pension(6)	—	$36,973
Medical, Dental and Vision and Life Insurance Benefits	—	$30,660
Outplacement Services	—	$25,000
280G Tax Gross-Up	—	$1,197,811

Total	$1,554,226	$3,652,636	$5,206,862

Lynn A. Lednicky
Cash Severance (Multiple of Annual Compensation)	$—	$2,175,000
Pro-rated Short-term Incentive Bonus	—	$108,452
Vested/accelerated Company Stock Options(3)	—	—
Accelerated Company Restricted Stock	$138,177	—
Accelerated Company Phantom Stock Units	$325,798	—
Accelerated Company Performance Awards(4)	$1,014,700	—
Common Stock Owned Outright (includes 401K Shares)(5)	$92,307	—
Incremental Non-qualified Pension(6)	—	$36,087
Medical, Dental and Vision and Life Insurance Benefits	—	$31,020
Outplacement Services	—	$25,000
280G Tax Gross-Up	—	$1,205,486

Total	$1,570,982	$3,581,045	$5,152,027

Charles C. Cook
Cash Severance (Multiple of Annual Compensation)	$—	$2,175,000
Pro-rated Short-term Incentive Bonus	—	$108,452
Vested/accelerated Company Stock Options(3)	—	—
Accelerated Company Restricted Stock	$147,736	—
Accelerated Company Phantom Stock Units	$306,636	—
Accelerated Company Performance Awards(4)	$981,800	—
Common Stock Owned Outright (includes 401K Shares)(5)	$40,398	—
Incremental Non-qualified Pension(6)	—	$28,932
Medical, Dental and Vision and Life Insurance Benefits	—	$31,020
Outplacement Services	—	$25,000
280G Tax Gross-Up	—	$1,283,490

Total	$1,476,570	$3,651,894	$5,128,464

(1)	Amounts reflected assume closing of the offer or merger at the offer price of $5.50.
(2)	Amounts reflected assume no increase in salaries or changes in rates and coverage regarding medical, dental, vision and life insurance benefits, and the executive’s involuntary termination occurs on April 1, 2011.
(3)	Outstanding Company stock options have exercise prices greater than the offer price and would be canceled for no payment at the effective time of the merger.
(4)	Based on target price of $100 per unit.
(5)	Amounts reflected are as of January 5, 2011.
(6)	Amounts reflected are as of December 31, 2010.

Deferred Compensation Plan

Mr. Lednicky is the only named executive officer with a balance in our suspended non-qualified executive deferred compensation plan. This plan provides that, upon a change in control, participants fully vest in their employer contributions under the plan to the extent not already vested. However, Mr. Lednicky is already fully vested based on his years of service, so a change in control will not alter his vesting under the plan

Indemnification; Directors’ and Officers’ Insurance

The Company’s directors and officers are entitled under the merger agreement to continued indemnification, advancement of expenses and director and officer insurance coverage. For additional information regarding these arrangements, see “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [—].

Arrangements with the Surviving Corporation

The merger agreement provides that the officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of the surviving corporation.

As of the date of this proxy statement, no members of the Company’s current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates to provide continuing employment with, or the right to convert into or reinvest or participate in the equity of, Parent, the surviving corporation or any of its subsidiaries. Moreover, as of the date of this proxy statement, no discussions have occurred between members of the Company’s current management and representatives of Parent, Merger Sub or their affiliates with respect to any such agreement, arrangement or understanding. Although it is possible that certain members of the Company’s current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no discussions have occurred between members of the Company’s current management and representatives of Parent, Merger Sub or their affiliates regarding any such arrangements, and there can be no assurance that any parties will reach an agreement. Any new arrangements would not become effective until after the acceleration time.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of Company phantom stock units, or Company stock options to purchase shares of our common stock, or the treatment of shares of Company restricted stock or Company performance awards, or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares of common stock. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares of common stock. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of our common stock is more than 12 months at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 15% under current law. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of Company phantom stock units or Company stock options to purchase shares of our common stock, or the treatment of shares of Company restricted stock or Company performance awards, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

The merger is conditioned on satisfaction (or waiver, only with the prior written consent of the Company and only subject to and to the extent permitted by applicable law) of certain regulatory conditions. In order to satisfy such regulatory conditions the parties must make filings with a number of federal, state, public utility, antitrust and other regulatory authorities.

Federal Energy Regulatory Commission

In relevant part, section 203(a) of the FPA, 16, U.S.C. § 824b(a), specifies that prior approval by FERC is required before a public utility may sell, lease or dispose of the whole of its facilities with a value in excess of $10 million, or any holding company, as defined by the Public Utility Holding Company Act of 2005, 42 U.S.C. § 16451, et seq., may purchase, acquire or take any security of an electric utility company or merge or consolidate its facilities with such company, directly or indirectly, with a value in excess of $10 million. The purchase of shares pursuant to the offer and/or the merger is subject to this approval requirement. Section 203(a)(4) of the FPA further specifies that, after notice and an opportunity for hearing, FERC shall approve such applications, if it finds the proposed transaction to be consistent with the public interest, and will not result in cross-subsidization of a non-utility associate company, or pledge or encumbrance of utility assets, unless such is determined to be consistent with the public interest. FERC determines whether a transaction is consistent with the public interest, in view of the impact on (i) competition in FERC-jurisdictional markets; (ii) rates; and (iii) regulation. Parent, Merger Sub and certain affiliates of Parent and Merger Sub filed with FERC a joint amended application for the approval of the offer and the merger under Section 203(a) of the FPA on December 21, 2010. The Company has determined that there is good ground for FERC to conclude that the application is consistent with the public interest, as that term is understood in governing precedent.

New York Public Service Commission

Sections 70 and 83 of the New York Public Service Law similarly requires that the purchase of more than 10% of the voting capital stock of an electric or steam corporation shall require approval of the NYPSC. The purchase of shares pursuant to the offer and/or the merger is subject to this approval requirement. New York law further provides that such consent will not be given unless it is shown that the acquisition is in the public interest. In addition, New York precedent indicates that the NYPSC will apply a presumption against reviewing acquisitions where it is demonstrated that the proposed acquisition is confined to lightly regulated wholesale electric generation facilities and where little potential for harm to captive ratepayers exists. Parent, Merger Sub and certain affiliates of Parent and Merger Sub and the Company filed a joint petition for the approval of, or a determination that no approval is required for the offer and the merger with the NYPSC under Sections 70 and 83 of the New York Public Service Law on December 23, 2010. The Company has determined that there is good ground for the NYPSC to apply the presumption in favor of the transaction, or, in the alternative, to conclude that the proposed transaction is in the public interest.

Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of shares pursuant to the offer and/or the merger is subject to such requirements.

Pursuant to the requirements of the HSR Act, Parent and the Company each filed a Notification and Report Form with respect to the offer and merger with the Antitrust Division and the FTC on December 20, 2010. The waiting period applicable to the purchase of shares pursuant to the offer and the merger was scheduled to expire on January 4, 2011, 15 days after such filing. Parent and the Company received notice of the early termination of the waiting period applicable to the purchase of shares pursuant to the offer and the merger on December 27, 2010.

The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of shares by Parent pursuant to the offer and the merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer and the merger or seeking divestiture of the shares so acquired or divestiture of substantial assets of the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Company does not believe that the consummation of the offer and/or the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the offer and/or the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Prior Merger Agreement

The Company, Denali Parent, an affiliate of Blackstone, and Denali Merger Sub Inc., entered into the prior merger agreement on August 13, 2010 and amended on November 16, 2010. The prior merger agreement was terminated on November 23, 2010. If the offer or the merger is consummated, the Company will be required to pay a termination fee of $16.3 million to Denali Parent within three business days of such consummation.

Litigation Relating to the Merger

In connection with the prior merger agreement, nineteen stockholder lawsuits were filed (one of which was subsequently voluntarily dismissed) in the District Courts of Harris County, Texas between August 13, 2010 and August 24, 2010 against the Company, its directors, certain Blackstone entities, NRG, and/or certain executive officers of the Company. The remaining eighteen Texas state actions were consolidated on September 9, 2010 and are captioned as Colleen Witmer, et al. v. Dynegy Inc., et al., No. 2010-50609 (Consolidated) (234th Judicial District of Harris County, Texas). One stockholder derivative lawsuit was filed in a District Court in Harris County, Texas on September 16, 2010. Three stockholder lawsuits were filed against the Company, its directors, certain of its executive officers, certain Blackstone entities, and/or NRG in the United States District Court in the Southern District of Texas; the first was filed on August 31, 2010; the second was filed on September 16, 2010, and the third was filed on October 7, 2010. Six similar stockholder actions against the Company, its directors, certain Blackstone entities, and/or certain executive officers of the Company were filed in the Court of Chancery of the State of Delaware between August 17, 2010 and August 23, 2010, and were consolidated on August 24, 2010. One of these lawsuits was voluntarily dismissed on August 23, 2010.

The complaints arising out of the prior merger agreement variously alleged, among other things, that the board and certain executive officers violated fiduciary duties and failed to disclose material information. Certain of the complaints also alleged that the Company, Blackstone, and/or NRG aided and abetted such alleged breaches of fiduciary duties. The plaintiffs sought various remedies, including an injunction against the merger and/or the stockholder vote, corrective disclosure, declaratory relief with respect to the alleged breaches of fiduciary duty, and monetary damages including attorneys’ fees and expenses.

On November 7, 2010, the parties entered into a memorandum of understanding providing for the full and final settlement of the Texas state stockholder class actions and the Delaware actions. In connection with the settlement, the Company denied all allegations of wrongdoing but agreed to make certain additional disclosures to stockholders. On November 8, 2010, Dynegy made supplemental disclosures in a supplement to the Definitive

Proxy Statement filed with the SEC as Definitive Additional Materials on Schedule 14A on November 8, 2010 and subsequently mailed such supplemental disclosures to the holders of our common stock. The memorandum of understanding and settlement were expressly subject to and conditioned upon the consummation of the transactions contemplated by the prior merger agreement. Accordingly, when the prior merger agreement was terminated, the settlement became null and void.

On December 12, 2010, the plaintiff in the stockholder derivative action moved to nonsuit all defendants without prejudice. The court granted the motion on December 14, 2010. On December 16, 2010, the lead plaintiff in the Texas state class action moved to nonsuit without prejudice defendants Blackstone and NRG. The court granted the motion on December 17, 2010.

On January 6, 2010, the plaintiff in the Texas class action filed a second amended petition challenging the transactions contemplated by the merger agreement. The second amended petition names Dynegy, its directors and the guarantor as defendants and generally alleges that the directors breached their fiduciary duties in connection with approving the transactions contemplated by the merger agreement and by providing misleading information and/or failing to disclose information in the Schedule 14D-9 filed by the Company on December 30, 2010. The second amended petition also alleges that Dynegy and guarantor aided and abetted the directors’ alleged breaches of fiduciary duties and that all defendants engaged in a conspiracy to deprive stockholders of the full value of their shares. The plaintiff seeks, among other things, to enjoin the offer. The defendants believe that the claims in the second amended petition are meritless and intend vigorously to defend against such claims.

In addition to the state class action, the federal and Delaware actions also remain pending. On December 30, 2010, two of the federal plaintiffs moved to consolidate the three pending federal cases and for appointment of lead counsel. The federal plaintiffs have represented that they intend to file a consolidated complaint challenging the transactions contemplated by the merger agreement, but have not yet done so.

The defendants believe that the federal and Delaware actions, which currently arise out of the prior merger agreement, are also meritless, and in any event, are moot in light of the fact that the transaction was not consummated. The defendants will continue to vigorously defend against all pending present or future claims.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement, the support agreement and the guarantee. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, the support agreement and the guarantee, copies of which are attached as Annex A, Annex B and Annex C, respectively, and are incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement, the support agreement and the guarantee that is important to you. We encourage you to read each of the merger agreement, the support agreement and the guarantee carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [—].

Explanatory Note Regarding the Merger Agreement

Each of the merger agreement, the support agreement and the guarantee is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement, the support agreement and the guarantee. The representations, warranties and covenants made in the merger agreement, the support agreement and the guarantee by the Company, Parent, Merger Sub and/or the support parties were qualified and subject to important limitations agreed to by the Company, Parent, Merger Sub and/or the support parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the offer or the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Offer

Tender Offer

Parent commenced a tender offer (with the guarantor as a co-bidder), as disclosed in the Tender Offer Statement on Schedule TO, as may be amended or supplemented from time to time, dated December 22, 2010 and filed by Parent with the SEC, to purchase all of the issued and outstanding shares at the offer price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 2010 , as amended or supplemented from time to time, and in the related Letter of Transmittal.

The merger agreement contemplates that, after completion of the offer and the satisfaction or waiver of all conditions set forth in the merger agreement, the Company will merge with Merger Sub. Under the terms of the merger agreement, the parties have agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties have agreed that the merger would only be completed after our stockholders approve a proposal to adopt the merger agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement and to consummate the merger regardless of the outcome of the offer.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer; however, the offer is being made separately to the holders of shares and is not applicable to the special meeting.

The obligation of Parent to accept for payment and pay for shares tendered in the offer is subject to satisfaction or waiver of a number of conditions set forth in the merger agreement, including the expiration or termination of applicable waiting periods under the HSR Act, the approval of FERC under Section 203 of the FPA and the approval, or a determination that no approval is required, of the NYPSC under the New York Public Service Law and other customary closing conditions. In addition, it is a condition to Parent’s obligation to accept for payment and pay for shares tendered in the offer that the number of the outstanding shares that have been validly tendered and not properly withdrawn, together with any shares then owned by Parent, its subsidiaries and the support parties, equals at least a majority of the outstanding shares as of the expiration of the offer.

Top-Up Option

Pursuant to the merger agreement, the Company granted to Parent an irrevocable option, which we refer to as the top-up option, to purchase such number of additional shares, at a price per share equal to the offer price, that, when added to the number of shares owned by Parent at the time of such exercise, will constitute at least one share more than 90% of the outstanding shares, which is the number of shares necessary for Merger Sub to be merged with and into the Company without a vote or consent of the stockholders of the Company in accordance with Delaware’s short-form merger statute. The top-up option will not be exercisable and will terminate on the date on which Parent accepts for payment and pays for shares pursuant to the offer (or on such later date as any subsequent offering period for the offer may expire) if the number of such shares to be acquired pursuant to the top-up option would exceed the number of authorized but unissued shares. Parent expects to exercise the top-up option if it does not own at least 90% of the outstanding shares immediately after the offer is consummated and the top-up option has not terminated pursuant to the preceding sentence. The exercise price for the top-up option will be paid to the Company by Parent, at Parent’s option, by a combination of (i) cash, by wire transfer of same-day funds, and/or (ii) a promissory note (provided that the aggregate par value of the shares issued pursuant to the top-up option shall be paid in cash). In addition, the parties have agreed that, in any appraisal proceeding under Section 262 of the DGCL with respect to the dissenting shares, the surviving corporation shall not assert that the top-up option or any exercise thereof should be considered in connection with the determination of fair value of the dissenting shares in accordance with Section 262 of the DGCL.

If, following the offer and the exercise of the top-up option, Parent owns at least 90% of the shares, Parent, Merger Sub and the Company will take all necessary and appropriate action to consummate the merger as a short-form merger as soon as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL. The top-up option will terminate concurrently with the termination of the merger agreement in accordance with its terms or upon any termination of the offer in accordance with its terms.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides that upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into the Company in accordance with the provisions of the DGCL. The Company will be the surviving corporation in the merger.

The merger agreement provides that the officers of the Company and the directors of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers and directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of the surviving corporation.

The merger agreement provides that the certificate of incorporation of the Company will be amended in connection with the completion of the merger so as to read in its entirety as set forth in Exhibit B to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation and that the bylaws of the Company in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Treatment of Common Stock, Options and Other Equity Awards

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will be converted into the right to receive an amount in cash equal to the per share merger consideration, in cash, without interest, less any applicable withholding taxes.

Company Stock Options

At the effective time of the merger, each outstanding Company stock option, vested or unvested, will be cancelled for no payment if such option has an exercise price greater than the per share merger consideration and, if such option exercise price is not greater than the per share merger consideration, will only entitle the holder thereof to receive, as soon as reasonably practicable (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (i) the total number of shares of our common stock subject to the Company stock option immediately prior to the effective time of the merger and (ii) the excess, if any, of the per share merger consideration over the exercise price per share of our common stock under such Company stock option, less applicable taxes required to be withheld with respect to such payment.

Company Restricted Stock

At the effective time of the merger, each outstanding share of Company restricted stock, if any, will be converted into the right to receive, as soon as reasonably practicable after the effective time of the merger and no later than the earlier of (i) the second payroll period or (ii) thirty days following the effective time of the merger, an amount in cash, for each share of Company restricted stock, equal to the per share merger consideration, less any applicable withholding taxes required to be withheld with respect to such payment.

Company Phantom Stock Units

At the acceleration time, each outstanding Company phantom stock unit will be cancelled and converted into the right to receive, as soon as reasonably practicable after the acceleration time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty days following the acceleration time, an amount in cash, for each Company phantom stock unit, equal to the per share merger consideration, less any applicable withholding taxes required to be withheld with respect to such payment.

Company Performance Awards

At the acceleration time, (i) Company performance awards granted in 2009 and 2010 will be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company performance awards and (ii) each outstanding Company performance award granted prior to 2009 will be fully vested and cancelled for no payment in accordance with the terms of the agreements governing such Company performance awards.

Further, at the acceleration time, each outstanding Company stock option, share of Company restricted stock and Company phantom stock unit will fully vest.

Exchange and Payment Procedures

At the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock (other than excluded shares). Parent will make available, or will cause to be made available, any additional amounts necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL. With respect to the deposit of funds for shares of our common stock held by The Depository Trust Company, or DTC, if the closing of the merger occurs at or prior to 11:30 a.m., Eastern time, on the date of the closing of the merger, and if the closing of the merger occurs after 11:30 a.m., Eastern time, on the first business day after the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of our common stock held of record by DTC immediately prior to the effective time of the merger multiplied by the per share merger consideration.

Promptly, and in any event within two business days, after the date of the effective time of the merger, each record holder of shares of our common stock (other than holders who solely hold the excluded shares) will be sent a letter of transmittal describing how it may exchange its shares of our common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation, Parent or the paying agent any certificate, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of our common stock for 180 days after the effective time of the merger will be delivered to the surviving corporation. Record holders of our common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

We have made customary representations and warranties in the merger agreement that are subject, in some cases to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule the Company delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	our joint ventures in which we have a 5% or greater equity interest;

•	except for the rights under the rights agreement, the absence of preemptive or other similar rights or any debt securities that give their holders the right to vote with our stockholders;

•

except for the rights agreement, the merger agreement and the support agreement, the absence of stockholder agreements, voting trusts or other agreements or understandings by which we or our subsidiaries are bound relating to the voting or registration of any of our or our subsidiaries’ equity securities;

•	our indebtedness for borrowed money;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•

the declaration of advisability of the merger agreement and the offer and the merger by a special committee of the board consisting entirely of independent directors and the board, and the approval of the merger agreement and the offer and the merger by such special committee and by the board;

•

the absence of violations of, or conflicts with, our or our subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

•	governmental consents, approvals, notices and filings necessary to consummate the offer or the merger;

•	our regulatory and SEC filings since December 31, 2007 and the financial statements included therein;

•	compliance with the applicable listing and corporate governance rules and regulations of the NYSE;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described above) since December 31, 2009;

•	the conduct of business in the ordinary course consistent with past practice since December 31, 2009;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans and certain employment and labor matters;

•	compliance with applicable laws and permits;

•	the inapplicability of any anti-takeover law to the offer or the merger;

•	the approval of Parent and Merger Sub each becoming an “interested stockholder” within the meaning of Section 203 of the DGCL pursuant to the transactions contemplated by the merger agreement;

•	the actions taken by us to render the rights agreement inapplicable to the offer, the continuing offer and the merger;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	insurance policies;

•	the receipt of fairness opinions from Greenhill and Goldman Sachs;

•	the absence of any undisclosed broker’s or finder’s fees;

•	real property;

•	material contracts and the absence of any default under any material contract;

•	our corporate risk policy with respect to commodities trading and derivative products; and

•	regulation as a public utility holding company, public utility or public service company.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect”, which means an event, effect, change, circumstance or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole; provided, that none of the following will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	events, effects, changes, circumstances or occurrences arising out of or resulting from:

•

the execution, announcement or performance of obligations, covenants or agreements required by the prior merger agreement, including any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the prior merger agreement or the transactions contemplated by the prior merger agreement, the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact on relationships with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated by the merger agreement;

•

any action taken by the Company or our subsidiaries that is required by the merger agreement or taken at Parent’s written request, or failure to take any action that is prohibited by the merger agreement;

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or their respective affiliates;

•

any actions taken by the Company or our subsidiaries that are permitted by the merger agreement to obtain approval or consent from any governmental entity in connection with the consummation of the offer or the merger; or

•

any impact or effect on the rates that the Company or our subsidiaries may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of the Company or such subsidiary with Parent under applicable law;

•

to the extent the following events, effects, circumstances, changes or occurrences do not have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and such subsidiaries conduct their businesses (taking into account the relative size of the Company and its subsidiaries and their affected businesses as compared to the other participants in the industries in which the Company and its subsidiaries conduct their business and such participants’ affected businesses):

•

changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

•	changes in GAAP, regulatory accounting standards or law or in the interpretation or enforcement thereof after December 15, 2010;

•

an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of our subsidiaries;

•

changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets; or

•

changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of our subsidiaries; or

•	events, effects, circumstances, changes or occurrences arising out of or resulting from:

•	any change in our credit ratings;

•	any decline in the market price or change in trading volume of our capital stock; or

•	any failure to meet any internal or public forecasts, projections or estimates of revenue, earnings, cash flow or cash position,

provided, however, that the exceptions provided in the three bullet points immediately above will not prevent or otherwise affect a determination that the underlying cause of the change, decline or failure (if not otherwise falling within any of the other exceptions provided above) has resulted in, or contributed to, a Company material adverse effect.

In the merger agreement, Parent and Merger Sub have made representations and warranties subject to specified exceptions and qualifications contained in the merger agreement to the Company with respect to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the offer, the merger and the transactions under the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of violations of, or conflicts with, their governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the merger agreement and completing the offer and the merger;

•	required governmental consents, approvals, notices and filings;

•	the absence of legal proceedings, investigations and governmental orders against Parent and Merger Sub;

•	sufficiency and availability of funds;

•	the capitalization of Merger Sub and the ownership of Merger Sub and Parent;

•	the absence of any undisclosed broker’s or finder’s fees;

•	Parent’s, Merger Sub’s and their affiliates’ ownership of shares of our capital stock;

•

neither Parent nor Merger Sub nor any of their affiliates or associates being, or at any time during the three years preceding the date of the merger agreement having been, an “interested stockholder” of the Company under Section 203 of the DGCL;

•	regulation as a public utility holding company, public utility or public service company;

•	the absence of certain agreements or compensation or equity arrangements;

•	no competing business;

•	Parent’s financial statements; and

•	acknowledgement as to the absence of any representations and warranties with respect to any estimates, projections, forecasts, forward-looking statements or business plans provided by the Company.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and disclosure schedules we delivered in connection with the merger agreement or as required by law, between the date of the merger agreement and the earliest of the acceleration time and the termination of the merger agreement, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course and will use our reasonable best efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

Subject to applicable law, certain exceptions set forth in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, we will not, and we will cause our subsidiaries not to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	amend the certificate of incorporation, bylaws or comparable governing documents;

•	issue, sell, pledge, transfer or otherwise encumber any equity interests of the Company or our subsidiaries (with customary exceptions and with exceptions for the top-up option and rights agreement);

•

declare, set aside or pay any dividends or other distributions (other than any dividends from any wholly owned subsidiary of the Company to the Company or to another such subsidiary of the Company and any dividends or distributions issued in accordance with the rights agreement);

•	split, combine, subdivide or reclassify any of the Company’s equity interests;

•

repurchase, redeem or otherwise acquire any of the Company’s equity interests (with certain exceptions, including the exercise of Company stock options and the acquisition of rights in accordance with the rights agreement);

•

incur any indebtedness, except for (i) advances of credit incurred under the Company’s existing credit facilities not to exceed $2.5 million, (ii) letters of credit issued under the Company’s credit agreement

(a) in the ordinary course of business consistent with past practices for non-trading activities but not to exceed $25 million, (b) in connection with sales or purchases of derivative products, physical electricity products or fuel commodities for the Company’s assets in the ordinary course of business consistent with past practice or (c) to support trading positions in place as of December 15, 2010;

•

make or authorize capital expenditures in excess of $5 million in the aggregate not (i) already in the Company’s business plan, (ii) required by law or (iii) in response to a casualty loss or property damage;

•	change any material accounting policies or principles;

•

waive, release, settle or compromise any pending or threatened action, litigation, claim or arbitration or other proceedings before a governmental entity (i) for more than $2.5 million individually or $5 million in the aggregate, (ii) that would entail the incurrence of any liability of the Company in excess of such amount or obligations that would impose any material restrictions on the business or operations of the Company or its subsidiaries or (iii) that is stockholder litigation related to the merger agreement and the transactions contemplated thereby;

•	acquire interests or assets outside the ordinary course of business consistent with past practice for consideration in excess of $1 million individually or $5 million in the aggregate;

•

sell, transfer or otherwise dispose of any entity, business, assets, rights or properties of the Company or any of our subsidiaries in excess of $1 million individually, or $5 million in the aggregate;

•

(i) except to the extent required by written agreements existing on December 15, 2010, grant or announce any stock option, equity or incentive awards or increase the salaries, bonuses or other compensation and benefits payable by the Company or any of its subsidiaries to any employees, officers, directors or individual independent contractors, (ii) except to the extent required by written agreements existing on December 15, 2010, pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefits not required by any existing plan of the Company or take any action to accelerate vesting of any right to compensation or benefits, (iii) except to the extent required by written agreements existing on December 15, 2010, enter into or amend any employment, consulting, bonus, severance, retention, retirement or other similar agreement, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (v) change the accrual rate for the Company’s short-term incentive plans from the rate reflected in the Company’s financial statements, (vi) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries or (vii) adopt, amend or terminate any existing Company plan or benefit arrangement if such action would result in a material cost to the Company or any of its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	merge or consolidate the Company or any of its subsidiaries with and into any other person;

•	grant any liens other than certain permitted liens and except in connection with certain indebtedness;

•

hire any employee or individual independent contractor with total expected annual base salary, including commissions, in excess of $100,000, other than to fill vacancies arising in the ordinary course of business at annual base salary levels not in excess of 120% of prevailing market rates, or without consulting Parent in advance, terminating any such employee or independent contractor;

•

other than in the ordinary course of business consistent with past practice, make any material tax election, file any material amended tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material tax;

•	except in the ordinary course of business, enter into any material contracts, terminate, materially amend, or waive any material rights or material default under any material contract;

•	enter into any contracts with a term extending beyond December 31, 2013 with respect to Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC;

•	fail to maintain in full force and effect material insurance policies covering the Company and our subsidiaries in a form and amount consistent with past practice;

•	permit any letters of credit to be issued other than certain letters of credit issued by certain financial institutions under the Company’s credit agreement;

•

take any action which would reasonably be expected to result in any of the conditions to the offer or the merger not being satisfied or delaying the satisfaction of any such conditions, or that would reasonably be expected to prevent, delay, impair or interfere with Parent’s ability to consummate the offer or Parent’s, Merger Sub’s or our ability to consummate the merger; or

•	agree, authorize or commit to do any of the foregoing.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that the board will not withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to Parent or Merger Sub, the Company recommendation, or approve or recommend (or publicly propose to do so), an acquisition proposal, or cause or permit the Company to enter into any alternative acquisition agreement relating to any acquisition proposal.

From December 15, 2010 until 11:59 p.m. (Eastern time) on January 24, 2010, which we refer to as the go-shop period, we are permitted to:

•

initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties non-public information pursuant to acceptable confidentiality agreements; and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

From and after 12:00 a.m. on January 25, 2011, which we refer to as the no-shop period start date, we are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals. At any time from and after the no-shop period start date and until the earlier of the effective time of the merger or the termination of the merger agreement, we, our subsidiaries and our representatives may not:

•	initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer with respect to or that constitutes an acquisition proposal;

•	engage in, enter into continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information concerning the Company to any person relating to any acquisition proposal;

•	enter into any agreement or agreement in principle with respect to any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, at any time from and after the no-shop period start date and prior to the earlier of the completion of the offer and the time our stockholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person that did not result from a material breach of the preceding paragraph:

•	we may contact such person to clarify the terms and conditions of such proposal;

•

we may engage in discussions or negotiations with such person, and furnish to such third party requested non-public information concerning the Company and its subsidiaries pursuant to an acceptable confidentiality agreement, if our board or any committee thereof (x) prior to taking any such actions, determines in good faith after consultation with outside legal counsel that failure to take such action could be inconsistent with the directors’ fiduciary duties, and (y) determines in good faith after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal; and

•

our board or any committee thereof may authorize, approve, adopt, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise), if (i) the board determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal, and (ii) the Company has complied with its obligations in relation to a change of recommendation in connection with a superior proposal as described below.

At any time before the earlier of the date the merger agreement is adopted by our stockholders and the date the offer is consummated, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. (See “—Termination Fees” beginning on page [—].) In addition, at any time prior to the earlier of the date the merger agreement is adopted by the stockholders and the date the offer is completed, the board or any committee thereof may effect a change of recommendation if it determines in good faith, after consultation with outside counsel, that the failure to do so could be inconsistent with its fiduciary obligations under applicable law. However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must notify Parent at least 48 hours in advance of our intention to effect a change of recommendation in respect of a superior proposal or to terminate the merger agreement in respect of a superior proposal, specifying the identity of the person making such superior proposal and the material terms of such superior proposal and attaching the most current version of the applicable agreement relating to that superior proposal;

•

after providing such notice and prior to taking any such action, we must negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such 48-hour period to make revisions to the terms of the merger agreement as would permit the board not to take any such action with respect to such a superior proposal; and

•

the board must have considered in good faith any changes to the merger agreement, offered in writing by Parent in a manner that would form a contract if accepted by the Company and must have determined that the superior proposal would still constitute a superior proposal if such changes were given effect.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders; provided, that any such disclosure (including a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be a change of the Company recommendation unless the board expressly reaffirms its recommendation at least two business days prior to the earlier of the expiration date (if the offer has not been terminated) and the date of the stockholders meeting. In addition, the Company will not be permitted to recommend that its stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any acquisition proposal), unless in each case, in connection therewith, the board or any committee thereof effects a change of recommendation.

In this proxy statement, references to an acquisition proposal mean (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of our significant subsidiaries or (ii) any acquisition by any person or group of persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (A) more than 20% of the outstanding shares or of the total voting power of the equity securities of the Company, (B) assets that during the most recently completed 12 month period for which financial information is available generated more than 20% of the consolidated total revenues of the Company and our subsidiaries, taken as a whole, or (C) assets constituting more than 20% of consolidated total assets, measured either by book value or fair market value (including, equity securities of our subsidiaries), of the Company and our subsidiaries, taken as a whole, other than the transactions contemplated in the merger agreement

In this proxy statement, references to a superior proposal mean any acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the board has determined in its good faith judgment (i) is reasonably likely to be consummated in accordance with its terms, taking into account all material legal, regulatory and financial aspects of the proposal (including the financing thereof) and the person making the proposal (including the determination that the person making the proposal has available to it or can reasonably be expected to be able to obtain funds on customary terms and that are sufficient to consummate the acquisition proposal) and (ii) if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement (including any stockholders, if any, who would remain our stockholders following completion of the transactions contemplated by such acquisition proposal).

Action by Written Consent

Following the completion of the offer, when Parent, Merger Sub and its affiliates collectively own at least a majority of the outstanding shares of our common stock, Parent may notify us that Parent, Merger Sub and their affiliates elect to adopt the merger agreement by executing an action by written consent, which we refer to as the stockholder consent, as the holders of a majority of the outstanding shares of our common stock pursuant to the DGCL, and direct us to, in accordance with and subject to the requirements of applicable law:

•	as promptly as practicable, duly set a record date for an action by written consent of the stockholders of the Company for the purpose of adopting the merger agreement;

•

as promptly as practicable after the execution and delivery of the stockholder consent, file an information statement relating to such consent with the SEC in preliminary form and cause such information statement to be printed and mailed to the stockholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing such information statement; and

•	as promptly as practicable after we are legally permitted to do so, complete the actions approved in the stockholder consent.

Stockholders Meeting

If adoption of the merger agreement by the stockholders is required under applicable law and Parent has not notified us of its intention to proceed by stockholder consent as described above, we have the right after February 8, 2011 to take (and Parent and Merger Sub have the right after the later of February 8, 2011 and the date that all of the conditions in the merger agreement relating to the HSR Act and other regulatory approvals are satisfied or waived, to request in writing that we, and upon receipt of such written request, we shall as promptly as practicable take) action necessary to duly call, give notice of, convene and hold a meeting of holders of shares of our common stock as promptly as practicable after the date of mailing of the applicable proxy statement, to consider and vote upon the adoption of the merger agreement.

Short Form Merger

If following the consummation of the offer and the exercise, if any, of the top-up option, Parent and Merger Sub and their affiliates hold of record, in the aggregate, at least 90% of the outstanding shares, the parties to the merger agreement will take all necessary and appropriate action to cause the merger to become effective as soon as possible after the consummation of the offer without a stockholders meeting in accordance with the DGCL.

Filings; Other Actions; Notification

We and Parent will cooperate with each other and use (and cause our respective affiliates to use) our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to satisfy the conditions to closing described under “The Merger—Conditions to the Merger” beginning on page [—] and to consummate the transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable the regulatory filings described under “The Merger—Regulatory Approvals” beginning on page [—] and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the merger agreement.

We and Parent have agreed, subject to certain exceptions, to:

•

furnish the other, upon request, with all information concerning itself, its affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or their respective affiliates in connection with the transactions contemplated by the merger agreement;

•

keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement, and neither the Company nor Parent will permit any of its affiliates, officers or any other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by that governmental entity, gives the other party the opportunity to attend and participate;

•

promptly provide each federal, state, local or foreign court or governmental entity with jurisdiction over any required governmental approval any non-privileged information and documents that they reasonably request or that are necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement;

•

use reasonable best efforts to obtain promptly all required governmental approvals with respect to the transactions contemplated by the merger agreement and avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit completion of the transactions contemplated by the merger agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of us or Parent or our respective subsidiaries or affiliates if such action is reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated, or threatened commencement of any investigation or proceeding in any forum or issuance or enactment of any order, decree, decision, determination, judgment or law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement by any governmental entity; and

•

if any injunction, decision, order, judgment, determination, decree or law is entered, issued or enacted or becomes reasonably foreseeable to be entered, issued or enacted in any proceeding, review or inquiry that would make completion of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, use reasonable best efforts to take all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit the completion on a schedule as close as possible to that contemplated by the merger agreement.

Parent has also agreed to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would reasonably be expected to prevent or materially delay the receipt of all governmental approvals required to consummate the transactions contemplated by the merger agreement. Parent has also agreed to refrain, and to not permit any of its “affiliates” (used as defined in the FPA and the regulations of FERC promulgated thereunder) to acquire any securities of any other person or any assets or any other such business would be reasonably expected to materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement.

Company Cooperation with Refinancing

Prior to the closing of the merger, we will use our reasonable efforts, at Parent’s sole expense, to assist parent in refinancing all or any portion of the indebtedness of the Company existing on the date of the merger agreement. No such refinancing is a condition to the offer or the merger. Parent will indemnify and hold harmless the Company, its subsidiaries and its representatives in connection therewith.

Company Financing

Parent has agreed that from and after the consummation of the offer, it will provide or cause to be provided sufficient funding, in an amount up to $1.0 billion in the aggregate, to the Company and its subsidiaries to (a) permit them to operate their respective business and operations in the ordinary course of business consistent with past practice and (b) to the extent requested by the Company, to repay any outstanding indebtedness of the Company and its subsidiaries that is due and payable in connection with the consummation of the offer.

Employee Benefit Matters

Parent has agreed for the sole benefit of the Company that it will, and will cause the surviving corporation after the completion of the merger to:

•

from the acceleration time until the first anniversary of the effective time of the merger, provide our employees and the employees of our subsidiaries (in each case, other than those subject to collective bargaining agreements) who continue employment with Parent, the surviving corporation or any subsidiary of the surviving corporation, which we refer to as affected employees, with total annual cash compensation opportunities and benefits that, taken together, are substantially comparable in the aggregate to those total annual cash compensation opportunities and benefits provided by the Company and its subsidiaries immediately prior to the acceleration time;

•	following the acceleration time, comply with the provisions of each of our change in control severance plans;

•

cause any employee benefit plan in which affected employees are entitled to participate to credit all service by such employees for purposes of eligibility, vesting and benefit accrual (other than for benefit accruals under defined benefit pension plans) to the extent such service was credited under one of our comparable employee benefit plans;

•

cause any welfare benefit plan in which affected employees are entitled to participate to (i) waive any pre-existing condition limitations, exclusions or waiting period requirements to the extent such limitations, exclusions and waiting periods were satisfied or inapplicable under our comparable plans or the comparable plans of our subsidiaries and (ii) give credit for amounts paid by such affected employees for any co-payments, deductibles and other out-of-pocket expenses prior to the effective time of the merger under the terms of any corresponding Company plan in satisfying any applicable co-payment, deductible or out-of-pocket requirements for the plan year in which the effective time of the merger occurs under any welfare benefit plan in which the affected employee participates on and after the effective time of the merger;

•

honor obligations with the unions representing bargaining unit employees of the Company or its affiliates, including all contractual obligations under applicable collective bargaining agreements (subject to future bargaining between the unions and the Company or the Company’s affiliates); and

•

for all employees who continue employment with us or our subsidiaries, Parent, the surviving corporation or any of their subsidiaries through the earlier of March 15, 2011 and the date on which the Company otherwise pays annual bonuses and incentive payments in the ordinary course of business, pay bonuses and incentive payments to such employees on such earlier date in accordance with the Company’s short-term incentive plan and historical past practices; provided, that Parent will ensure that the aggregate annual bonuses and incentive payments made to all such employees, measured as a group, in respect of the 2010 calendar year are no less than the aggregate amount accrued therefor as of December  31, 2010 for such employees.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•

if required by applicable law, the merger agreement must have been duly adopted by holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon in accordance with applicable law and the certificate of incorporation and bylaws of the Company;

•

no order (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the merger has been issued and is in effect, and the consummation of the merger and the other transactions contemplated by the merger agreement are not prohibited or illegal under any applicable law; and

•	unless the offer shall have terminated, Parent has accepted for payment shares validly tendered and not validly withdrawn pursuant to the offer.

Solely to the extent the offer has not been terminated, the obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at and/or prior to the effective time of the merger of the following conditions:

•	our representations and warranties regarding:

•

our capitalization, our corporate power and authority, our approval of the merger agreement and the rights agreement must be true and correct in all respects, subject to such inaccuracies with regard to capitalization as are de minimis relative to that section as a whole;

•	the absence of a Company material adverse effect (as described below) must be true and correct; and

•	our other representations and warranties set forth in the merger agreement, and disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•

the Company has delivered to Parent a certificate signed by a senior executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied; and

•

the waiting period applicable to the consummation of the merger under the HSR Act has terminated or has expired, the approval of FERC under Section 203 of the FPA has been received, and the approval, or a determination that no approval is required, of the NYPSC pursuant to the New York Public Service Law has been received.

Solely to the extent the offer shall not have been completed, our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the effective time of the merger of the following conditions:

•

the representations and warranties of Parent set forth in the merger agreement must be true and correct in all material respects, except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•

Parent has delivered to the Company a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied; and

•

the waiting period applicable to the consummation of the merger under the HSR Act has terminated or has expired, the approval of FERC under Section 203 of the FPA has been received, and the approval, or a determination that no approval is required, of the NYPSC pursuant to the New York Public Service Law has been received.

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger and the offer at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the offer and the merger abandoned as follows:

•	by either Parent or the Company at any time prior to the effective time of the merger, if:

•

subject to certain limitations, the merger has not been consummated by the termination date, provided, that if on the termination date any of the conditions to closing of the merger are not fulfilled or waived but remain capable of being satisfied, then either of Parent or the Company may extend the termination date from February 28, 2011 to April 30, 2011 unless the offer has been consummated by the termination date, in which case no such termination right is available;

•

our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting, unless the offer has been consummated, in which case no such termination right is available; or

•	an order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the offer or the merger has become final and non-appealable.

However, none of the termination rights described in the preceding three bullet points will be available to any party whose failure to fulfill any obligation or other breach under the merger agreement has been the primary cause of, or the primary factor that resulted in, the failure of any condition to the offer or a condition to the consummation of the merger to have been satisfied on or before the termination date.

•	by the Company, if:

•

at any time prior to the earlier of the completion of the offer and the time that the Company’s stockholders adopt the merger agreement, (i) the board authorizes the Company, subject to complying with the terms of the merger agreement described under “—Solicitation of Acquisition Proposals” beginning on page [—], to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or concurrently with the termination of the merger agreement we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) immediately prior to or concurrently with such termination, we pay Parent or its designee the termination fee discussed under “The Merger Agreement—Termination Fees” beginning on page [—];

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which inaccuracy or breach would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or inaccuracy cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by us to Parent and (ii) two business days prior to the termination date (provided, that we will not have this right to terminate if we are then in material breach of the merger agreement and do not cure such breach within 10 days of notice of such breach from Parent);

•

(a) all of the conditions of the offer have been satisfied or waived before the expiration date of the offer and Parent fails to consummate the offer promptly thereafter or (b) (x) the offer has been terminated in accordance with its terms, (y) the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger) and (z) Parent and Merger Sub fail to consummate the merger within the earlier of (i) two business days following the date on which the completion of the merger should have occurred under the merger agreement and (ii) one business day before the termination date, and we stood ready, willing and able to consummate the merger during such period; or

•	Parent terminates or makes any change to the offer in violation of the terms of the merger agreement in any material respect.

•	by Parent, if:

•

the board (i) withholds, withdraws, qualifies or modifies its recommendation to our stockholders to tender their shares into the offer and to approve the proposal to adopt the merger agreement, which we refer to as the Company recommendation, or approves or recommends any acquisition proposal, which we refer to collectively as a change of recommendation or (ii) fails to include the Company recommendation in its proxy statement or on the Schedule 14D-9 relating to the offer;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or inaccuracy would give rise to the failure of the condition to closing of the merger (if the offer has been terminated) or the conditions to the offer (if the offer has not been terminated), in each case, relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or inaccuracy cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given to us by Parent and (ii) two business days prior to the termination date (provided, that Parent will not have this right to terminate if it is then in material breach of the merger agreement and does not cure such breach within 10 days of notice of such breach from the Company), which we refer to as a Company breach termination event;

•

if a written environmental report prepared by a reputable, nationally recognized environmental consulting firm selected by Parent and reasonably acceptable to the Company concludes that the Company is subject to an obligation to comply with environmental laws as in effect and interpreted on the date of the merger agreement that will result in the Company incurring environmental capital expenditures between January 1, 2011 and December 31, 2013 plus environmental liabilities as accrued on the Company’s September 30, 2010 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, such that individually or in the aggregate, such costs are more than $250 million in excess of the $395 million currently projected by the Company, and Parent shall have provided written notice to the Company of such determination on or before January 17, 2011, which we refer to as the environmental liability termination; or

•

if the aggregate Pension Benefit Guaranty Corporation termination liability as of December 31, 2010 for the Company’s Title IV benefit plans as determined in accordance with Section 4044 of ERISA, and related regulations and certain assumptions set forth in Company disclosure letter delivered in connection with the merger agreement, less the aggregate fair market value of the assets in the trusts for the Company’s Title IV benefit plans as of November 30, 2010, exceeds $250 million, and Parent has delivered written notice of such termination to the Company on or prior to January 17, 2011, which we refer to as the pension liability termination.

Termination of the Offer

The merger agreement provides that if the merger agreement is terminated:

•	by the Company in connection with a subsequent transaction (as discussed below under “—Parent Ownership and Vote” beginning on page [—]);

•	by mutual consent of the parties;

•	by the Company in connection with a breach of the representations, warranties or covenants under the merger agreement by Parent or Merger Sub;

•	by the Company in connection with the failure of Parent to promptly consummate the offer following the satisfaction of the conditions to the offer;

•	by the Company in connection with a termination or change to the offer by Parent in violation of the terms of the merger agreement in any material respect;

•	by Parent in connection with an environmental liability termination; or

•	by Parent in connection with a pension liability termination (we refer to any of the foregoing as a tender termination);

then Parent will, within one business day of that termination, terminate the offer. If the merger agreement has been adopted by the holders of a majority of the issued and outstanding shares of our common stock, then Parent will, within one business day of that termination, terminate the offer.

If the merger agreement is terminated pursuant to a tender termination prior to the purchase of shares in the offer, Parent will promptly return all tendered shares to the holders. If the offer is terminated as described above in connection with the adoption of the merger agreement, the parties will go forward with the merger subject to the terms and conditions of the merger agreement.

Continuing Offer

Unless the merger agreement (and as a result, the offer) is terminated pursuant to a tender termination, Parent will not be required to terminate the offer if:

•	the offer has not been terminated prior to the date of termination of the merger agreement;

•	the offer, as it may be extended, does not have an expiration date later than September 15, 2011;

•

the only conditions to the obligations of Parent to accept for payment shares validly tendered and not withdrawn pursuant to the offer are (i) that the number of the outstanding shares that have been validly tendered and not properly withdrawn, together with any shares then owned by Parent, its subsidiaries and the support parties, equals at least a majority of the outstanding shares as of the expiration of the offer, (ii) the expiration or termination of applicable waiting periods under the HSR Act, the approval of FERC under Section 203 of the FPA and the approval, or a determination that no approval is required, of the NYPSC under the New York Public Service Law and (iii) the absence of an order by a governmental entity restraining the completion of such continuing offer (and Parent will not waive or amend the condition described in clause (i) in respect of such continuing offer or impose additional conditions);

•	Parent provides the Company with an irrevocable commitment to comply with certain provisions of the definition of “qualifying offer” as defined in the rights agreement; and

•	Parent has available to it sufficient funds to pay the aggregate offer price and other consideration required to be paid to satisfy its obligations under the preceding fourth bullet.

The board has no obligation to recommend that Company stockholders tender their shares in the continuing offer and can recommend against it.

Termination Fees

We are required to pay Parent a termination fee equal to $16.3 million, less expenses paid to Merger Sub or its designee in respect of certain expenses incurred by Parent, Merger Sub and their respective affiliates under the merger agreement as described below, if:

•

before adoption of the merger agreement by our stockholders, the merger agreement is terminated as a result of the termination provisions described above relating to the failure of the merger to be consummated on or prior to the termination date or the failure of the stockholders to adopt the merger agreement at the stockholders meeting and, in either case, within 18 months of such termination the Company consummates an acquisition proposal (changing the references to 20% in the definition of “acquisition proposal” to 50%) with consideration to be paid to the stockholders (cash or otherwise) having an aggregate value of more than the $5.50 per share;

•

Parent terminates the merger agreement due to the board having (i) made and not withdrawn a change of recommendation, (ii) approved or recommended to the Company stockholders an acquisition proposal or (iii) failed to include the Company recommendation in the proxy statement or the Schedule 14D-9 or if Parent or the Company otherwise terminates the merger agreement at a time when Parent had the right to terminate the merger agreement for one of the reasons described in this paragraph;

•	the merger agreement is terminated by the Company in connection with the Company’s entry into an alternative acquisition agreement with respect to a superior proposal; or

•

before adoption of the merger agreement by the Company stockholders, the merger agreement is terminated as a result of termination provisions described above relating to the failure of the merger to be consummated on or prior to the termination date or the failure of the stockholders to adopt the merger agreement at the stockholders meeting and, in either case, any person has made or publicly announced a bona fide acquisition proposal after the date of the merger agreement but prior to such termination, and such acquisition proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the vote of the stockholders to adopt the merger agreement in any material respect at least 10 calendar days prior to, with respect to a termination in respect of the termination date described above, the date of termination, or at least five business days prior to, with respect to a termination in respect of the failure of the stockholders to adopt the merger agreement described above, the date of the meeting of the Company stockholders at which stockholder adoption of the merger agreement is to be considered and within 18 months of such termination the Company consummates an acquisition proposal (whether or not it is the same acquisition proposal that was so made or publicly announced) (changing the references to 20% in the definition of “acquisition proposal” to 50%).

The Company must also pay Merger Sub or its designee in respect of expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement and as consideration for entering into the merger agreement an amount equal to $5 million if the merger agreement is terminated because either (x) the stockholders do not adopt the merger agreement or (y) Parent terminates the merger agreement pursuant to a Company breach termination event.

Expenses

The surviving corporation will pay all charges and expenses, including those of the paying agent, in connection with the exchange and payment procedures and payment for the shares. Except as describe above under “—Termination Fees” beginning on page [—], whether or not the offer or the merger is consummated, subject to certain exceptions, all other costs and expenses incurred in connection with the merger agreement and the offer or the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Remedies

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, prior to the consummation of the merger, the Company shall be entitled to specific performance to prevent or cure breaches of the merger agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of the merger agreement, including to cause Parent and/or Merger Sub to consummate the transactions contemplated by the merger agreement, including to consummate the offer and/or to effect the closing of the merger.

Indemnification; Directors’ and Officers’ Insurance

From and after the acceleration time, the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our and our subsidiaries’ present and former officers and directors against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our or our subsidiaries’ request) at or prior to the effective time of the merger, if such indemnified party acted in good faith and in a manner such indemnified party reasonably believed to be in or not opposed to the best interest of the Company or its subsidiaries and, with respect to any criminal proceeding, such indemnified party had no reasonable cause to believe such indemnified party’s conduct was unlawful (including in connection with the merger agreement or the transactions contemplated thereby and actions to enforce such indemnification or advancement rights) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain a six-year “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Such policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as our existing policies with respect to any matter claimed against our and our subsidiaries’ present and former officers and directors serving in such capacity that existed or occurred at or prior to the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance. However, prior to our obtaining and paying for such insurance policies, we have agreed to consult with Parent regarding obtaining such policies from an insurer with a claims rating at least equal to that of our current provider of such insurance and we have agreed to permit Parent’s insurance advisor to participate in the process of negotiating such insurance. We have agreed to provide five business days prior notice to Parent before purchasing any such insurance and, if Parent’s insurance advisor can provide the Company comparable but less expensive insurance, the Company will acquire such less expensive insurance.

If we or the surviving corporation fail to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger. Parent’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

Following the effective time of the merger, the present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Access to the Company

Subject to certain exceptions and applicable law, we will afford Parent and its authorized representatives reasonable access to the Company and will furnish Parent information concerning our business, properties, facilities, operations and personnel as may reasonably be requested.

Modification or Amendment

The parties to the merger agreement may modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of the respective parties. After the consummation of the offer but prior to the effective time, the merger agreement may not be amended in a manner that would adversely affect the rights of our stockholders to receive the per share merger consideration. If such amendment or waiver is made after the holders of a majority of the outstanding shares of common stock have voted in favor of adoption of the merger agreement, and applicable law or the rules and regulations of NYSE require further approval of our stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the holders of a majority of the issued and outstanding common stock.

Stockholder Litigation

In the event that any stockholder litigation related to the merger agreement, the offer, the merger or the other transactions contemplated by the merger agreement is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the board prior to the effective time of the merger, the Company will promptly notify Parent and will keep Parent reasonably informed with respect to the status thereof. The Company will reasonably consult with Parent with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the offer or the merger agreement, and no settlement of such litigation will be agreed to without Parent’s prior written consent, in its sole discretion.

Parent Ownership and Vote

Under the merger agreement, Parent has agreed that from the date of the merger agreement until the voting termination date (as defined below), neither Parent nor any of the support parties will directly or indirectly (i) sell, assign, transfer, tender, pledge or encumber or otherwise dispose of any shares beneficially owned by them as of the date of the merger agreement to a third party, (ii) deposit any such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares or, subject to the following paragraph, grant any proxy, written consent or power of attorney with respect to such shares that is inconsistent with the terms of the merger agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the transfer of such shares to a third party or (iv) transfer, acquire or agree, offer, seek or propose to acquire any shares, or equity interests, debt securities, notes or indebtedness of the Company or one of its subsidiaries or other right to acquire such ownership, including through any swap agreement or other security, contract rights or derivative position at a price related to the value of the shares or such equity interests or at a value determined with reference to or derived from the value of the shares or such equity interests or that provides to the holder an opportunity to profit from any increase in the value of the shares or such equity interests of the Company or any of its subsidiaries.

In addition, during the same period, Parent agreed to, and agreed to cause the support parties to, vote, consent or tender shares of our common stock (a) in favor of the adoption of the merger agreement at any meeting of our stockholders and at all adjournments and postponements of such meeting and (b) if the merger agreement is terminated in connection with a superior proposal (as defined in “—Solicitation of Acquisition Proposals” beginning on page [—]), in favor of the adoption of the agreement relating to that superior proposal and/or into any tender offer contemplated thereby, but if and only if that superior proposal meets the following requirements (we refer to a superior proposal that meets such requirements as a subsequent transaction):

•	the superior proposal is an all-cash offer for all outstanding shares;

•

the superior proposal requires the person making the superior proposal to pay a termination fee of at least $100 million to the Company in circumstances no less favorable than those applicable to the payment of the termination fee by Denali Parent in the prior merger agreement;

•	the superior proposal is:

•

from a person who has a positive net worth of $1.2 billion and has unencumbered cash, cash equivalents and readily marketable securities in an amount equal to or greater than the purchase price set forth in the superior proposal; or

•

supported by a guarantee of the termination fee described above by a parent, general partner or manager entity who satisfies the net worth and unencumbered asset tests described above, or supported by the deposit of the amount of the termination fee described above into an escrow account pursuant to an escrow agreement on terms acceptable to Parent;

•

the superior proposal contains conditions to the obligations of the person making the superior proposal to consummate the superior proposal that are no more favorable to such person than the conditions to the obligations of Parent to effect the transactions contemplated by the merger agreement; and

•

the superior proposal includes a release by the proposing person and its affiliates of all rights and claims available under Section 16(b) of the Exchange Act arising out of such superior proposal against Parent, Merger Sub and any of their affiliates, and an agreement to return any payments related to such rights and claims paid notwithstanding the foregoing release.

Parent and the support parties also agreed, until the earlier of the acceleration time and the termination of the merger agreement, to vote against any proposal made by a Company stockholder (whether or not such proposal is included in the Company’s proxy statement or consent statement) to be considered and voted upon at a meeting our stockholders or any other action sought to be taken by a Company stockholder in lieu of such a meeting if such vote is recommended by the board.

Parent and its affiliates also agreed not to exercise any appraisal rights in connection with the offer, the merger or a subsequent transaction.

The “voting termination date” means the earliest to occur of the following: (i) the effective time of the merger, (ii) the date of the termination of the merger agreement other than in connection with a subsequent transaction or (iii) if the merger agreement is terminated in connection with a subsequent transaction, the first to occur of the date that the transactions contemplated by the alternative acquisition agreement in respect of such subsequent transaction are consummated, such alternative acquisition agreement is terminated, or the board withholds, withdraws, modifies or qualifies its recommendation of such subsequent transaction.

The support parties have agreed in the support agreement to comply with the obligations applicable to Parent and its affiliates in the merger agreement described in this “—Parent Ownership and Vote”.

MARKET PRICE OF THE SHARES

The shares are listed for trading on the NYSE under the symbol “DYN”. The table below shows, for the periods indicated, the closing price range of the shares, as reported by Bloomberg L.P. On May 21, 2010, the Company’s stockholders approved a reverse stock split of outstanding common stock at a ratio of 1-for-5. This reverse stock split was effected on May 25, 2010.

	Common Stock Price		Post-Reverse Stock Split Equivalent
	High	Low	High	Low
2009
Quarter ended March 31	$2.69	$1.04	$13.45	$5.20
Quarter ended June 30	$2.47	$1.45	$12.35	$7.25
Quarter ended September 30	$2.55	$1.78	$12.75	$8.90
Quarter ended December 31	$2.63	$1.81	$13.15	$9.05
2010
Quarter ended March 31	$1.99	$1.22	$9.95	$6.10
Quarter ended June 30	$6.80	$3.85	—	—
Quarter ended September 30	$5.10	$2.78	—	—
Quarter ending December 31	$5.89	$4.44	—	—
2011
Quarter ended March 31 (through January 5, 2011)	$5.71	$5.64	$—	$—
Quarter ended June 30	—	—	—	—
Quarter ended September 30	—	—	—	—
Quarter ending December 31	—	—	—	—

The closing price of the shares on the NYSE on December 14, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $5.45 per share. On [—], 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the shares on the NYSE was $[—] per share. You are encouraged to obtain current market quotations for the shares in connection with voting your shares of common stock.

The Company has not paid a dividend on the shares since 2002, and the Company does not foresee a declaration of dividends on the shares in the near term, particularly given the dividend restrictions in the Company’s current financing arrangements. Further, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside, establish a record date for or pay any dividends on the shares without the consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares beneficially owned as of January 5, 2011, except as otherwise noted, by: (i) each director of the Company; (ii) our named executive officers, consisting of Mr. Williamson, Ms. Nichols, Mr. Blodgett, Mr. Lednicky and Mr. Cook; (iii) all of our current directors and officers as a group; and (iv) each person or entity the Company knows to beneficially own more than 5% of the outstanding shares:

	Number of Shares Beneficially Owned(1)	Percent of Class(1)(2)
Directors**
David W. Biegler(3)	37,125	*
Victor E. Grijalva(3)	30,681	*
Patricia A. Hammick(3)	40,125	*
Howard B. Sheppard(3)	27,751	*
William L. Trubeck(3)	37,325	*

Named Executive Officers**
Bruce A. Williamson(4)	1,475,823	1.2%
Holli C. Nichols(5)	282,622	*
J. Kevin Blodgett(6)	184,104	*
Lynn A. Lednicky(7)	239,404	*
Charles C. Cook(8)	168,813	*

All Directors and Officers as a group (10 persons)	2,523,773	2.1%
Other
Seneca Capital Investments, L.P.(9)	11,226,500	9.3%
590 Madison Avenue, 28th Floor New York, NY 10022
Icahn Capital LP(10)	18,042,212	14.9%
767 Fifth Avenue, 47th Floor, New York, NY 10153
Donald Smith & Co., Inc.(11)	8,410,038	6.9%
152 W. 57th Street, 22nd Floor, New York, NY 10019

*	Percentage ownership of less than one percent.
**	The address of all our directors and named executive officers is the Company’s headquarters at 1000 Louisiana Street, Suite 5800, Houston, TX 77002.
(1)	The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days of January 5, 2011 through the exercise of any option, warrant or right, regardless of whether such arrangement is currently in the money, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as otherwise indicated, each person and entity has the sole voting and investment power with respect to the shares set forth in the table.
(2)	Based upon 121,059,184 shares issued and outstanding at January 5, 2011.

(3)	Amounts shown include the following number of shares payable upon termination of service as a director, at the election of the director, with respect to certain Company phantom stock units awarded under the Director Deferred Compensation Plan: 35,125 shares payable to Messrs. Biegler and Trubeck and Ms. Hammick; 24,751 shares payable to Mr. Sheppard; and 27,681 shares payable to Mr. Grijalva. The amounts shown do not include certain stock units held by Ms. Hammick through our Director Deferred Compensation Plan which are payable, upon retirement, exclusively in cash and not in shares. For Mr. Sheppard, amount shown includes 3,000 shares held in a family trust.
(4)	Amount shown includes 1,147,820 shares issuable upon the exercise of Company stock options held by Mr. Williamson and 21,390 and 111,111 shares which vest on March 6, 2011 and March 3, 2013, respectively. Amount shown also includes approximately 5,699 shares held by the Trustee of the Dynegy Inc. 401(k) Savings Plan, or the Dynegy 401(k) Plan, for the account of Mr. Williamson, based on the market value of units held by Mr. Williamson in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our common stock as of January 5, 2011. The amount shown does not include 318,584 Company phantom stock units held by Mr. Williamson through our Dynegy Inc. 2009 Phantom Stock Plan, or the Phantom Stock Plan, that are payable exclusively in cash and not in shares.
(5)	Amount shown includes 230,554 shares issuable upon the exercise of Company stock options held by Ms. Nichols and 5,347 and 29,166 shares of Company restricted stock which vest on March 6, 2011 and March 3, 2013, respectively. Amount shown also includes approximately 6,434 shares held by the Trustee of the Dynegy 401(k) Plan for the account of Ms. Nichols, based on the market value of units held by Ms. Nichols in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our common stock as of January 5, 2011. The amount shown does not include 79,646 Company phantom stock units held by Ms. Nichols through our Phantom Stock Plan that are payable exclusively in cash and not in shares.
(6)	Amount shown includes 148,099 shares issuable upon the exercise of employee stock options held by Mr. Blodgett and 3,977 and 21,875 shares of Company restricted stock which vest on March 6, 2011 and March 3, 2013, respectively. Amount shown also includes approximately 5,529 shares held by the Trustee of the Dynegy 401(k) Plan for the account of Mr. Blodgett, based on the market value of units held by Mr. Blodgett in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our shares as of January 5, 2011. The amount shown does not include 59,236 Company phantom stock units held by Mr. Blodgett through our Phantom Stock Plan that are payable exclusively in cash and not in shares.
(7)	Amount shown includes 196,769 shares issuable upon the exercise of Company stock options held by Mr. Lednicky and 3,977 and 21,875 shares of Company restricted stock which vest on March 6, 2011 and March 3, 2013, respectively. Amount shown also includes approximately 5,977 shares held by the Trustee of the Dynegy 401(k) Plan for the account of Mr. Lednicky, based on the market value of units held by Mr. Lednicky in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our shares as of January 5, 2011. The amount shown does not include 59,236 Company phantom stock units held by Mr. Lednicky through our Phantom Stock Plan that are payable exclusively in cash and not in shares.
(8)	Amount shown includes 134,607 shares issuable upon the exercise of Company stock options held by Mr. Cook and 5,715 and 21,146 shares of Company restricted stock which vest on March 6, 2011 and March 3, 2013, respectively. Amount shown also includes approximately 4,038 shares held by the Trustee of the Dynegy 401(k) Plan for the account of Mr. Cook, based on the market value of units held by Mr. Cook in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our shares as of January 5, 2011. The amount shown does not include 55,752 Company phantom stock units held by Mr. Cook through our Phantom Stock Plan that are payable exclusively in cash and not in shares.
(9)

Based on Schedule 13D/A (the “Seneca 13D”) filed with the SEC on November 22, 2010 on behalf of (i) Seneca Capital International Master Fund, L.P., a Cayman Islands exempted limited partnership (“International Fund”), (ii) Seneca Capital, L.P., a Delaware limited partnership (“U.S. Fund”), (iii) Seneca Capital Investments, L.P., a Delaware limited partnership (“Seneca LP”), (iv) Seneca Capital Investments, LLC, a Delaware limited liability company (“Seneca LLC”), (v) Seneca Capital International GP, LLC, a Delaware limited liability company (“Seneca International GP”), (vi) Seneca Capital Advisors, LLC, a Delaware limited liability company (“Seneca Advisors”), and (vii) Douglas A. Hirsch (together with each of the foregoing, the “Seneca Reporting Persons”). Such filing indicated that (1) International Fund had shared voting and dispositive power with respect to 7,712,100 shares, (2) U.S. Fund had shared voting and dispositive power with respect to 3,514,400 shares, (3) Seneca LP had shared voting and dispositive power with respect to 11,226,500 shares, (4) Seneca LLC had shared voting and dispositive power with respect to 11,226,500 shares, (5) Seneca International GP had shared voting and dispositive power with respect to 7,712,100 shares, (6) Seneca Advisors had shared voting and dispositive power with respect to 3,514,400 shares and (7) Mr. Hirsch had shared voting and dispositive power with respect to 11,226,500 shares. The Seneca 13D included the following language: “shares reported herein as being held by International Fund and U.S. Fund (the ‘shares’) may be deemed to be beneficially owned, within the meaning of Rule 13d-3 under the Act, by Seneca LP, Seneca LLC and Mr. Hirsch. Seneca LP serves as the investment manager for each of Seneca International and U.S. Fund. Seneca LLC is the general partner of Seneca LP. Seneca International GP is the general partner of International Fund, and Seneca Advisors is the general partner of U.S. Fund. Mr. Hirsch is the managing member of each of Seneca LLC, Seneca International GP and Seneca Advisors. Each of Seneca LP, Seneca LLC, Seneca International GP, Seneca Advisors and Mr. Hirsch disclaims beneficial ownership of the shares except to the extent of its or his pecuniary interest therein, and the filing of this Schedule 13D shall not be deemed an admission of beneficial ownership of such shares for any purpose.” As of January 2, 2011, International Fund and U.S. Fund held European-style call options, providing the right to purchase 2,331,400 and 1,059,600 shares, respectively, at an exercise price of $0.01 per share, by delivery notice of exercise as of April 15, 2011. Such options are not exercisable within sixty days of the filing date of the Seneca 13D, and therefore the shares to which they relate are not currently deemed beneficially owned by the Seneca Reporting Persons.

(10)

Based on Schedule 13D filed with the SEC on November 15, 2010, Schedule 13D/A filed with the SEC on December 23, 2010 and Form 4 filed with the SEC on November 17, 2010 (the “Icahn Form 4”), each on behalf of High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn, a citizen of the United States of America (collectively, the “Icahn Reporting Persons”): Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Reporting Persons. In addition, Mr. Icahn is the indirect holder of approximately 92.4% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings. The Icahn Reporting Persons beneficially own, in the aggregate, 18,042,212 shares (including the 6,042,212 shares underlying call and put options), representing approximately 14.9% of the Issuer’s outstanding shares. High River directly beneficially owns 3,608,441 shares (including 1,208,442 call options), Icahn Partners directly beneficially owns 5,510,709 shares (including 1,857,034 call options), Icahn Master directly beneficially owns 6,238,314 shares (including 2,092,971 call options), Icahn Master II directly beneficially owns 1,805,714 shares (including 590,137 call options), Icahn Master III directly beneficially owns 879,034 shares (including 293,628 Call Options), Hopper indirectly beneficially owns 3,608,411 shares (including 1,208,442 call options), Barberry indirectly beneficially owns 3,608,411 shares (including 1,208,442 call options), Icahn Offshore indirectly beneficially owns 8,923,062 shares (including 2,976,736 call options), Icahn Onshore indirectly beneficially owns 5,510,709 (including 1,857,034 call options), Icahn Capital indirectly beneficially owns 14,433,771 shares (including 4,833,770 call options), IPH indirectly beneficially owns 14,433,771 shares (including 4,833,770 call options), Icahn Enterprises Holdings indirectly beneficially owns 14,433,771 shares (including 4,833,770 call options),

Icahn Enterprises G.P. indirectly beneficially owns 14,433,771 shares (including 4,833,770 call options), Beckton indirectly beneficially owns 14,433,771 shares (including 4,833,770 call options), and Carl C. Icahn indirectly beneficially owns 18,042,212 shares (including 6,042,212 call options). The Icahn Form 4 included the following language: “Each of Barberry and Beckton is 100 percent owned by Carl C. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. Each of Hopper, Barberry and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the shares (including Options) which High River owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares (including Options) except to the extent of their pecuniary interest therein. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the shares (including Options) which Icahn Partners owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares (including Options) except to the extent of their pecuniary interest therein. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the shares (including Options) which each of Icahn Master, Icahn Master II and Icahn Master III owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares (including Options) except to the extent of their pecuniary interest therein. High River directly beneficially owns 1,208,442 call options (the “Call Options”), Icahn Partners directly beneficially owns 1,857,034 Call Options, Icahn Master directly beneficially owns 2,092,971 Call Options, Icahn Master II directly beneficially owns 590,137 Call Options, and Icahn Master III directly beneficially owns 293,628 Call Options. High River directly wrote 1,208,442 European-style put options (the “Put Options,” and together with the Call Options, the “Options”), Icahn Partners directly wrote 1,857,034 Put Options, Icahn Master directly wrote 2,092,971 Put Options, Icahn Master II directly wrote 590,137 Put Options, and Icahn Master III directly wrote 293,628 Put Options. The Call Options reference an aggregate of 6,042,212 shares of common stock of Dynegy Inc. and have an exercise price of $2.90, and expire on November 10, 2012. The Put Options have an exercise price of $2.90, reference an aggregate of 6,042,212 underlying shares and expire on November 10, 2012. The Put Options provide that they settle in cash.

(11)	Based on its report on Schedule 13F, as filed November 15, 2010, reporting for the quarter ended September 30, 2010.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $5.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Also, if you tender your shares in the offer and such shares are accepted for payment by Parent prior to completion of the merger, you will not be entitled to appraisal rights for such shares. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex F to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 provides that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders must be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex F. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the shares of our common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Dynegy Inc., Attention: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner.

Within 10 days after the effective time of the merger, the surviving corporation must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the cash payment specified by the merger agreement for that stockholder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand for appraisal made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders of our common stock should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of our common stock. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery through an appraisal proceeding will determine the fair value of the shares of our common stock as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value is determined, the Delaware Court of Chancery will direct the payment of the fair value of the shares together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $5.50 per share cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF THE SHARES

If the merger is completed, the shares will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the shares.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2011 annual meeting of stockholders next year. The deadline has passed for submitting stockholder proposals under Rule 14a-8 promulgated under the Exchange Act for inclusion in the Company’s proxy statement and proxy, and for consideration at the next annual meeting of its stockholders. However, our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. To be timely, a stockholder’s notice must be submitted in writing to the secretary of the Company not later than the close of business on February 20, 2011 nor earlier than the close of business on January 21, 2011, regardless of the public announcement of the adjournment of that meeting to a later date; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder, to be timely, must be submitted not earlier than the close of business on the 120th day before such annual meeting and not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Any director nomination must be accompanied in writing by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected. The nominating stockholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares that are owned beneficially and of record by such stockholder and such beneficial owner. Finally, the nominating stockholder must discuss the nominee’s qualifications to serve as a director as described in our Corporate Governance Guidelines.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.dynegy.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on February 25, 2010);

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2010 (filed with the SEC on November 9, 2010); for the fiscal quarter ended June 30, 2010 (filed with the SEC on August 6, 2010); and for the fiscal quarter ended March 31, 2010 (filed with the SEC on May 10, 2010);

•

Current Reports on Form 8-K, as amended, filed with the SEC on December 30, 2010, December 15, 2010, November 30, 2010, November 24, 2010, November 17, 2010, November 15, 2010, November 12, 2010, November 9, 2010, November 8, 2010, November 5, 2010, November 2, 2010, November 1, 2010, October 27, 2010, October 26, 2010, October 22, 2010, October 19, 2010, October 6, 2010, October 5, 2010, September 29, 2010, September 23, 2010, September 17, 2010, September 9, 2010, August 25, 2010, August 24, 2010, August 19, 2010, August 13, 2010, August 6, 2010, May 25, 2010, May 10, 2010, March 5, 2010, February 25, 2010, February 2, 2010 and January 4, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on April 2, 2010.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Dynegy Inc., Attn: Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, Telephone 713-507-6466 (toll-free at 1-800-800-8220), on the Investors page of our corporate website at www.dynegy.com; by calling D.F. King at (800) 697-6975 (toll-free); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE

INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

DYNEGY INC.,

IEH MERGER SUB LLC

and

IEP MERGER SUB INC.

Dated as of December 15, 2010

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 15, 2010, among Dynegy Inc., a Delaware corporation (the “Company”), IEH Merger Sub LLC, a Delaware limited liability company (“Parent”), and IEP Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, including Exhibit A, Parent has agreed to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance under this Agreement, the “Offer”) to purchase all of the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), including the associated rights (the “Rights”, and together with the shares of Common Stock, the “Shares”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of November 22, 2010 and as amended on the date hereof (as it may be further amended from time to time, the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent, that are issued and outstanding, at a price of $5.50 per Share in cash, net to the seller in cash but subject to any required withholding of Taxes (such price as it may be amended from time to time in accordance with this Agreement, the “Offer Price”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Company to enter into this Agreement, certain Affiliates of Parent have entered into a Support Agreement with the Company (the “Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Icahn Enterprises Holdings L.P., a Delaware limited partnership (the “Guarantor”) is entering into a guarantee (the “Guarantee”) in favor of the Company pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub arising prior to or at the Effective Time (other than with respect to Section 7.11) in connection with this Agreement;

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors of the Company consisting only of independent directors of the Company (the “Special Committee”), has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Parent in the Offer and, to the extent applicable, adopt this Agreement;

WHEREAS, each of the sole member of Parent and the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of it and its members or stockholders, as applicable, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

The Offer

1.1. The Offer.

(a) Commencement. Provided that this Agreement shall not have been terminated in accordance with Article IX, Parent shall, as promptly as practicable (and, in any event, by 5:00 p.m. (New York City time) on December 22, 2010) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all outstanding Shares at the Offer Price. The obligations of Parent to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A (the “Tender Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any Shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Waiver of Tender Offer Conditions. Parent expressly reserves the right from time to time, in its sole discretion, to waive any Tender Offer Condition; provided that without the prior written consent of the Company, Parent shall not, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend, modify or waive satisfaction of the Minimum Condition or the Regulatory Condition (each, as defined in Exhibit A), (iv) impose additional conditions to the Offer or amend or modify any of the Tender Offer Conditions in a manner adverse to holders of Shares (for the avoidance of doubt, other than the Minimum Condition and the Regulatory Condition, which shall not be amended, modified or waived without the prior written consent of the Company), (v) accelerate the Expiration Date to any date earlier than January 25, 2011, (vi) make any change in the Offer that would require an extension or delay of the then-current Expiration Date (other than an increase in the Offer Price), (vii) amend any other term of the Offer in a manner adverse to holders of Shares or (viii) except as provided in Section 1.1(d), extend the then-current Expiration Date of the Offer.

(c) Securities Filings. On the date of commencement of the Offer, Parent shall (i) file or cause to be filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer filed under cover of Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) and the related offer to purchase, letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the holders of Shares as and to the extent required by the applicable federal securities Laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”). The Company agrees to furnish to Parent all information concerning the Company required by the Securities Laws to be set forth in the Offer Documents. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent shall take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case, as and to the extent required by the Securities Laws. Parent will provide the Company a reasonable opportunity to review and comment on the Offer Documents, and any amendments thereto, before they are filed with the SEC or disseminated to the holders of Shares. Parent shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Offer Documents and provide copies of such comments to the Company promptly upon receipt and copies of proposed responses to the Company a reasonable time prior to filing or dissemination to allow for meaningful comment by the Company.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight (Eastern time) on the later of (x) the 20th business day following the commencement of the Offer and (y) January 25, 2011 (the initial expiration date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”), and Parent shall not terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Article IX or pursuant to Section 1.1(f). Notwithstanding the foregoing, Parent may, without receiving the consent of the Company, (i) extend the Expiration Date for any period required by the Securities Laws or the rules and regulations of the New York Stock Exchange (the “NYSE”) applicable to the Offer (it being agreed and understood that if Parent increases the Offer Price, it shall be required to extend the Expiration Date for the minimum period required under the Securities Laws) or (ii) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act; provided that, in accordance with Rule 14d-11 under the Exchange Act, Parent shall immediately accept for payment and promptly (and in any event within three (3) business days) pay for all Shares tendered during any such subsequent offering period. In addition, Parent shall, if requested by the Company, make available a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act; provided, that Parent shall not be required to make available such subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent then holds of record more than 90% of the outstanding Shares. So long as this Agreement has not been terminated pursuant to Article IX or the Offer has not been terminated pursuant to Section 1.1(f) (and subject to each party’s rights to terminate this Agreement pursuant to Article IX), if at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, Parent shall extend the Offer and the Expiration Date to a date that is not more than five (5) business days after such previously scheduled Expiration Date; provided, however, that Parent shall not be required to extend the Offer and the Expiration Date to a date later than the Termination Date. Nothing contained herein shall limit or otherwise affect the Company’s right to terminate this Agreement pursuant to Sections 9.2 and 9.3 in accordance with the terms thereof. For purposes of this Agreement, the term “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

(e) Offer Closing. Subject solely to the satisfaction or waiver by Parent in accordance with Section 1.1(b) hereof of the Tender Offer Conditions, Parent shall, as soon as possible after the expiration of the Offer (and in any event within three (3) business days), accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which immediately available funds are irrevocably deposited by Parent with the depositary for payment for all Shares in an amount sufficient to pay the aggregate Offer Price for all Shares validly tendered and not withdrawn pursuant to the Offer (excluding Shares validly tendered pursuant to a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act) being referred to as the “Offer Closing”). The date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”. Parent shall have on a timely basis the cash necessary to purchase any Shares that Parent becomes obligated to purchase pursuant to the Offer in order to consummate the Offer Closing.

(f) Offer Termination. If this Agreement is terminated pursuant to a Tender Termination or if this Agreement has been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company, Parent shall promptly (and in any event within one (1) business day of such termination or adoption, as applicable), irrevocably and unconditionally terminate the Offer. If this Agreement is terminated pursuant to a Tender Termination prior to the purchase of Shares in the Offer, Parent shall promptly return, and shall cause any depositary acting on behalf of Parent to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. A “Tender Termination” is a termination of this Agreement pursuant to Section 9.3(a) in connection with a Subsequent Transaction, Section 9.1, Section 9.3(b), Section 9.3(c)(i), Section 9.3(d), Section 9.4(c) or Section 9.4(d). The Parties hereto acknowledge and agree that if the Offer is terminated as a result of the adoption of this Agreement by holders of Shares constituting the Company Requisite Vote, such termination shall not give rise to a right of termination of this Agreement except to the extent expressly provided for in Article IX and that, absent such termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g) Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Parent, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

(h) Continuation of Offer. Unless this Agreement is terminated pursuant to a Tender Termination, in which event the Offer shall be terminated by Parent in accordance with Section 1.1(f)), Parent shall not be required to terminate the Offer in connection with a termination of this Agreement if and only if, (1) the Offer has not been terminated prior to the date of termination of this Agreement, (2) the Offer, including any extensions thereof, does not have an expiration date later than September 15, 2011 (it being agreed and understood that Parent may not amend, modify or waive any terms or conditions of the Offer which would require Parent to extend the expiration date of the Offer to any date later than the September 15, 2011 under the Securities Laws or the rules and regulations of the NYSE), (3) the only conditions to the obligations of Parent to accept for payment and to pay for Shares validly tendered and not withdrawn pursuant to the Offer shall be the conditions set forth in Exhibit A-2 hereto (the “Continuing Conditions”), and Parent shall not amend, modify or waive satisfaction of the Continuing Minimum Condition (as defined in Exhibit A-2) or impose additional conditions to the Offer (it being agreed and understood that Parent shall be permitted to amend the Tender Offer Conditions in order to provide that the Continuing Offer shall only be subject to Continuing Conditions), (4) Parent provides the Company with an irrevocable commitment to comply with clauses (iv) and (v) of the definition of “Qualifying Offer”, as defined in the Rights Agreement and (5) Parent has available to it cash, cash equivalents or readily marketable securities available to it throughout the Offer in an amount sufficient to pay the aggregate Offer Price and other consideration required to be paid to satisfy its obligations under the preceding clause (4) (an Offer that is outstanding at, and remains outstanding after, the termination of this Agreement (other than pursuant to a Tender Termination) and that satisfies each of clauses (1) through (5), a “Continuing Offer”). Notwithstanding any continuation of the Offer by Parent following the termination of this Agreement in accordance with the preceding sentence, following the termination of this Agreement, (x) Parent shall not be permitted to include the Company Recommendation in the Offer Documents, and (y) the Board of Directors of the Company shall have no obligation under this Agreement to recommend holders of Shares tender any of their Shares into and/or accept the Offer and shall be expressly permitted to recommend holders of Shares not tender any of their Shares into and/or accept the Offer with no liability of the Company to Parent, Merger Sub or any other Affiliate of Parent.

1.2. Company Action.

(a) Schedule 14D-9. The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC, as promptly as practicable after the filing by Parent of the Offer Documents (and in any event within ten (10) business days following such filing), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, and including the exhibits thereto, the “Schedule 14D-9”), which shall, subject to Section 7.2(e) and Section 1.1(h), include the Company Recommendation with respect to the Offer and the Fairness Opinions, and shall disseminate the Schedule 14D-9 to holders of Shares, in each case, as and to the extent required by the Securities Laws. Subject to Section 7.2(e) and Section 1.1(h), the Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders as and to the extent required by the Securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto before they are filed with the SEC or disseminated to the holders of Shares. The Company shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Schedule 14D-9 and provide copies of such comments to Parent promptly upon receipt and copies of proposed responses to Parent a reasonable time prior to filing or dissemination to allow for meaningful comment by Parent.

(b) Stockholder Information. In connection with the Offer, promptly following the date of this Agreement, the Company shall furnish or cause to be furnished to Parent mailing labels containing the names and addresses of all record holders of Shares, a non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall reasonably promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (i) shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated the Continuing Offer, and (ii) following the earlier of a Tender Termination or the expiration of the Continuing Offer will, upon request of the Company, deliver or destroy, and will use their reasonable best efforts to cause their agents to deliver or destroy, to the Company all copies of such information then in their possession or control.

1.3. Directors.

(a) Composition of Company Board and Board Committees. Promptly upon the purchase of, and payment for, any Shares by Parent pursuant to the Offer which represent at least such number of Shares as shall satisfy the Minimum Condition, and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, to the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, any Subsidiary of Parent and the Support Parties (including for purposes of this Section 1.3(a) such Shares as are accepted for payment and paid for pursuant to the Offer and Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by Parent, any Subsidiary of Parent or any Support Party) bears to the total number of Shares outstanding on a fully diluted basis (assuming the issuance of all shares of Common Stock that may be issued upon the vesting of outstanding shares of Company Restricted Stock (as defined in Section 6.1(b)), plus shares of Common Stock issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase shares of Common Stock with an exercise price per share less than the Offer Price; provided, however, that, in the event that Parent’s designees are appointed or elected to the Board of Directors of the Company, then until the Effective Time, the Company and Parent shall use reasonable best efforts to (a) cause at least three members of the Board of Directors of the Company on the date of this Agreement (the “Existing Directors”), who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Securities Laws) of Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (one or more of such directors, the “Independent Directors”) to remain as directors, with the three Independent Directors to be selected by a majority vote of the Existing Directors and (b) to designate a committee of the Board of Directors of the Company (the “Independent Director Committee”) and to continue the existence of such Independent Director Committee until the Effective Time, which shall be comprised solely of such Independent Directors and which shall, subject to applicable Law, be delegated all power, right and authority of the Board of Directors of the Company with respect to the Independent Director Committee Actions; provided further, that if at any time there are in office fewer than three (3) Independent Directors, the Board of Directors of the Company will take all action necessary to cause a person or, if there are two (2) vacancies, two (2) persons designated by the remaining Independent Director(s) to fill such vacancy(ies) who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and each such person shall be appointed to the Independent Director Committee and deemed to be an Independent Director for purposes of this Agreement, or, if no Independent Directors remain, the other directors shall designate three (3) persons to fill the vacancies who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and each such person shall be appointed to the Independent Director Committee and deemed to be an Independent Director for purposes of this Agreement. At each such time, the Company will, subject to any limitations imposed by applicable Laws (including, without limitation, the NYSE rules and regulations), also cause each committee of the Board of Directors of the Company (other than the Independent Director Committee) to include persons designated by Parent constituting at least the same percentage of each such committee as Parent’s designees constitute on the Board of Directors of the Company. The Company shall, upon request by Parent, subject to the Company’s certificate of incorporation and bylaws, promptly increase the size of the Board of Directors of the Company or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3(a) and shall cause Parent’s designees to be so elected. Subject to applicable Laws, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(a). Parent will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(b) Required Approvals of Independent Director Committee. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Board of Directors of the Company and prior to the Effective Time, the approval of the Independent Director Committee, by a majority vote of its members, shall be required (i) to amend or terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement (it being agreed that the approval of the Independent Director Committee, by a majority vote of its members, shall be the only approval of the Board of Directors of the Company necessary to enforce the obligations of Parent and Merger Sub pursuant to this Agreement and the Company’s other rights and remedies hereunder), (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (iv) to take any other action by the Company in connection with this Agreement or the transactions contemplated hereby, (v) to authorize any amendments to the certificate of incorporation or bylaws of the Company in a manner adverse to the holders of Shares, or (vi) to cease the Company’s compliance with the continuing listing requirements of the NYSE. The Independent Director Committee shall have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined appropriate by the Independent Director Committee for the purpose of fulfilling its obligations hereunder and shall have the authority, after the Offer Closing, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms (such authority, together with the matters that require the approval of the Independent Director Committee described in the first sentence of this Section 1.3(b), being referred to as the “Independent Director Committee Actions”).

(c) Section 14 of the Exchange Act. The Company shall mail to the holders of Shares an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (the “Information Statement”), and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9 (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates).

(d) Effects on Continued Listing. Following the Offer Closing, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Rule 303A of the New York Stock Exchange Listed Company Manual.

1.4. Top-Up Option.

(a) Top-Up Option Grant. The Company hereby grants to Parent an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent at the time of such exercise, shall constitute one Share more than the number of Shares necessary for Merger Sub to be merged into the Company without a vote or consent of stockholders of the Company in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”), at a price per Share equal to the Offer Price.

(b) Exercise of Top-Up. The Top-Up Option shall only be exercisable once in whole and not in part within ten (10) business days after the date on which Parent accepts for payment and pays for Shares pursuant to the Offer, or such later date as any subsequent offering period for the Offer as provided for under Section 1.1(d) may expire (the “Purchase Date”); provided, however, that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable and shall terminate on the Purchase Date if the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms or upon any termination of the Offer pursuant to Section 1.1(f).

(c) Top-Up Closing. In the event Parent wishes to exercise the Top-Up Option, Parent shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares owned by Parent immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent in writing of the number of Shares then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Parent shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares and the Company shall cause to be issued to Parent a certificate representing the Top-Up Option Shares. The purchase price owed by Parent to the Company to purchase the Top-Up Option Shares shall be paid to the Company at the Top-Up Closing, at Parent’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (A) shall be due on the first anniversary of the Top-Up Closing, (B) shall bear simple interest of 5% per annum, (C) shall be full recourse to Parent, (D) may be prepaid, in whole or in part, at any time without premium or penalty, and (E) shall have no other material terms.

(d) Exemption from Registration. Parent acknowledges that the Top-Up Option Shares that Parent may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Parent hereby represents and warrants to the Company that Parent will be, upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Parent agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(e) No Effect on Appraisal Rights. Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company agree and acknowledge that in any appraisal proceeding under Section 262 of the DGCL with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or Promissory Note delivered by Merger Sub to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

ARTICLE II

The Merger; Closing; Effective Time

2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the DGCL and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the DGCL and in this Agreement.

2.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the third (3rd) business day after which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date”.

2.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger or certificate of ownership and merger, as applicable, (in either case, the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”). Notwithstanding the foregoing and anything contained in Section 7.4 to the contrary, if after the consummation of the Offer Closing and the exercise of the Top-Up Option, if applicable, Parent shall then hold of record, in the aggregate, at least 90% of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without the vote or consent of the stockholders of the Company in accordance with Section 253 of the DGCL.

ARTICLE III

Certificate of Incorporation and

Bylaws of the Surviving Corporation

3.1. The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended in connection with the completion of the Merger so as to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 7.11(e)).

3.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 7.11(e)).

ARTICLE IV

Officers and Directors

of the Surviving Corporation

4.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

4.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE V

Effect of the Merger on Capital Stock;

Exchange of Certificates

5.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and shares of Common Stock owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (the “Affiliated Shares”), and (ii) shares of Common Stock owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such shares of Common Stock (the “Dissenting Shares,” and together with the Affiliated Shares, the “Excluded Shares”)) shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”), without interest. Except as provided in Section 5.1(b), at the Effective Time, all of the shares of Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the shares of Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such share of Common Stock, without interest.

(b) Treatment of Excluded Shares. At the Effective Time, each Affiliated Share shall not represent the right to receive the Per Share Merger Consideration and shall convert into one share of a class of stock of the Surviving Corporation designated by Parent. Each Dissenting Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 5.2(g).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

5.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 5.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such shares of Common Stock shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger

Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 5.1(a) shall be returned to the Surviving Corporation in accordance with Section 5.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 5.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 5.1(a).

(b) Exchange Procedures. Promptly (and in any event within two (2) business days), after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of shares of Common Stock (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(f)) in exchange for the amount to which such holder of shares of Common Stock is entitled as a result of the Merger pursuant to Section 5.1(a). If any Excluded Shares cease to be an Excluded Share pursuant to Section 5.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two (2) business days) after such Excluded Shares cease to be an Excluded Share to mail to the holder of such shares of Common Stock the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such shares of Common Stock. Upon delivery of such letter of transmittal by any holder of shares of Common Stock (other than Excluded Shares), duly completed and duly executed in accordance with its instructions and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such shares of Common Stock (or affidavit of loss in lieu thereof as provided in Section 5.2(f)), the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 5.2(h)) equal to the product of (x) the number of shares of Common Stock represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 5.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of shares of Common Stock held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time.

If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article V.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of the shares of Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of shares of Common Stock (other than Excluded Shares) who has not theretofore complied with this Article V shall thereafter look only to the Surviving Corporation for payment of the amount to which such holder of shares of Common Stock is entitled as a result of the Merger pursuant to Section 5.1(a) (after giving effect to any required Tax withholdings as provided in Section 5.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(f)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Common Stock at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assigns or personal representatives previously entitled thereto. For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act), (ii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof and (iii) the term “Final Order” shall mean action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which are within the control of a party) to the consummation of such transactions prescribed by Law have been satisfied.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 5.2(h)) equal to the product of (i) the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the shares of Common Stock cancelled in the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

5.3. Treatment of Stock Plans.

(a) Options. At the Effective Time, unless otherwise agreed by Parent and the applicable holder, each outstanding Company Stock Option (as defined in Section 6.1(b)), vested or unvested, shall be cancelled for no payment if such option has an exercise price greater than the Per Share Merger Consideration and, if such option exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Shares. At the Effective Time, each outstanding share of Company Restricted Stock (as defined in Section 6.1(b)), if any, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the Effective Time, pursuant to Section 5.1(a), an amount in cash, for each share of Company Restricted Stock, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Phantom Stock Units. At the earlier to occur of the Offer Closing or the Effective Time (such earlier time, the “Acceleration Time”), each outstanding Phantom Stock Unit (as defined in Section 6.1(b)) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Acceleration Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the Acceleration Time, an amount in cash, for each Phantom Stock Unit, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Performance Awards. At the Acceleration Time, (i) Company Performance Awards granted in 2009 and 2010 shall be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company Performance Awards and (ii) each outstanding Company Performance Award granted prior to 2009 shall be fully vested and canceled for no payment in accordance with the terms of the agreements governing such Company Performance Awards.

(e) Corporate Actions. Prior to the Acceleration Time, the Company, the Board of Directors of the Company and the Compensation and Human Resources Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of Sections 5.3(a), 5.3(b), 5.3(c) and 5.3(d). Prior to the Effective Time, the Company shall take all actions necessary to ensure that from and after the Effective Time none of Parent, the Company or the Surviving Corporation, as applicable, will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Equity Awards.

(f) Vesting. The parties acknowledge and agree that each outstanding Company Stock Option, share of Company Restricted Stock and Phantom Stock Unit shall vest in full at the Acceleration Time.

5.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Offer Closing and/or Effective Time, as applicable, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, and not in violation of Section 7.1, the Offer Price and the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Offer Price and the Per Share Merger Consideration.

ARTICLE VI

Representations and Warranties

6.1. Representations and Warranties of the Company. Except as set forth in the Company SEC Reports filed after December 31, 2007 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) (it being agreed that such disclosures shall not be exceptions to Section 6.1(b)(i), 6.1(c) or 6.1(d)) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent; provided that no such disclosure shall be deemed to qualify Section 6.1(f)(i) or Section 7.1, as applicable, of the Company Disclosure Letter unless expressly set forth in Section 6.1(f)(i) or Section 7.1 of the Company Disclosure Letter or expressly cross-referenced), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”); provided, that, any Person with equity securities registered under the Exchange Act and who would otherwise be considered an “Affiliate” of Parent shall be deemed to not be an “Affiliate” of Parent if such Person (x) does not have beneficial ownership of any Shares and (y) has not received any Evaluation Material from Parent, Merger Sub, their other Affiliates or Representatives;

(ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries;

(iii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; and

(iv) “Company Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A) changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

(B) changes in GAAP, regulatory accounting standards or Law or in the interpretation or enforcement thereof after date of this Agreement;

(C) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any Person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its Subsidiaries;

(D) the execution, announcement or performance of obligations, covenants or agreements required by the Agreement and Plan of Merger among the Company, Denali Parent Inc. and Denali Merger Sub Inc., dated as of August 13, 2010, as amended (the “Prior Agreement”), including any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the Prior Agreement or the transactions contemplated by the Prior Agreement or this Agreement or the consummation of the transactions contemplated by this Agreement (except with respect to the Company’s representation in Section 6.1(d)(ii)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement;

(E) any decline in the market price, or change in trading volume, of any capital stock of the Company (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, change or occurrence (if not otherwise falling within any of the exceptions provided in subclauses (A)-(D) or (F)-(M) referred to in this proviso) underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect);

(F) any change in the Company’s credit ratings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence (if not otherwise falling within any of the exceptions provided in sub-clauses (A)-(E) and (G)-(M) of this proviso) underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(G) any actions taken by the Company or any of its Subsidiaries that are permitted by this Agreement to obtain approval or consent from any Governmental Entity in connection with the consummation of the Offer or the Merger;

(H) any impact or effect on the rates that the Company or any Subsidiary of the Company may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of the Company or such Subsidiary with Parent under applicable Law;

(I) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates;

(J) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence (if not otherwise falling within any of the exceptions provided in sub-clauses (A)-(I) and (K)-(M) of this proviso) underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect);

(K) changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

(L) changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its Subsidiaries; and

(M) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement;

provided, however, that the events, effects, circumstances, changes and occurrences set forth in clauses (A), (B), (C), (K) and (L) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to the other participants in the industries in which the Company and its Subsidiaries conduct their business and such participants’ affected businesses) impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 420,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Shares”). As of December 9, 2010, (i) 120,972,824 shares of Common Stock were issued and outstanding, of which 500,893 shares of Common Stock were subject to forfeiture or repurchase under restricted stock awards and were granted under the Company Stock Plans (as defined below) or otherwise (“Company Restricted Stock”), (ii) none of the Preferred Shares were issued and outstanding, (iii) 656,249 shares of Common Stock were held by the Company in its treasury, and (iv) 13,922,961 shares of Common Stock were reserved and available for issuance pursuant to the Dynegy Inc. 2000 Long Term Incentive Plan, the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan, the Dynegy Inc. 2002 Long Term Incentive Plan, the Dynegy Inc. 2010 Long Term Incentive Plan, the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (as amended and restated effective January 1, 2009), the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), the Dynegy Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), and the Dynegy Northeast Generation, Inc. Savings Incentive Plan (as amended and restated effective January 1, 2009) (collectively, the “Stock Plans”), of which 3,298,216 shares of Common Stock were subject to outstanding options to purchase shares of Common Stock (such outstanding options, together with any options to purchase shares of Common Stock granted after December 9, 2010, under the Company Stock Plans or otherwise, the “Company Stock Options”). As of the date hereof, one Right is associated with each share of Common Stock and each Right entitles the holder thereof to purchase, under certain circumstances provided for in the Rights Agreement, 1/100th of a share of Participating Preferred Stock, par value $0.01, or, under certain circumstances provided for in the Rights Agreement, a number of shares of Common Stock or other securities or assets of the Company. Except for those shares of Common Stock or Preferred Stock reserved for issuance pursuant to the immediately preceding sentences, no shares of Common Stock or Preferred Shares have been issued since the close of business on December 9, 2010 through the date hereof. In addition, as of December 9, 2010, there were 188,484 Performance Units outstanding representing the right to receive an aggregate payment of $18,848,400 in cash in accordance with the underlying terms and conditions of such awards (the “Company Performance Awards”). Furthermore, as of December 9, 2010, there were 3,336,766 outstanding phantom stock unit awards granted under the 2009 Phantom Stock Plan representing the right to receive an aggregate payment of $18,352,213 in cash in accordance with the underlying terms and conditions of such awards (such unit awards, together with any other phantom stock unit awards granted after December 9, 2010, the “Phantom Stock Units” and, together with the Company Restricted Stock, the Company Stock Options and the Company Performance Awards, the “Company Equity Awards”). The exercise price per share of Common Stock under each Option was equal to or greater than the fair market value of a share of Common Stock on the applicable grant date thereof. None of the Subsidiaries of the Company owns any shares of Common Stock. Except as set forth above in this Section 6.1(b)(i) and except for the Rights, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii) Section 6.1(b)(ii) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of the Company’s Subsidiaries and entities (other than Subsidiaries) in which the Company or a Subsidiary of the Company owns a 5% or greater equity interest as of the date hereof (each, a “Company Joint Venture”). Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The ownership interest of the Company in each Subsidiary and interest of the Company in each Company Joint Venture is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) except for transfer restrictions of general applicability as provided under the Securities Act and other applicable securities Laws. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock are owned by the Company (or a wholly owned Subsidiary of the Company).

(iii) Upon any issuance of any shares of Common Stock in accordance with the terms of the Stock Plans, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable. Other than the Rights, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iv) Except for the Rights Agreement, this Agreement and the Support Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(v) As of the date of this Agreement and except as set forth in Section 6.1(b)(v) of the Company Disclosure Letter, the Company and its Subsidiaries have no indebtedness for borrowed money (other than intercompany indebtedness), except for amounts outstanding under the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, as amended, by and among Dynegy Holdings Inc., as borrower the parent guarantors party thereto, the other guarantors party thereto, the lenders party thereto and various other parties thereto (the “Credit Agreement”). As of the date of this Agreement, there are no outstanding letters of credit, bankers’ acceptance financing or similar instruments issued for the benefit of the Company or any of its Subsidiaries, except for outstanding undrawn letters of credit that have been issued for the benefit of the Company and its Subsidiaries under the Credit Agreement. The only issuers of outstanding letters of credit under the Credit Agreement are JPMorgan Chase Bank, N.A., Citibank, N.A, Credit Suisse, Cayman Islands Branch and ABN AMRO BANK N.V.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, if required by applicable Law, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 6.2(h) are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose or acting by written consent in lieu of a stockholders’ meeting (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date of this Agreement, by resolutions duly adopted at meetings duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by vote of those directors present, (A) each of the Special Committee and the Board of Directors of the Company has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement, the Offer and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 7.2(e), to recommend holders of Shares accept the Offer, tender their shares into the Offer and, if required by applicable Law, adopt this Agreement (such recommendation, including the Special Committee recommendation, the “Company Recommendation”), and (B) the Board of Directors of the Company has directed that, to the extent required by applicable Law, this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose. As of the date of this Agreement, the Board of Directors of the Company has received the opinion of each of Goldman Sachs & Co. and Greenhill & Co., Inc. (such opinions, the “Fairness Opinions”), to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the $5.50 in cash to be received in the Offer and the Merger by holders of Shares is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including, if applicable pursuant to this Agreement, the filing with the SEC of (x) a proxy statement in definitive form relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”) or an information statement in definitive form relating to the Stockholder Consent, as defined in Section 7.4(b) (together with any amendments or supplements thereto, the “Written Consent Information Statement”), (y) the Schedule 14D-9 and (z) an Information Statement; (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing of an application to, and approval of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act of 1935, as amended (the “FPA”); (v) the filing of the Certificate of Merger and any other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (vi) the filing of a petition to, and approval, or a determination that no approval is required, of the New York State Public Service Commission (“NYPSC”) under the New York Public Service Law, as amended; (vii) required pre-approvals (the “FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”); (viii) compliance with the applicable requirements of the NYSE; (ix) such other items as disclosed in Section 6.1(d)(i) of the Company Disclosure Letter; and (x) filings and notices required as a result of facts and circumstances attributable to Parent or Merger Sub (the items set forth above in clauses (i) through (ix), the “Company Required Governmental Approvals”), no Permit or Order or action of, registration, declaration or filing with or notice to any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body and the North American Electric Reliability Corporation (including any applicable regional authorities thereof)), commission, agency or instrumentality of the foregoing or other legislative, executive or judicial authority (each, a “Governmental Entity”) or any regional transmission organization or independent system operator is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or consummation of the Offer, the Merger and the other transactions contemplated hereby by the Company, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby by the Company will not, violate or result in a breach of, or otherwise contravene or conflict with, any provision of, constitute a default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, amendment, cancellation or acceleration of any obligation or the loss of any benefit under, require any consent under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (any such violation, breach, default, right of termination, amendment, modification, cancellation, acceleration, loss or creation is referred to herein as a “Violation” with respect to the Company or any of its Subsidiaries and such term when used in Section 6.2 has a correlative meaning with respect to Parent or any of its Subsidiaries) pursuant to, any provisions of (A) the certificate of incorporation or bylaws of the Company, (B) the certificate of incorporation, bylaws or similar governing documents of any Subsidiary of the Company, (C) subject to obtaining the Company Required Governmental Approvals and the receipt of the Company Requisite Vote, any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”), authorization, license, franchise, consent, certificate, qualification, registration, authorization, tariff, approval, permit and other similar authorizations of, from or by any Governmental Entity (each, a “Permit”) or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (D) subject to obtaining the third-party consents set forth in Section 6.1(d)(ii)(D) of the Company Disclosure Letter, any Company Material Contract, except in the case of clauses (C) or (D) above and, in the case of clause (B) above, with respect to Subsidiaries of the Company other than Significant Subsidiaries, for any such Violation which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) Since December 31, 2007, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all material forms, statements, certifications, reports and other documents required to be filed or furnished by them under the Public Utility

Holding Company Act of 2005, the Energy Policy Act of 2005, the FPA, the Communications Act of 1934, and the Laws of FERC, the Department of Energy, the FCC and applicable state public utility Laws (such forms, statements, certifications, reports and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Company Reports”). Each Company Report, as of its filing date (or if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with applicable requirements of applicable Laws and the rules and regulations thereunder. Since December 31, 2007, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, registration statements, definitive proxy statements and other documents required to be filed or furnished by them with the SEC under the Securities Act and the Exchange Act (such forms, certifications, reports, registration statements, definitive proxy statements and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Reports”). Each of the Company SEC Reports (including any financial statements or schedules included therein), at the time of its filing or being furnished (or if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(ii) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in or incorporated by reference into the Company SEC Reports as amended prior to the date hereof (including the related notes and schedules) (collectively, the “Company Financial Statements”) has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(f) Absence of Certain Changes. Since December 31, 2009, (i) there has not been any event, effect, change, discovery or occurrence, which, individually or together with any other event, effect, change, discovery or occurrence, has had or would reasonably be expected to have, or otherwise represents, a Company Material Adverse Effect and (ii), except in connection with this Agreement and the transactions contemplated hereby or as expressly contemplated or permitted by this Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice.

(g) Litigation and Liabilities.

(i) Except with respect to regulatory matters that are the subject of Section 7.5 hereof, there are no pending or, to the Knowledge of the Company, threatened (as used in this Section 6.1, meaning threatened in writing) claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator (collectively, “Legal Proceedings”), nor are there, to the Knowledge of the Company, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which have, individually or in the aggregate, resulted in or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof and to the Knowledge of the Company, there are no pending or threatened Legal Proceedings against any of the Company Joint Ventures which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(ii) There are no Orders of any Governmental Entity or any arbitrator applicable to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the Company Joint Ventures or any of their respective businesses, assets or properties except for such Orders that are disclosed in the Company SEC Reports filed prior to the date hereof or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(iii) Except for liabilities set forth, reflected or reserved against in the consolidated balance sheet (and notes thereto) of the Company as of December 31, 2009 or September 30, 2010 and included in the Company Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations which (assuming the Company were aware thereof) would be required to be reflected or reserved against on a consolidated balance sheet (or described in the notes thereto) of the Company prepared in accordance with GAAP, except for liabilities or obligations (A) that were incurred since September 30, 2010 in the ordinary course of business, (B) incurred in connection with the Offer or the Merger or any other transaction or agreement contemplated by this Agreement in accordance with the terms hereof or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iv) The term “Knowledge” (including as used in this Agreement, “Known”) means, (A) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the Company officers listed on Section 6.1(g)(iv)(A) of the Company Disclosure Letter without any obligation of further review or inquiry and (B) when referring to the knowledge of Parent or the Parent Subsidiaries, the actual knowledge of the executive officers of Parent listed on Section 6.1(g)(iv)(B) of the Parent Disclosure Letter.

(h) Employee Benefits

(i) No Company Plan subject to Title IV of ERISA (a “Title IV Company Plan”) has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), or failed to timely satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Sections 412 and 430 of the Code), in each case whether or not waived. All contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP. Under each Title IV Company Plan which is a single-employer plan, the financial statements filed with the Form 5500 most recently filed with the Internal Revenue Service (including the related notes and schedules) for such Company Plan fairly presented the financial condition of such Company Plan in all material respects as of the last day of the plan year covered by such Form 5500, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Company Plan since the end of such plan year. For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), including each multiemployer plan within the meaning of Section 3(37) of ERISA and all employment, or change in control, deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, employee loan, fringe benefit, workers’ compensation, short-term and long-term disability, vacation, and all other employee benefit programs, policies, agreements or arrangements; each severance, retention or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement; (i) that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is deemed a “single employer” under Section 4001(b) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former employee or director of the Company (the “Company Employees”), (ii) to which the Company or an ERISA Affiliate is a party, or (iii) under which Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

(ii)(A) No material tax, fine, lien, penalty, or other liability under Title IV of ERISA, the Code, or other applicable laws, rules and regulations has been incurred by the Company or any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full and, no event has occurred and no condition exists that presents a material risk to the Company or any of its Subsidiaries or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guarantee Corporation (the “PBGC”) (which premiums have been paid when due) and (B) no material assets of the Company are or would reasonably be expected to be subject to a lien pursuant to the Code or ERISA with respect to any Company Plan. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan within the twenty-four (24) month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(iii) No Company Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law and each Company Plan providing such coverage may be amended, modified or terminated after the Effective Time without cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination, and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of the Company or any of its Subsidiaries.

(iv) No Title IV Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(v) There is no present intention that any Company Plan be materially amended, suspended, or terminated, or otherwise modified to materially change benefits (or the levels thereof) under any Company Plan at any time within the twelve (12) months immediately following the date hereof. Each Company Plan has been established, operated, and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Plans. No transaction has occurred with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, in any such case, in an amount which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(vi) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received an affirmative determination letter from the Internal Revenue Service as to its qualification. No event has occurred, whether by action or failure to act, and no conditions or circumstances exist, that could be reasonably likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

(vii) There are no pending, or threatened, claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits). No facts or circumstances exist that could be reasonably likely to give rise to any such actions, suits or claims. No written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein. With respect to the Company Plans, the Company has not been notified (in writing or otherwise) of any pending, threatened or in progress administrative investigation, audit, or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies (including any routine requests for information from the PBGC), and to the Knowledge of the Company, there are no such pending, threatened or in progress investigations, audits or proceedings.

(viii) Except as expressly described on Section 6.1(h)(viii) of the Company Disclosure Letter, no Company Plan exists that, as a result of the execution of this Agreement, the Offer, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (A) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (D) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code. No Company Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or otherwise.

(ix) No Company Plan is maintained for the benefit of employees outside of the United States or is otherwise subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(i) Compliance with Laws; Permits.

(i) The businesses of each of the Company and its Subsidiaries have not been since December 31, 2007 and are not being, and to the Knowledge of the Company, the businesses of each of the Company Joint Ventures are not being as of the date hereof, conducted in violation of any Laws or Orders of any Governmental Entity, and, since January 1, 2010, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law or Order of any Governmental Entity, except, in each case, for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted, and such Permits are in full force and effect, and no suspension or cancellation of such Permits is pending or, to the Knowledge of the Company, threatened in writing, except where such failure to have or, be in full force and effect, or such suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are effective to ensure that material information required to be disclosed by the Company is made known to the individuals responsible for the preparation of the Company’s filings with the SEC.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(v) To the Company’s Knowledge, (A) none of the Company, its Subsidiaries or their respective employees and representatives have (1) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (2) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or (3) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”); (B) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA; and (C) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred.

(j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement, the Offer, the Merger, the acquisition by Parent and/or Merger Sub of the Shares in the Offer or the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.2(h), approval of this Agreement, the Offer, the Continuing Offer and the Merger by the Board of Directors of the Company constitutes approval of this Agreement, the Offer, the Continuing Offer and the Merger for purposes of Section 203 of the DGCL, and the Board of Directors of the Company has approved each of Parent and Merger Sub becoming an “interested stockholder” for purposes of Section 203 of the DGCL pursuant to the Offer, the Continuing Offer and the Merger.

(k) Rights Agreement. The Board of Directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Offer, the Continuing Offer, the Merger and the other transactions contemplated hereby.

(l) Environmental Matters.

(i) Each of the Company and its Subsidiaries is in compliance with all, and has not violated any, applicable Environmental Laws since December 31, 2007 except where the failure to comply and such violations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2007, neither the Company nor any of its Subsidiaries has received any written notice by a Governmental Entity or any other Person that has not been resolved that alleges that the Company or any of its Subsidiaries is not or has not been in compliance with applicable Environmental Laws or is otherwise subject to liability relating to any Environmental Law that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the Company and its Subsidiaries possesses and is in compliance with all Permits required pursuant to Environmental Laws necessary for its operations as currently conducted, and no suspension or cancellation of such Permits is pending or, to the Knowledge of the Company, threatened, except for such failures to possess a Permit or to be in compliance or suspension or cancellation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) There are no Environmental Claims pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iv) There have been no Releases of any Hazardous Material that would reasonably be expected to be the subject of any Environmental Claim against the Company or any of its Subsidiaries or otherwise result in liability to the Company or any of its Subsidiaries, and Hazardous Materials are not otherwise present at or about any facility currently or formerly owned or operated by the Company or any of its Subsidiaries in violation of or in condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries relating to any Environmental Law, except, in each case above, for any which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries is subject to, or to the Knowledge of the Company threatened with, any Orders pursuant or relating to Environmental Laws or relating to Hazardous Materials which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(vi) None of the Company and its Subsidiaries has assumed, retained or provided indemnity against any liability of any other Person relating to any Environmental Law which indemnity is still in effect, except for such indemnities as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(vii) As used in this Agreement, the term:

(A) “Environmental Claim” means any and all administrative, arbitral, regulatory, or judicial actions, suits, or proceedings, or directives, claims, Liens, publicly-disclosed investigations or investigations otherwise Known to the Company, or notices of noncompliance, liability or violation by any Person, relating to any Environmental Law or Hazardous Material, including those arising out of (A) the presence, Release, or threatened Release or exposure to any Hazardous Materials; (B) any liability under or alleged violation of any applicable Environmental Law; and (C) any and all claims by any third party seeking damages, contribution, injunctive relief resulting from the Release or threatened Release of, or exposure to, any Hazardous Materials or otherwise relating to any Environmental Law.

(B) “Environmental Laws” means all Laws, regulations, authorizations, orders, judgments, injunctions or decrees, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, or the indoor environment), natural resources, or relating to the use, treatment, storage, Release, threatened Release, handling, installation, disposal, transport, recycling of or exposure to Hazardous Materials.

(C) “Hazardous Materials” means any waste, pollutant or contaminant or any chemical, material, substance or waste, which is regulated as harmful, hazardous, or injurious to human health or safety, the environment, or natural resources under any Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law, including petroleum and petroleum products, asbestos, and asbestos-containing materials, polychlorinated biphenyls, lead-containing paint and mercury.

(D) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching, abandonment, pumping, pouring, emptying, dumping, escape or migration.

The Company and its Subsidiaries make no affirmative representation or warranty concerning the applicability of, Environmental Claims related to, Permits claimed by any Person to be required by,

pollution control technology claimed by any Person to be required under, or compliance with, any new source review requirements under the Federal Clean Air Act, 42 U.S.C. §7401 et seq., any new source performance standard under the Federal Clean Air Act, 42 U.S.C. §7411, any requirement regarding the control or permitting of emissions of hazardous air pollutants under the Federal Clean Air Act, 42 U.S.C. §7412, or any state analog thereto, in each case regarding any major modification or analogous term as defined by the Federal Clean Air Act or any state analog thereto undertaken at any plant owned or operated by the Company or any of its Subsidiaries (collectively “NSR Matters”) other than that none of the Company and its Subsidiaries has received, and, to the Knowledge of the Company, there is no threatened, notice from any Governmental Entity or any other Person that alleges any of the Company and its Subsidiaries is subject to any liability or obligation relating to any NSR Matter that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m) Taxes. Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns required to be filed by them on or prior to the date hereof (taking into account extensions), such Tax Returns are materially correct, and all amounts shown to be due and payable thereon have been duly and timely paid and the Company and each of its Subsidiaries have also timely withheld all Taxes that were required to have been withheld;

(ii) there are no audits, claims, or judicial proceedings now pending or threatened by any taxing authority with respect to Taxes of the Company and its Subsidiaries and no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries. To the Knowledge of the Company, since December 31, 2007, no written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) to the Knowledge of the Company, there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith through appropriate proceedings;

(iv) there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4; or

(vi) neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (ii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Company Material Contracts or any commercial agreements or contracts not primarily related to Tax), (iii) has entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement;

(vii) as used in this Agreement, the term:

(A) “Tax” (including, with correlative meaning, the term “Taxes”) means taxes including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, stamp, payroll, sales, use, employment, property, withholding, excise, ad valorem production, value added, and similar taxes or charges, together with all interest, penalties and additions imposed with respect thereto, and

(B) “Tax Return” means returns and reports required to be filed with a Tax authority relating to Taxes (including any attached schedules and any amendments to such returns and reports).

(n) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other contract with any labor union or similar representative of employees;

(ii) with respect to assets and/or operations currently owned by the Company or any of its Subsidiaries (the “Current Assets”), there are no ongoing or, to the Knowledge of the Company, threatened union organizing or decertification efforts with respect to any employees of the Company or any of its Subsidiaries, and no such activities have occurred within the two (2) years preceding the date of this Agreement with respect to such Current Assets;

(iii) with respect to the Current Assets, there are no pending or, to the Knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing, lockouts or other material labor disputes with respect to any employees of the Company or its Subsidiaries, and no such disputes have occurred during the two (2) years preceding the date of this Agreement with respect to such Current Assets;

(iv) the Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, including but not limited to provisions thereof pertaining to terms and conditions of employment, collective bargaining, immigration, wages and hours (including, the proper classification of individuals as employees or contractors under applicable Laws), plant closing or mass layoff statutes and regulations, non-discrimination in employment, workers compensation, contract (express and implied) and tort law, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect); and

(v) no material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened.

(o) Intellectual Property.

(i) All registered or applied for material Intellectual Property that is owned by the Company or any of its Subsidiaries, as of the date of this Agreement (together with all other Intellectual Property owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”) is, to the Knowledge of the Company, valid, subsisting and enforceable. The Company and each of its Subsidiaries (i) solely owns, free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to the Company Intellectual Property, and (ii) owns or has the right to use all other Intellectual Property used in the Company’s and such Subsidiaries’ businesses as presently conducted, except for any failures which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) To the Knowledge of the Company, the Company’s and its Subsidiaries’ businesses as presently conducted do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and no Person has asserted in writing to the Company or any of its Subsidiaries within the six (6) months preceding the date of this Agreement that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated its Intellectual Property rights. There is no litigation, opposition, cancellation, proceeding or claim pending, so asserted or, to the Company’s Knowledge, threatened (including “cease and desist” letters or requests to take a patent license) against the Company or any of its Subsidiaries concerning (A) the ownership, validity, registrability, patentability, or enforceability of the Company Intellectual Property, or (B) the infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of a third party. To the Knowledge of the Company, no Person has infringed or misappropriated in any material manner the Company Intellectual Property rights.

(iii) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the transactions contemplated by this Agreement will not impair the right, title or interest of the Company or any of its Subsidiaries in or to the Company Intellectual Property and all of the Company Intellectual Property will be owned or available for use by the Company and each of its Subsidiaries immediately after the Closing Date.

(iv) For purposes of this Agreement,

(A) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) Trade Secrets; (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(B) “Trade Secrets” means, collectively, confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions.

(p) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2008, each of the Company and its Subsidiaries and their respective properties and assets has been continuously insured with reputable insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as reasonable in light of the business conducted by the Company and its Subsidiaries and the risks insured thereunder. All material insurance policies of the Company and each of its Subsidiaries are in full force and effect, all premiums due and payable under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in full force and effect, to pay any premiums or to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy other than customary notices received at the end of policy periods.

(q) Real Property.

(i) The Company and its Subsidiaries have (x) good and marketable title to all real property owned in fee by them (the “Owned Real Property”) and (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by them as lessee or sublessee (the “Leased Real Property”) and (z) valid title to the material easement or other material estate in all real property and interests in real property held by them under material easements or other material agreements creating an interest in such real property (the “Other Real Property” and together with the Owned Real Property and the Leased Real Property, the “Real Property”), in each case free and clear of all Liens, except the following ((A) through (F) of the following being “Permitted Liens”):

(A) Liens that secure Indebtedness or other obligations as reflected on the Company Financial Statements or Indebtedness or other obligations listed on Section 6.1(q)(i)(A) of the Company Disclosure Letter;

(B) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters of public record (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(C) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(D) Liens that have been placed by a third party on the fee title of Leased Real Property that are subordinate to the rights therein of the Company or any of its Subsidiaries or that, if foreclosed, would not materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(E) mechanics, materialmens’, or laborers’ Liens for work or services performed or equipment, machinery, materials, or other items furnished in the ordinary course of business consistent with past practice of the Company or of its Subsidiaries that (x) are for amounts not then due and payable or delinquent or (y) have been released, discharged or otherwise removed of record by the posting or filing of a lien bond or similar bond, in form and substance as required by applicable Law to release or discharge the Lien; and

(F) such other matters that, individually or in the aggregate, do not materially impair the use, operation, value or marketability of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its subsidiaries as presently conducted at such specific parcel of real property.

(ii) Neither the Company nor any of its Subsidiaries is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any material Owned Real Property or any portion thereof or interest therein.

For purposes of this Agreement, “Indebtedness” means all indebtedness of the Company and any of its Subsidiaries, determined in accordance with GAAP other than trade payables and receivables in the ordinary course of business, including (i) borrowed money (other than intercompany indebtedness), (ii) notes payable, (iii) capital leases, (iv) obligations evidenced by letters of credit, (v) obligations under earn out obligations or arrangements creating any obligation with respect to the deferred purchase price of property, (vi) interest rate or currency obligations, including swaps, hedges or similar arrangements and (vii) any guarantee of any of the foregoing.

(r) Contracts. Except for this Agreement, as of the date of this Agreement the Company has filed as an exhibit to a Company SEC Report each note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, “Contracts”) the Company is required to file as a “material contract” with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the “Company Material Contracts”). Each Company Material Contract is valid and binding on the Company or any of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and to general principles of equity, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract, and no event has occurred that, with or without notice or lapse of time or both, would result in a breach or constitute a default by the Company or any of its Subsidiaries that is party thereto, except, in each case, for such failure to be valid and binding or in full force and effect, or such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, the Company has not received any written notice from any other party to any Company Material Contract that such third party intends to terminate any Company Material Contract.

(s) Trading. The Board of Directors of the Company has adopted a corporate risk policy that contains commodities risk policies (the “Commodity Risk Policy”) with respect to risk parameters, limits and guidelines (the “Company Trading Guidelines”). As of the date of this Agreement, except for exceptions approved in accordance with the Commodity Risk Policy, the Company and its Subsidiaries are operating in compliance with the Commodity Risk Policy in all material respects and all Derivative Products of the Company or any of its Subsidiaries were entered into in accordance with the Commodity Risk Policy and Company Trading Guidelines.

(t) Regulation as a Utility. Except for regulation by FERC under the FPA, the Public Utility Holding Company Act of 2005 (as an exempt holding company), the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”) or, in the case of Dynegy Danskammer, L.L.C. and Dynegy Roseton, L.L.C., regulation by the NYPSC, neither the Company nor any of its Subsidiaries or “affiliates” (under and as defined in the FPA and rules and regulations of FERC promulgated thereunder) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any Governmental Entity. Each Subsidiary or “affiliate” (under and as defined in the FPA and rules and regulations of FERC promulgated thereunder) of the Company (other than any such Subsidiary of the Company that owns one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and the rules and regulations of FERC as of the date hereof and that are entitled to exemption from regulation under Section 205 of the FPA (an “Exempt Qualifying Facility”)) selling electric energy, capacity and/or certain ancillary services at wholesale has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA, and, as of the date hereof, has been granted customary waivers and other blanket authority (including with respect to the issuance of securities and assumption of liabilities pursuant to Section 204 of the FPA), which, as of the date hereof, blanket authority and waivers have not been limited or its rates subject to refund, in each case in any material respect, other than through (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, capacity, and certain ancillary services or other products or services at wholesale at market-based rates in the geographic market where such of its Subsidiaries conducts its business, and (ii) restrictions imposed through “reliability must run” agreements and/or other agreements/arrangements with independent system operators or regional transmission organizations.

(u) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Offer, the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman Sachs & Co. and Greenhill & Co., Inc. as its financial advisors, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firms.

6.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority. No vote of holders of capital stock or membership interests of Parent is necessary to approve this Agreement, the Offer, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate or similar power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur promptly following the execution of this Agreement pursuant to Section 7.13) and to consummate the Offer and the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (i) compliance with, and filings under, the HSR Act; (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Proxy Statement and the filing and dissemination of the Offer Documents, including filing of the Schedule TO; (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (v) the filing of a petition to, and the approval of, or a determination that no approval is required, of the NYPSC under the New York Public Service Law; (vi) the FCC Pre-Approvals; (vii) compliance with the applicable requirements of the NYSE; (viii) the filing of an application to, or the filing of an amendment to the Prior Application to, and approval of, the FERC under Section 203 of the FPA; (ix) such other items as disclosed in Section 6.2(c) of the Parent Disclosure Letter; and (x) filings and notices required as a result of facts and circumstances solely attributable to the Company (the items set forth above in clauses (i) through (ix), the “Parent Required Governmental Approvals”), no Permit or Order or action of, registration, declaration or filing with or notice to any Governmental Entity is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Offer, the Merger and the other transactions contemplated hereby by Parent and Merger Sub, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(ii) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement or similar governing documents of Parent or Merger Sub, (ii) the certificate of incorporation, bylaws or similar governing documents of any Subsidiary of Parent, (iii) subject to obtaining the Parent Required Governmental Approvals, any Order, Permit or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iv) subject to obtaining the third-party consents set forth in Section 6.2(c)(ii) of the Parent Disclosure Letter, any Contract to which Parent or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except in the case of clauses (ii), (iii) or (iv) for any such Violation which, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(d) Litigation.

(i) As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator, nor were there, to the Knowledge of Parent, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries which, individually or in the aggregate, would be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(ii) As of the date of this Agreement, there are no Orders of any Governmental Entity or any arbitrator applicable to Parent or any of its Subsidiaries except for such Orders that, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(e) Available Funds. Parent has cash, cash equivalents or readily marketable securities available to it on the date hereof in an amount sufficient (the “Sufficient Amount”) to pay (i) the Offer Price and Per Share Merger Consideration in respect of all of the Shares and all amounts in respect of shares of Company Restricted Stock pursuant to Section 5.3(b), in each case, without any increase in the Indebtedness or other obligations of the Company or any of its Subsidiaries, or use of the assets of the Company or any of its Subsidiaries, (ii) any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Offer and (iii) all amounts required to satisfy Parent’s obligations to provide financing pursuant to Section 7.17 of this Agreement.

(f) Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares of common stock are validly issued and outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. All of the membership interests of Parent are owned beneficially and of record by Guarantor. Merger Sub has not, except for executing and delivering this Agreement, conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, other than, with respect to all of the foregoing, as may be incident to its formation or otherwise as may arise or exist in connection with its entering into this Agreement and the Offer, the Merger and the other transactions and agreements contemplated by this Agreement. As of the Effective Time, Merger Sub will not have any indebtedness, obligations or liabilities except for its obligations under this Agreement.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

(h) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the three years preceding the date of this Agreement has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL (it being agreed and understood that neither Parent nor Merger Sub nor any of their “affiliates” or “associates” shall be deemed to become, nor shall any such person be deemed to be in breach of this representation if it does become, an “interested stockholder” of the Company by virtue of: (1) Parent or Merger Sub or any of their “affiliates” or “associates” entering into this Agreement or any related documents or agreements or (2) the approval of the transactions contemplated herein by the Board of Directors of the Company). Parent, Merger Sub and their respective Affiliates beneficially own (as used in this Agreement, “beneficial ownership” means beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act) the Shares set forth in Section 6.2(h) of the Parent Disclosure Schedule (the “Parent Shares”). As of the date hereof and prior to the Offer Closing, none of Parent, Merger Sub or their respective Affiliates beneficially own or will beneficially own any Shares other than the Parent Shares, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company other than the Parent Shares, as such quoted term is defined in Section 203 of the DGCL.

(i) Regulation as a Utility. Neither Parent nor Merger Sub nor any of their Subsidiaries or “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) is subject to regulation by FERC under the FPA, the Public Utility Holding Company Act of 2005, or PURPA, and none of Parent, Merger Sub or any of their Subsidiaries or “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any other Governmental Entity under any other Law.

(j) Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any agreement or arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any such agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to sell its Shares in connection with the Offer, vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal; and (ii) other than investment funds or other entities under common management with Parent, any third party has agreed, as of the date hereof, to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Offer or the Merger or (iii) as of the date hereof, any officer of the Company has agreed in connection with the transactions contemplated by this Agreement to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll over any portion of such employee’s Shares, Company Stock Options, Company Restricted and/or Phantom Stock Units to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(k) No Competing Business. Neither Parent nor any of Parent’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) owns or operates “inputs to electric power production” as defined in 18 C.F.R. 35.36(a)(4).

(l) Guarantor Financial Statements. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements of Guarantor included in or incorporated by reference into all forms, certifications, reports, registration statements, definitive proxy statements and other documents required to be filed or furnished by them with the SEC under the Securities Act and the Exchange Act (such forms, certifications, reports, registration statements, definitive proxy statements and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Guarantor SEC Reports”) as amended prior to the date hereof (including the related notes and schedules included therein) has been, and in the case of Guarantor SEC Reports filed after the date hereof will be, prepared in accordance with GAAP, consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Guarantor SEC Reports after the date hereof, will fairly present, in all material respects the consolidated financial position of the Guarantor and its Subsidiaries as of the dates thereof and the results of their operations and consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(m) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 6.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Notwithstanding the foregoing, nothing in this Section 6.2(m) or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement and any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

(n) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub may receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans). Notwithstanding the foregoing, nothing in this Section 6.2(n) or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement and any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

ARTICLE VII

Covenants

7.1. Interim Operations.

(a) From the date hereof and until the earliest of the Acceleration Time and the termination of this Agreement, except (w) as set forth in Section 7.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or expressly permitted or required by this Agreement, (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, cause the business of it and its Subsidiaries to be conducted in the ordinary course, and the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company, from the date of this Agreement through earlier of the Acceleration Time and the termination of this Agreement, shall not, and shall cause its Subsidiaries not to:

(i) amend the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii) issue, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of capital stock, voting securities, partnership interest, membership interest or similar interest or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing of the Company or any of its Subsidiaries (including any Company Equity Awards) (collectively, “Equity Interests”), other than (A) issuance of Shares pursuant to Company Stock Options outstanding on date hereof under the Company Plans in accordance with the terms thereof, (B) issuances of Shares in connection with the matching of contributions under the (1) Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (As

Amended and Restated Effective January 1, 2009); (2) Dynegy Midwest Generation, Inc. 401(k) Savings Plan (As Amended and Restated Effective January 1, 2009); (3) Dynegy Inc. 401(k) Savings Plan (As Amended and Restated Effective January 1, 2009); and (4) Dynegy Northeast Generation, Inc. Savings Incentive Plan (As Amended and Restated Effective January 1, 2009), in each case in accordance with the terms thereof, (C) the issuance of the Top-Up Option Shares pursuant to the Top-Up Option and (D) issuances of Equity Interests in accordance with the Rights Agreement;

(iii) split, combine, subdivide or reclassify any of its Equity Interests;

(iv) declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of its Equity Interests, other than any dividends (A) from any wholly owned Subsidiary of the Company to the Company or to another such Subsidiary of the Company and (B) any dividends or distributions issued in accordance with the Rights Agreement;

(v) repurchase, redeem or otherwise acquire any of its Equity Interests, except for (A) mandatory sinking fund obligations existing on the date hereof and disclosed in Section 7.1(a)(v) of the Company Disclosure Letter, (B) redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Stock Options, employee severance, retention, termination, change of control and other contractual rights existing on the date of this Agreement on the terms in effect on the date of this Agreement, including with respect to Company Restricted Stock and (C) acquisition or exchange of Rights in accordance with Rights Agreement;

(vi) incur, issue, or modify in any material respect the terms of, any Indebtedness, or assume, prepay, defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the Indebtedness of any Person, except for (A) advances of credit incurred under the Company’s existing credit facilities in an aggregate amount not to exceed $2,500,000, (B) letters of credit issued under the Credit Agreement (x) in the ordinary course of business consistent with past practices for non-trading activities but in any event in an aggregate amount not to exceed $25,000,000 or (y) in connection with the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets in the ordinary course of business consistent with past practices, (C) letters of credit issued under the Credit Agreement to support positions in place as of the date hereof, or (D) Indebtedness owed by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(vii) grant or incur any Lien, other than (A) Permitted Liens, (B) Liens for current Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which is being contested in good faith through appropriate proceedings, (C) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, (D) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) or leases to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business consistent with past practice, (E) deposits to secure public or statutory obligations of the Company or one of its Subsidiaries, or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (F) licenses granted to third parties in the ordinary course of business consistent with past practice by the Company or its Subsidiaries, (G) Liens required under the outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, (H) Liens granted in connection with any Indebtedness permitted under Section 7.1(a)(vi), and (I) Liens granted or incurred in connection with the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets in the ordinary course of business consistent with past practices or to support positions in place as of the date of this Agreement;

(viii)(A) except (1) to the extent required by applicable Law or (2) to the extent required by written agreements existing on the date of this Agreement, grant or announce any stock option, equity or incentive awards or increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of the employees, officers, directors or other independent contractors who provide services in an individual capacity of the Company or any of its Subsidiaries, (B) except to the extent required by written agreements existing on the date of this Agreement, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan to any employee, officer, director or other independent contractor who provide services in an individual capacity of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (C) except to the extent required by written agreements existing on the date of this Agreement, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, (D) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (E) change the accrual rate for the Company’s short-term incentive plans used to prepare the Company’s financial statements, (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries, or (G) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new or renew, amend or terminate any existing Company Plan or benefit arrangement if such adoption, renewal, amendment or termination would result in a material cost to the Company or any of its Subsidiaries;

(ix) hire any employee or individual independent contractor with total expected annual base salary, including commissions, in excess of $100,000, other than to fill vacancies arising in the ordinary course of business at annual base salary levels not in excess of 120% of prevailing market rates, or, without consulting with Parent in advance, terminating any such employee or independent contractor;

(x) other than in the ordinary course of business and consistent with past practice, (A) make or change any material Tax election, or change the Company’s or such Subsidiary of the Company’s method of accounting for Tax purposes, (B) file any amended Tax Return involving a material amount of additional Taxes, (C) settle or compromise any material Tax liability, or any claim for a material refund of Taxes or enter into any closing agreement with respect to any material amount of Tax, or (D) agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material Taxes except, in each case, as required by applicable Law;

(xi) except as required by GAAP, the SEC or applicable Law, change any material accounting policies or principles;

(xii) except in the ordinary course of business (A) enter into or assume any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof, (B) terminate, materially amend or waive any material rights under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract or (C) or waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any Company Material Contract; provided in each case that the Company or any of its Subsidiaries shall be permitted to renew or replace any Company Material Contract with one or more Contracts on substantially similar terms;

(xiii) subject to Section 7.16, waive, release, settle or compromise any pending or threatened action, litigation, claim or arbitration or other proceedings before a Governmental Entity if such waiver, release, settlement or compromise by the Company or any of its Subsidiaries (A) is for an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate, or (B) would entail the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions or (2) obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries;

(xiv) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, excluding acquisitions of supplies, parts, fuel, materials and other inventory in the ordinary course of business consistent with past practice, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, other than (A) any such acquisitions, loans, advances, contributions or investments that are for consideration not in excess of $1,000,000 individually or $5,000,000 for all such transactions by the Company and its Subsidiaries in the aggregate or (B) loans, advances or capital contributions to or among the Company and wholly owned Subsidiaries of the Company;

(xv) sell, transfer, lease, license, assign, allow to lapse or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any of its Subsidiaries having a current value in excess of $1,000,000 individually, or $5,000,000 for all such transactions by the Company and its Subsidiaries in the aggregate other than (A) sales, transfers, leases, licenses assignments and other dispositions of inventory, electricity or other commodities or Derivative Products in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worthless assets or properties in the ordinary course of business consistent with past practice or (C) transactions solely among the Company and/or any of its Subsidiaries;

(xvi) authorize or make any capital expenditure, other than (A) any capital expenditures contemplated by the Company’s current business plan, (B) capital expenditures that are not, in the aggregate, in excess of $5,000,000 above the capital expenditures provided for in such business plan or (C) capital expenditures required by Law or in response to a casualty loss or property damage;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) merge or consolidate the Company or any of its Subsidiaries with and into any other Person;

(xix) enter into, with respect or related to Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC, any Contracts with a term extending beyond December 31, 2013;

(xx) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

(xxi) permit any letters of credit to be issued other than letters of credit issued under the Credit Agreement by JPMorgan Chase Bank, N.A., Citibank, N.A, Credit Suisse, Cayman Islands Branch and ABN AMRO BANK N.V.;

(xxii) subject to Section 7.2, take any action which would reasonably be expected to result in any of the Tender Offer Conditions or the conditions to the Merger set forth in Article VIII not being satisfied or delaying the satisfaction of any such conditions, or that would reasonably be expected to prevent, delay, impair or interfere with the ability of Parent to consummate the Offer or of Parent, Merger Sub or the Company to consummate the Merger; or

(xxiii) commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Neither Parent nor Merger Sub shall take or permit any of their Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Offer or the Merger. Prior to making any written communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are directly affected by the transactions contemplated by this Agreement, the Company shall, to the extent legally permissible, provide Parent with a copy of the intended communication, Parent shall review and comment on the communication promptly (but in any event, Parent shall provide any comments it may have within forty-eight (48) hours after such communication has been provided to Parent for review), and the Company shall consider in good faith any comments reasonably proposed by Parent.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the earlier of the Offer Closing and the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the earlier of the Offering Closing and the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.2. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on January 24, 2011 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representative”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers from any Person or group of Persons with respect to any Acquisition Proposal, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms (it being understood that such confidentiality agreements need not prohibit the making or amendment of a proposal relating to an Acquisition Proposal); and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to an Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 7.2, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and cause its and its Subsidiaries’ other Representatives to, (i) at 12:00 a.m. on January 25, 2011 (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, not (A) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer with respect to or that constitutes an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.2(a) or Section 7.2(c)) or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this paragraph, at any time following the No-Shop Period Start Date and prior to the earlier of the Offer Closing and the time Company Requisite Vote is obtained, if the Company or any of its Representatives receives a written Acquisition Proposal from any Person that did not result from a material breach of Section 7.2(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal), (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 7.2(e), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its Significant Subsidiaries or (ii) any acquisition by any Person or group of Persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (A) more than 20% of the Shares then outstanding or of the total voting power of the equity securities of the Company, (B) assets that during the most recently completed twelve month period for which financial information is available generated more than 20% of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, or (C) assets constituting more than 20% of consolidated total assets, measured either by book value or fair market value (including, equity securities of its Subsidiaries), of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) is reasonably likely to be consummated in accordance with its terms, taking into account all material legal, financial and regulatory aspects of the proposal (including the financing thereof) and the Person making the proposal, including the determination that the Person making the Acquisition Proposal has available to it or can reasonably be expected to be able to obtain funds on customary terms and that are sufficient to consummate the Acquisition Proposal and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including those stockholders, if any, who would remain stockholders of the Company following the consummation of the transactions contemplated by such Acquisition Proposal).

(e) Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 7.2(e), Section 7.2(f) or Section 9.3(a), the Board of Directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Offer or the Merger or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by Section 9.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(a) or Section 7.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the earlier of the time, but not after, the Company Requisite Vote is obtained and the Offer Closing, the Board of Directors of the Company or any

committee thereof may, if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to do so could be inconsistent with its fiduciary obligations under applicable Law, (A) withhold, withdraw, qualify or modify the Company Recommendation, and (B) approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal and take action pursuant to Section 9.3(a) (clauses (A) and (B) collectively, a “Change of Recommendation”); provided, however, that the Company shall not (I) effect a Change of Recommendation in connection with a Superior Proposal or (II) take any action pursuant to Section 9.3(a) with respect to a Superior Proposal (collectively, the “Company Actions”) unless (x) the Company notifies Parent in writing, at least forty-eight (48) hours in advance, that it intends to take the Company Action, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement providing for such Superior Proposal; (y) after providing such notice and prior to taking such Company Action, the Company shall negotiate in good faith with Parent during such forty-eight (48) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to take the Company Action; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not take any Company Action prior to the time that is forty-eight (48) hours after it has provided the written notice required by clause (x) above; provided further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 7.2(e), except that the Company’s advance written notice obligation shall be reduced to twenty-four (24) hours (rather than the forty-eight (48) hours otherwise contemplated by this Section 7.2(e)) and the time the Company shall be permitted to take the Company Action shall be reduced to the time that is twenty-four (24) hours after it has provided such written notice (rather than the time that is the forty-eight (48) hours otherwise contemplated by this Section 7.2(e)) (but in no event prior to the original forty-eight (48) hour advance notice period).

(f) Certain Permitted Disclosure. Nothing contained in this Section 7.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, however, that neither the Company nor the Board of Directors of the Company (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects a Change of Recommendation in accordance with the terms of this Agreement (including Section 7.2(e) hereof); provided further that any such disclosure (including a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly reaffirms the Company Recommendation at least two (2) business days prior to the earlier of the then-current Expiration Date (if the Offer has not been terminated pursuant to Section 1.1(f)) and the date of the Stockholders Meeting.

(g) Notice. The Company agrees that, from and after the No-Shop Period Start Date, it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any Acquisition Proposals are received by the Company and (ii) any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, and, in the case of both clauses (i) and (ii) above, will, in connection with such notice, identify the Person or group of Persons making the offer or the proposal or seeking such information or discussions or negotiations and include a written summary of the material terms and conditions of any proposals or offers that are not made in writing and copies of any requests, proposals or offers, including proposed agreements, of proposals or offers that are made in writing. From and after the No-Shop Period Start Date, the Company shall keep Parent reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any Acquisition Proposals (including any amendments thereto or any change to the terms or conditions thereof) and the status of any discussions or negotiations. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

7.3. SEC Disclosure Filings; Information Supplied. As promptly as practicable following the date of this Agreement, the Company shall (i) prepare the Written Consent Information Statement in preliminary form for filing with the SEC as soon as practicable following the execution and delivery of the Stockholder Consent, if applicable, and (ii) prepare and file with the SEC (and in any event use reasonable best efforts to file within fifteen (15) business days following the date of this Agreement) the Proxy Statement in preliminary form. The Company agrees that at the date of their mailing to stockholders of the Company, if applicable, and with respect to the Proxy Statement, at the time of the Stockholders Meeting, (i) the Proxy Statement and the Written Consent Information Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and the Written Consent Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement and the Written Consent Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4. Approval of Merger.

(a) Merger Effectiveness. Subject to the terms and conditions contained in this Agreement, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable in accordance with the DGCL.

(b) Action by Written Consent. At such time following the Offer Closing that Parent, Merger Sub and its Affiliates collectively own at least a majority of the outstanding Shares as of such date, Parent may notify the Company that Parent, Merger Sub and such Affiliates elect to adopt this Agreement by executing an action by written consent, signed by Parent, Merger Sub and/or their respective Affiliates that own the Shares, as the holders of a majority of the outstanding Shares pursuant to Section 228 of the DGCL (the “Stockholder Consent”) and direct the Company to, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable thereafter, in consultation with Parent, duly set a record date for an action by written consent of the stockholders of the Company for the purpose of adopting this Agreement; (ii) as promptly as practicable after the execution and delivery of the Stockholder Consent, file the Written Consent Information Statement with the SEC in preliminary form and cause the Written Consent Information Statement to be printed and mailed to the stockholders of the Company as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Written Consent Information Statement; and (iii) as promptly as practicable after the Company is legally permitted to do so under applicable Law, consummate the actions approved in the Stockholder Consent. Parent and Merger Sub shall execute, or cause to be executed, the Stockholder Consent with respect to all of the Shares then owned of record by Parent and Merger Sub and their Affiliates or with respect to which Parent or Merger Sub or any of their Affiliates otherwise has, directly or indirectly, sole voting power.

(c) Stockholders Meeting. Subject to fiduciary obligations under applicable Law, if adoption of this Agreement by the holders of Shares is required under applicable Law and Parent has not notified the Company pursuant to Section 7.4(b), the Company shall have the right any time after February 8, 2011 to (and Parent and Merger Sub shall have the right, at any time after the later of February 8, 2011 and the date on which all the conditions set forth in Sections 8.2(c) and 8.3(c) are satisfied or waived, to request in writing that the Company, and upon receipt of such written request the Company shall as promptly as practicable) take all action necessary in accordance with applicable Law, the rules of the NYSE and the certificate of incorporation and the bylaws of the Company, to duly call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement, to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone, recess or adjourn the Stockholders Meeting, but no longer than reasonably necessary, (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (iv) if required by Law; or (v) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 7.2(e) that it intends to take action pursuant to Section 9.3(a) and the deadline contemplated by Section 7.2(e) with respect to such notice has not been reached. Subject to Section 7.2(e), 7.2(f) and 9.3(a), the Board of Directors of the Company shall recommend adoption of this Agreement by the holders of Shares, shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit adoption of this Agreement by the holders of Shares. Notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Article IX or Parent has notified the Company pursuant to Section 7.4(b), this Agreement shall be submitted to the holders of Shares at the Stockholders Meeting for the purpose of adopting this Agreement.

(d) Short Form Merger. Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, Parent and Merger Sub and their Affiliates (excluding Shares held by High River Limited Partnership) shall hold of record, in the aggregate, at least 90% of the outstanding Shares, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any Shares held by Parent or its Affiliates (other than High River Limited Partnership), to cause the Merger to become effective as soon as possible after the Offer Closing without the Stockholders Meeting in accordance with Section 253 of the DGCL.

7.5. Filings; Reasonable Best Efforts; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement and shall provide Parent an opportunity to review and comment on any such amendment, supplement or response to the SEC and shall consider in good faith any comments reasonably proposed by Parent. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. To the extent required by applicable Law in good faith judgment of the Company, the Company shall, as promptly as reasonably practicable, prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders Meeting.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders, and, with respect to Parent, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger, the Offer and the other transactions contemplated by this Agreement, including under the HSR Act, any other applicable Antitrust Law, the FPA, the New York Public Service Law and any other applicable regulatory Law.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Offer, the Merger, and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings with, or the prosecution of any filings with such Governmental Entity with respect to the Offer, the Merger, and the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party (either directly or through one of its Representatives) the opportunity to attend and participate thereat.

(d) Required Approval Matters. Without limiting the generality of the other undertakings pursuant to this Section 7.5 and subject to the other terms and conditions of this Agreement, each of the Company (in the case of clauses (i), (ii), (iii)(A) and (iv) of this Section 7.5(d) set forth below) and Parent (in all cases set forth below) agrees to take or cause to be taken the following actions:

(i) to cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to satisfy the Tender Offer Conditions and the conditions set forth in Article VIII and to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, and preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, including the Schedule TO, the Offer Documents, the Schedule 14D-9, the Proxy Statement and any other filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act, the FPA and the New York Public Service Law. In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to counsel of each party) and the filings under the FPA and the New York Public Service Law, in each case, as promptly as practicable after the date of this Agreement but in all events within five (5) business days after the date of this Agreement except, in the case of the required application under the FPA, unless the parties have previously submitted the amendment to the Prior Application at the time and in the manner contemplated by Section 7.5(h)(ii). The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger, and the other transactions contemplated by this Agreement (including the Proxy Statement but subject to Section 7.5(a)). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Acceleration Time. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the

Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(ii) to provide promptly to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over any Company Required Governmental Approval, Parent Required Governmental Approval or otherwise over the transactions contemplated by this Agreement (a “Governmental Approval Entity”) such non-privileged information and documents as reasonably requested by any such Governmental Approval Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(iii) to use its reasonable best efforts to (A) obtain promptly all Company Required Governmental Approvals and Parent Required Governmental Approvals and (B) avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Approval Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions contemplated hereby by any Governmental Approval Entity;

(iv) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Offer or the Merger, in each case, in accordance with the terms of this Agreement, unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger, or the other transactions contemplated by this Agreement, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this Section 7.5(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement, as the case may be; and

(v) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would reasonably be expected to (i) prevent or materially delay receipt of any Company Required Governmental Approvals or the Parent Required Governmental Approvals or (ii) prevent or materially delay Offer Closing or the Closing.

(e) Rule 14d-10(c) Matters. Prior to the Expiration Date and subject to the terms of this Agreement, the Company (acting through its Board of Directors and its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to insure that any such arrangements fall within the safe harbor provisions of such rule.

(f) Competing Transactions. Prior to the Effective Time, Parent agrees that it shall not, and shall not permit any of its “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) acquire any securities of any other Person or any assets or any other business if such acquisition would be reasonably expected to materially impede the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(g) New York Public Service Law Application. In the event this Agreement is terminated other than pursuant to a Tender Termination, the Company shall not object to or move to delay Parent pursuing any necessary approval from the New York Public Service Commission for the acquisition of Shares by Parent (or its Affiliates) pursuant to a Continuing Offer, including any amendments to an existing application or filing a new application. If this Agreement is terminated pursuant to Section 9.3(a) in connection with a Subsequent Transaction, Parent agrees that it shall, and shall cause its Affiliates to, cooperate with the Company to take all action to withdraw any, and shall not until the Voting Termination Date make any additional, filings seeking approval from the New York Public Service Commission for the acquisition of Shares by Parent or any of its Affiliates.

(h) FERC Filing. Promptly following the execution and delivery of this Agreement but in no event later than 5:00 pm (Eastern Time) on the fifth business day following the date of this Agreement, Parent shall either (i) cause Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership to make such filings with FERC as shall be necessary and appropriate to withdraw the application in Docket No. EC11-22-000 filed by them under the FPA on November 22, 2010 (the “Prior Application”) or (ii) to the extent permitted by applicable law, amend the Prior Application to join the Company as an applicant thereto and have the Prior Application seek approval of the Offer, the Merger and the other transactions contemplated by this Agreement. In the event this Agreement is terminated other than pursuant to a Tender Termination, the Company shall not object to: (i) any amendment to the Prior Application to remove the Company as an applicant thereto, or (ii) Parent pursuing any necessary FERC approvals, including pursuant to the Prior Application or any other application, in each of clauses (i) and (ii), in connection with a Continuing Offer. If this Agreement is terminated pursuant to Section 9.3(a) in connection with a Subsequent Transaction, Parent agrees it shall, and shall cause its Affiliates to, cooperate with the Company to take all action to withdraw any, and shall not until the Voting Termination Date make any additional, filings under the FPA regarding the acquisition of Shares by Parent or its Affiliates.

7.6. Access and Reports. Subject to applicable Law, upon reasonable prior written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other Representatives reasonable access, during normal business hours throughout the period from the date hereof and though the earlier of the termination of this Agreement and the Effective Time, to its employees, properties, facilities, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, facilities, operations and personnel as may reasonably be requested, including without limitation, to facilitate the preparation of the Environmental Report by the Environmental Consultant, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to furnish such information in a manner that does not result in any such disclosure, including obtaining the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries if the Company shall have used reasonable best efforts to furnish such information in a manner that does not result in the loss of such privilege. The scope of work for the Environmental Report may include Phase I protocols, but shall not include (A) any soil, groundwater, or other invasive testing or sampling or (B) any contacts with or inquiries to any Governmental Entity. The Company shall use best efforts to immediately assist Parent and Environmental Consultant in obtaining publicly available information from any federal, state or local regulatory agency, as requested by Parent or Environmental Consultant. All requests for information made pursuant to this Section 7.6 shall be directed to a Person designated by the Company. All such information shall be governed by the terms of Section 7.19. Notwithstanding the foregoing, from and after the date of this Agreement until the No-Shop Period Start Date,

Parent, Merger Sub and their Representatives shall not (or, to the extent provided prior to the date of this Agreement, shall cease to) furnish any information, in any form or medium, written or oral, concerning or relating to the Company and its Affiliates that is furnished to or on behalf of Parent or Merger Sub by or on behalf of the Company prior to, on or after the date hereof, and also including, all notes, analyses, studies, interpretations, memoranda and other documents, material or reports (in any form or medium) prepared by Parent, Merger Sub that contain, reflect or are based upon, in whole or part, such information (collectively, the “Evaluation Material”) to any Person in connection with such Person’s (A) potential investment in Parent or its Affiliates or (B) evaluation of the acquisition of assets of the Company in connection with or following the Closing (the actions contemplated by the foregoing clauses (A) and (B), a “Third Party Investment”). From and after the No-Shop Period Start Date, Parent and Merger Sub may furnish Evaluation Material to any Person in connection with a Third Party Investment, provided, that Parent shall have directed such Person to treat any Evaluation Material provided to such Person in accordance with the confidentiality provisions of Section 7.19 and to perform or to comply with the obligations of Parent and Merger Sub with respect to any such Evaluation Material as contemplated by Section 7.19. Parent agrees that it will be fully responsible for any breach of any of the provisions of Section 7.19 by any such Person as though it were a “Representative” under Section 7.19 unless such Person executes a confidentiality agreement with the Company on customary terms and conditions. In connection with a Third Party Investment, the Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement or consummation of a Third Party Investment as may be reasonably requested by Parent, including with respect to any customary due diligence review of such assets that may be requested by Parent such as visits of properties and facilities of the Company and meeting with appropriate personnel of the Company (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any Third Party Investment (including any action taken in accordance with this Section 7.6) and any information utilized in connection therewith. Parent and Merger Sub acknowledge and agree that any Third Party Investment is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Third Party Investment, subject to fulfillment or waiver of the conditions set forth in Article VIII.

7.7. [Reserved].

7.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 7.2(f)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

7.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Acceleration Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries (other than those subject to collectively-bargained agreements) who continue employment with the Company or any of its Subsidiaries or Parent, the Surviving Corporation or any of their Subsidiaries, as applicable, after the Acceleration Time (“Affected Employees”) will be provided, unless their employment has ceased, with total annual cash compensation opportunities and benefits that, taken together, are substantially comparable in the aggregate to those total annual cash compensation opportunities and benefits provided by the Company and its Subsidiaries immediately prior to the Acceleration Time. Following the Acceleration Time, the Company and its Subsidiaries shall comply with, or the Parent shall cause the Surviving Corporation and any Subsidiary of the Surviving Corporation or Parent to comply with, as applicable, the provisions of each of the Company’s change in control severance plans.

(b) Parent shall cause any employee benefit plans which the Affected Employees are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plan), service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under the comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits). Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time to the extent such limitations, conditions, and waiting periods were satisfied or inapplicable under the comparable welfare benefit plan and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c) For all employees of the Company and its Subsidiaries (other than those subject to collectively-bargained agreements) who continue employment with the Company or any of its Subsidiaries or the Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation or Parent, as applicable, through the earlier of March 15, 2011, and the date on which the Company otherwise pays annual bonuses and incentive payments (the “Continuing Employees”) in the ordinary course of business (the “2011 Bonus Payment Date”), bonuses and incentive payments shall be paid to such Continuing Employees on the 2011 Bonus Payment Date in accordance with the Company’s short-term incentive plan and historical past practices; provided that Parent shall ensure that the aggregate annual bonuses and incentive payments made to all Continuing Employees, measured as a group, in respect of the 2010 calendar year are no less than the aggregate amount accrued therefor as of December 31, 2010 for such Continuing Employees.

(d) [Reserved].

(e) Parent hereby acknowledges and recognizes that, as of the Acceleration Time, all of the Company’s and/or the Company’s Affiliates’ contractual obligations with the unions representing bargaining unit employees of the Company or its Affiliates will continue, including all contractual obligations under applicable collective bargaining agreements, as listed in Section 7.9(e) of the Company Disclosure Letter (subject to future bargaining between the unions and the Company or the Company’s Affiliates).

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Plan, (ii) give any third party (including any employee or dependent or beneficiary of any employee or trustee) any right to enforce the provisions of this Section 7.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee for any period of time or to maintain any particular Company Plan or benefit, except to the extent otherwise required by Section 7.9(c) with respect to the bonuses and incentive payments.

7.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article V. Except as otherwise provided in Section 9.5, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Offer or the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except for Parent’s reimbursement and indemnification obligations pursuant to Section 7.6 and Section 7.14.

7.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Acceleration Time, the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance thereto expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Offer Closing or the Effective Time, if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interest of the Company or any of its Subsidiaries, as applicable, and, with respect to any criminal action or proceeding, such Indemnified Party had no reasonable cause to believe such Indemnified Party’s conduct was unlawful, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Acceleration Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that prior to the Company obtaining and fully paying for such D&O Insurance Policies, the Company shall consult with Parent regarding the procurement of such policies from an insurer with a claims rating at least equal to such rating for the Company’s current provider of D&O Insurance and shall permit Parent’s insurance advisor to participate in the process of negotiating such insurance and seeking to obtain such insurance on the most cost effective basis, and such insurance shall not be purchased unless the Company has provided at least 5 business days prior written notice to Parent; it being understood and agreed that if the Parent’s insurance advisor is able to obtain for the Company insurance that is less expensive but in all material respects equal to, the insurance proposed to be purchased by the Parent, then the Company will acquire such less expensive insurance. If the Company and the Surviving Corporation for any reason fail to obtain such insurance policies as of the Acceleration Time or the Effective Time, as applicable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.

(d) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 7.11.

(e) The rights of the Indemnified Parties under this Section 7.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Offer and the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

7.12. Takeover Statutes. The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Continuing Offer, the Merger or any of the other transactions contemplated by this Agreement. If any Takeover Statute is or may become applicable to the Offer, the Continuing Offer, the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise promptly act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.13. Parent Ownership and Vote.

(a) Parent agrees that from the date hereof until the Voting Termination Date, neither Parent nor any of its Affiliates (each, a “Support Party”) will directly or indirectly (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any of the Parent Shares to a third party, (ii) deposit any of the Parent Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Parent Shares or, subject to Section 7.13(b), grant any proxy, written consent or power of attorney with respect thereto that is inconsistent with this Section 7.13, (iii) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Parent Shares to a third party, or (iv) Transfer, acquire or agree, offer, seek or propose to acquire any Shares, or Equity Interests, debt securities or notes or Indebtedness of the Company or one of its Subsidiaries or other right to acquire such ownership, including through any swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or Equity Interests or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the Shares or the Equity Interests and that increases in value as the value of the Shares or Equity Interests increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Shares or Equity Interests of the Company or any of its Subsidiaries.

(b) Notwithstanding Section 7.13(a) or anything else in this Agreement, from the date hereof until the Voting Termination Date, Parent shall, and shall cause its Affiliates to, vote, tender for purchase or deliver a consent with respect to, or cause to be voted, tendered for purchase or delivered a consent with respect to, any Parent Shares (it being agreed and understood nothing herein shall require Parent or any of its Affiliates to exercise any options to purchase Shares, which options are owned as of the date hereof) (i) from the date hereof until the Voting Termination Date (x) in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption by the stockholders of the Company and at all adjournments or postponements thereof, and (y) if this Agreement is terminated pursuant to Section 9.3(a), in favor of the adoption of the Alternative Acquisition Agreement referenced in Section 9.3(a) and any transaction set forth in such an Alternative Acquisition Agreement and/or into any tender offer contemplated by such Alternative Acquisition Agreement, if and only if the Superior Proposal that is set forth in the Alternative Acquisition Agreement (u) provides for the payment of consideration consisting wholly of cash to holders of Shares, (v) requires the Person making the Superior Proposal to acquire all of the outstanding Shares, (w) requires the Person making the Superior Proposal to agree to pay a termination fee to the Company of at least $100 million if the Alternative Acquisition Agreement is terminated, which termination fee is payable in the circumstances that are no less favorable in any material respect to the Company than those applicable to the “Parent Fee” (as defined in the Prior Agreement but excluding any references to NRG Energy, Inc.) that was payable to the Company, (x) is made by a Person that has, and that unconditionally represents to the Company that it has, a positive net worth of at least $1.2 billion (based on an audited financial statement for the period ended December 31, 2009 or later, and which net worth is not contradicted by later interim statements for its most recently ended fiscal quarter), and unencumbered cash, cash equivalents and readily marketable securities in an amount equal to or greater than the purchase price set forth in the Superior Proposal, or either (A) such $100 million termination fee obligation of the Person making the Superior Proposal is guaranteed by a parent, general partner or manager entity of such Person that has, and has unconditionally represented to the Company that it has, a positive net worth of at least $1.2 billion (based on an audited financial statement for the period ended December 31, 2009 or later, and which net worth is not contradicted by later interim statements for its most recently ended fiscal quarter) and unencumbered cash, cash equivalents and readily marketable securities in an amount equal to or greater than the purchase price set forth in the Superior Proposal or (B) such $100 termination fee is deposited into an escrow account pursuant to an escrow agreement among such Person, the Company and an escrow agent that will assure payment of the $100 million termination fee to the Company in accordance with the Alternative Acquisition Agreement, which escrow agreement shall be on terms acceptable to Parent (x) requires the Person making the Superior Proposal to unconditionally represent, and such Person shall have done so, to the Company that it has, a positive net worth of at least $1.2 billion (based on an audited financial statement for the period ended December 31, 2009 or later), and which net worth is not contradicted by later interim statements for its most recently ended fiscal quarter), and unencumbered cash, cash equivalents and readily marketable securities in amount equal to or greater than the purchase price set forth in the Superior Proposal, or either (A) such $100 million termination fee obligation of the Person making the Superior Proposal is guaranteed by a parent, general partner or manager entity of such Person that has, and has unconditionally represented to the Company that it has, a positive net worth of at least $1.2 billion (based on an audited financial statement for the period ended December 31, 2009 or later), and which net worth is not contradicted by later interim statements for its most recently ended fiscal quarter) and unencumbered cash, cash equivalents and readily marketable securities in amount equal to or greater than the purchase price set forth in the Superior Proposal or (B) such $100 termination fee is deposited into an escrow account pursuant to an escrow agreement among such Person, the Company and an escrow agent that will assure payment of the $100 million termination fee to the Company in accordance with the Alternative Acquisition Agreement, which escrow agreement shall be on terms acceptable to Parent, (y) contains conditions to the obligation of the Person making the Superior Proposal to consummate the Superior Proposal that are no more favorable to such Person than the conditions to the obligations of Parent contained in Article VIII hereof and (z) provides that the Person making the Superior Proposal provides to Parent and its Affiliates, on behalf of itself and its Affiliates, and on behalf of such Person’s security holders, and on behalf of the Company and its security holders once the Company merges with or is otherwise acquired by such Person or any Affiliate of such Person (all of the foregoing, collectively, the “Releasing Persons”), the following agreement: the Releasing Persons hereby waive and release all rights and claims, and agrees not to pursue any right or claim, to assert, or obtain, any damages, relief or recovery under Section 16(b) of the Exchange Act, that any or all of the Releasing Persons have or might have, arising out of the Subsequent Transaction, including but not limited to any claim that the Subsequent Transaction involves or constitutes a sale, transfer, or disposition of securities by Parent, Merger Sub or any of their Affiliates or

Associates (as defined in the Exchange Act), and agrees to return to Parent, Merger Sub or any of their such Affiliates or Associates any monies that any of them nevertheless pays to any of the Releasing Persons in respect of or arising from any such claim, (such a Superior Proposal, a “Subsequent Transaction”) and (ii) from the date hereof until the earlier of the Acceleration Time and the termination of this Agreement in accordance with its terms, against any proposal made by any holder of Shares (whether or not such proposal is included in the Company’s proxy or consent statement) to be considered and voted upon at any annual or special meeting of the stockholders of the Company or any other action sought to be taken by any holder of Shares by means of written consent in lieu of such a meeting, if such vote is recommended by the Board of Directors of the Company.

(c) Parent hereby waives and shall cause its Affiliates to waive, to the full extent of the Law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the Offer, the Merger or a Subsequent Transaction with respect to any and all Parent Shares.

(d) Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

(e) For purposes of this Agreement, “Voting Termination Date” shall mean the earliest of occur of the following: (i) the Effective Time, (ii) if this Agreement is terminated pursuant to Article IX other than a termination pursuant to Section 9.3(a) in connection with a Subsequent Transaction, the date that this Agreement is terminated or (iii) if this Agreement is terminated pursuant to Section 9.3(a) in connection with a Subsequent Transaction, the first to occur of the date that (1) the transactions contemplated by such Alternative Acquisition Agreement are consummated, (2) such Alternative Acquisition Agreement is terminated in accordance with its terms or (3) the Board of Directors of the Company withholds, withdraws, modifies or qualifies the recommendation of the Board of Directors of the Company that holders of Shares adopt such Alternative Acquisition Agreement or tender Shares into any tender or exchange offer contemplated by such Alternative Acquisition Agreement.

7.14. Financing. Prior to the Closing, the Company shall use its reasonable efforts, at Parent’s sole expense, to assist Parent in a refinancing of all or any portion of the Indebtedness of the Company existing on the date hereof (the “Debt Financing”), including: (i) participating in a reasonable number of meetings, presentations and due diligence sessions; (ii) assisting with the preparation of one customary offering memorandum and one presentation in connection with the Debt Financing; and (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Parent; provided that (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) such efforts do not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (c) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Debt Financing or any of the foregoing prior to the Effective Time, and Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with the Debt Financing or any cooperation pursuant to this Section 7.14. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 7.14) and any information utilized in connection therewith (other than arising from historical information provided by the Company or its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries. Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article VIII.

7.15. Casualty. If, between the date hereof and the Offer Closing, there shall have occurred or there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the tangible assets of the Company or any of its Subsidiaries (a “Casualty Loss”), then (i) if such Casualty Loss is material to the Company and its Subsidiaries, taken as a whole, the Company shall promptly give notice to Parent thereof and of the Company’s good faith estimate of the amount of casualty insurance, if any, payable to the Company in respect thereof and (ii) the Company shall use its reasonable best efforts to replace or repair (as applicable) the asset or property related to such Casualty Loss. The Company shall use all reasonable best efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss.

7.16. Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the Board of Directors of the Company and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the Offer or this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent to be granted or withheld in Parent’s sole discretion).

7.17. Company Financing. Parent agrees that from and after the Offer Closing, it shall provide or cause to be provided sufficient funding to the Company and its Subsidiaries to (a) permit them to operate their respective businesses and operations in the ordinary course of business consistent with past practice, including to replace letters of credit issued under the Credit Agreement, and (b) to the extent requested by the Company, to repay any outstanding Indebtedness of the Company and its Subsidiaries that is due and payable in connection with the Offer Closing; provided, that, Parent shall not be required to provide or cause to be provided to the Company funding pursuant to clauses (a) and (b) in excess of $1.0 billion in the aggregate. Parent further agrees that in connection with the Offer Closing and/or the Closing, no credit support will be provided by the Company or any of its Affiliates and that no new Indebtedness of the Company or any of its Subsidiaries, nor any assets of the Company or any of its Subsidiaries, may be used to make any payments to holders of Shares in connection with the Offer Closing or in the provision of funding to the Paying Agent for the Exchange Fund. The Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for the termination of the Credit Agreement at the Acceleration Time or a waiver of any “change of control” provisions thereunder that would be triggered at the Acceleration Time and, if applicable, the procurement of customary payoff letters in connection therewith.

7.18. FCPA Matters. If the Company identifies any activities of the Company or any of its Subsidiaries, including those activities of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that the Company reasonably believes (following due inquiry) to be in violation of the FCPA, the Company shall and shall cause each of its Subsidiaries and Affiliates to cease such activities. The Company shall and shall cause its Subsidiaries and Affiliates to take all actions required by law to remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA.

7.19. Confidentiality.

(a) From and after the date of this Agreement until the later of (A) the earlier of the Acceleration Time or the Voting Termination Date and (B) the Termination Date, Parent and Merger Sub and the Representatives of Parent and Merger Sub shall treat all Evaluation Material as confidential, unless and to the extent (x) permitted by Section 7.6, or (y) such information (i) is or becomes available to the public generally, other than as a result of disclosure by Parent, Merger Sub or one of their Representatives in breach of the terms of this Agreement or (ii) becomes available to Parent, Merger Sub or their Representatives from a source other than the Company or one of its Representatives, including without limitation prior to the date hereof, provided that such source is not, to the knowledge of Parent, Merger Sub or their Representatives, bound by a confidentiality agreement with, or does not have a contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information.

(b) Upon any termination of this Agreement, Parent and Merger Sub shall promptly return to the Company or destroy and, upon the Company’s written request, promptly certify in writing that such return or destruction has occurred, all Evaluation Material received from or on behalf of the Company in connection with the transactions contemplated hereby; provided, however, that Parent and Merger Sub shall be entitled to retain one copy of the Evaluation Information in its legal files for use solely in connection with any litigation, arbitration or like action among Parent, Merger Sub and the Company or involving one or more of Parent, Merger Sub and the Company.

(c) Notwithstanding anything else in this Agreement, Parent and Merger Sub may make any disclosure (i) as it determines in good faith and based upon the advice of counsel is required by, any applicable Law or the applicable rules of any national securities exchange or other market or reporting system to which it is subject (in which event Parent and Merger Sub shall, to the extent legally permissible, notify the Company prior to making such disclosure and consult with the Parent and Merger Sub as early as practicable prior to any such disclosure regarding the nature, timing, extent and form of such disclosure) or (ii) as it determines in good faith and based upon the advice of counsel is required pursuant to the Securities Laws in connection with Merger Sub commencing and consummating the Offer.

(d) In the event this Agreement is terminated by Parent, then, if requested by the Parent, either the Company shall publicly disclose any material non-public information included in the Environmental Report and the Pension Termination Liability and Pension Asset Value analysis (the “Reports”) within five (5) business days of such request and provide Parent with a letter from counsel for the Company (who may be inside counsel) indicating that such counsel has reviewed the Reports and the Company’s public disclosures and is not aware of any non-public information in the Reports that the Company would be required to disclose if the Company were selling or purchasing its own securities in the market. If the Company fails to provide this letter from counsel within such five (5) business day period, Parent may disclose any portion of the Reports that it concludes should be disclosed to assure that Parent is not in possession of material non-public information.

7.20. Available Funds. Parent hereby agrees to maintain the availability of the Sufficient Amount until the later of the completion of the Merger and the termination of this Agreement in accordance with Article IX.

7.21. Rights Plan. From the date hereof until the earlier of a Tender Termination or the expiration or termination of the Continuing Offer, the Company agrees that it shall not amend or modify the definition of “Qualifying Offer” in the Rights Agreement in any manner that imposes additional requirements for any tender offer to constitute a “Qualifying Offer” or in any manner inconsistent with the ability of Parent to continue and consummate the Continuing Offer pursuant to Section 1.1(h).

ARTICLE VIII

Conditions

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. If required by applicable Law, this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect, and the consummation of the Merger and the other transactions contemplated hereby shall not be prohibited or illegal under any applicable Law.

(c) Purchase of Shares in the Offer. Unless the Offer shall have terminated in accordance with Section 1.1(f), Parent shall have accepted for payment and paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

8.2. Conditions to Obligations of Parent and Merger Sub. Solely to the extent the Offer Closing shall not have occurred, the obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement other than those referenced in clause (ii) below (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in (x) Section 6.1(b)(i), Section 6.1(c) and Section 6.1(k) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (except with respect to the representations and warranties of the Company set forth in Section 6.1(b)(i), for such inaccuracies as are de minimis relative to Section 6.1(b)(i) taken as a whole) and (y) Section 6.1(f)(i) shall be true and correct without disregarding the Company Material Adverse Effect qualification contained therein as of the date of this Agreement and as of the Closing Date as through made on and as of date and time (except to the extent that any such representation and warrants expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) the Company Required Governmental Approvals set forth on Section 8.1(b)(i) of the Company Disclosure Letter shall have been obtained and such approvals shall have become Final Orders.

8.3. Conditions to Obligation of the Company. Solely to the extent the Offer Closing shall not have occurred, the obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

(c) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) the Company Required Governmental Approvals set forth on Section 8.1(b)(i) of the Company Disclosure Letter shall have been obtained and such approvals shall have become Final Orders.

8.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.2 or 8.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 7.5.

ARTICLE IX

Termination

9.1. Termination by Mutual Consent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 28, 2011, whether such date is before or after the date of the adoption of this Agreement by the Stockholders of the Company referred to in Section 8.1(a) (such date, as it may be extended pursuant to this Section 9.2, the “Termination Date”); provided, that if on February 28, 2011 any of the conditions to Closing in Article VIII shall not have been fulfilled or waived but remain capable of being satisfied, then either of Parent or the Company may, by written notice to the other delivered on or prior to the Termination Date, extend the Termination Date from February 28, 2011 to April 30, 2011 (which shall then be the “Termination Date”); provided, further, that (A) Parent shall not have the right to terminate this Agreement pursuant to this Section 9.2(a) if the Company has the right to terminate this Agreement pursuant to Section 9.3(b), and (B) the Company shall not have the right to terminate this Agreement pursuant to this Section 9.2(a) if Parent has the right to terminate this Agreement pursuant to Section 9.4(b)); provided, further, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 9.2(a) if the Offer Closing occurs prior to the Termination Date; (b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 8.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; provided, that, neither Parent nor the Company may terminate this Agreement pursuant to this Section 9.2(b) if the Offer Closing shall have occurred; or (c) any Order permanently restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 8.1(a)); provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of any Tender Offer Condition or a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the earlier of the Offer Closing and the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company or any committee thereof authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or concurrently with such termination pays to Parent or its designee in immediately available funds the Termination Fee; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.3(a) unless (x) the Company has complied with the requirements of the last paragraph of Section 7.2(e), and (y) the Company did not receive the Superior Proposal as a result of a breach of Section 7.2 in any material respect;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, which inaccuracy or breach would give rise to a failure of any condition set forth in Section 8.3(a) or 8.3(b), and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (B) two (2) business days prior to the Termination Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.3(b) if it is in material breach of any of its representations, warranties, covenants or agreements hereunder and has received notice of such breach from Parent and been provided ten days to cure such breach and has not cured such breach within the 10 day period from the date of such notice;

(c) if (i) all of the Tender Offer Conditions shall have been satisfied or waived as of the Expiration Date and Parent fails to consummate the Offer promptly thereafter in accordance with Article I or (ii)(A) the Offer has been terminated in accordance with Section 1.1(f), (B) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and (C) Parent and Merger Sub fail to consummate the Merger within the earlier of (x) two (2) business days after the date the Closing should have occurred pursuant to Section 2.2 and (ii) one (1) Business Day before the Termination Date, and the Company stood ready, willing and able to consummate during such period; or

(d) if Parent fails to commence the Offer by December 22, 2010 or terminates or makes any change to the Offer in violation of the terms of this Agreement in any material respect.

9.4. Termination by Parent. This Agreement may be terminated and the Merger and, if applicable, the Offer, may be abandoned at any time prior to the Effective Time by Parent:

(a) if the Board of Directors of the Company or any committee thereof (i) shall have made and not withdrawn a Change of Recommendation, (ii) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal or (iii) fails (or the Company fails) to include the Company Recommendation in the Proxy Statement or the Schedule 14D-9; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, which breach or inaccuracy (x) if the Offer has been terminated in accordance with Section 1.1(f), would give rise to a failure of any condition set forth in Section 8.2(a) or 8.2(b) or (y) if the Offer shall not have been terminated in accordance with Section 1.1(f), would give rise to a failure of any Tender Offer Condition set forth in clauses (3) or (4) set forth in Exhibit A, and in each case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (B) two (2) business days prior to the Termination Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.4(b) if it is in material breach of any of its representations, warranties, covenants or agreements hereunder and has received notice of such breach from Company and been provided 10 days to cure such breach and has not cured such breach within the 10-day period from the date of such notice.

(c) if the Environmental Report concludes that the Company is subject to a Material Environmental Obligation (“MEO”) and Parent shall have provided written notice to the Company of such determination on or before January 17, 2011. A MEO shall be an obligation for the Company to comply with Environmental Laws as in effect and interpreted on the date hereof that will result in the Company incurring environmental capital expenditures between January 1, 2011 and December 31, 2013 (the “Measurement Period”) plus environmental liabilities as accrued on the Company’s September 30, 2010 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (as defined and interpreted in accordance with GAAP, except that: (i) where there is a range of reasonably possible costs and outcomes, the Environmental Consultant shall determine the most credible cost which shall be the basis for the calculations hereunder, and (ii) for purposes of whether a cost to be incurred is estimable, in the opinion of the Environmental Consultant, where it is more likely than not that the cost will be incurred), such that individually or in the aggregate, such costs are more than $250 million in excess of the $395 million currently projected by the Company, in the Company’s additional definitive soliciting materials filed on Schedule 14A with the SEC on November 18, 2010 and the Company’s September 30, 2010 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, for such required expenditures and accruals, taking into account the ability to mitigate such expenditures and accruals through commercially reasonable operational adjustments, such as fuel switching or decommissioning of facilities, provided however, that no more than 25% of the baseload generating capacity can be decommissioned . Parent shall base its assessment of relevant environmental capital expenditure requirements and environmental liabilities as accrued on the Company’s balance sheet on the conclusions of a written environmental report prepared by a reputable, nationally recognized environmental consulting firm selected by Parent and reasonably acceptable to the Company (“Environmental Consultant”), and which has been provided to the Company for comment at least three business days in advance of Parent providing any notice to the Company pursuant to this Section 9.4(c) (the “Environmental Report”). Company agrees that MACTEC, TRC, or URS are all acceptable as the Environmental Consultant. No invasive soil or groundwater sampling shall be permitted in connection with preparation of the Environmental Report or otherwise under this Agreement.

(d) if the Pension Termination Liability less the Pension Asset Value exceeds $250 million; provided, that Parent shall not be permitted to terminate the Agreement pursuant to this Section 9.4(d) unless it has delivered written notice of such termination to the Company on or prior to January 17, 2011. For purposes of this Section 9.4(d), “Pension Termination Liability” means the aggregate PBGC termination liability as of December 31, 2010 for the Company’s Title IV Company Plans as determined in accordance with Section 4044 of ERISA and related regulations and the assumptions set forth on Section 9.4(d) of the Company Disclosure

Letter, and “Pension Asset Value” means the aggregate fair market value of the assets in the trusts for the Company’s Title IV Company Plans as of November 30, 2010. For the avoidance of doubt, the first sentence of this Section shall be deemed to have occurred if the consequences of effecting a standard termination of the Title IV Company Plans in accordance with Section 4041(b) ERISA, including the cost of purchasing distribution annuities and paying related administrative costs, requires additional contributions to the Title IV Company Plans of more than $250 million, in the aggregate.

9.5. Effect of Termination and Abandonment.

(a) In the event this Agreement is terminated pursuant to Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein no such termination shall relieve the Company of any liability to pay the Termination Fee pursuant to this Section 9.5, (ii) except as otherwise provided herein, no such termination will relieve any party hereto of any liability to the other party hereto for any breach of this Agreement, (iii) no such termination shall affect the approval of the Continuing Offer by the Board for purposes of Section 203 of the DGCL and such approval shall remain in full force and effect to the extent the Continuing Offer continues to constitute a Continuing Offer, and (iv) this Section 9.5 and Article X shall survive the termination of this Agreement.

(b) In the event that:

(i)(x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 9.2(a) (the section relating to the Termination Date), or Section 9.2(b) (the section relating to failure to receive stockholder approval) and (y) within eighteen (18) months of such termination the Company shall have consummated an Acquisition Proposal (provided that for purposes of this clause (y) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) as a result of which the holders of Shares shall be entitled to receive, either directly or indirectly, consideration (whether cash or otherwise) having an aggregate value of more than $5.50 per Share;

(ii) this Agreement is terminated by Parent pursuant to Section 9.4(a) (the section relating to Parent’s right to terminate for a Change of Recommendation) or by Parent or the Company pursuant to another provision of Article IX at a time when Parent had the right to terminate this Agreement pursuant to 9.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.3(a) (the section relating to an Alternative Acquisition Agreement with respect to a Superior Proposal);

(iv)(x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 9.2(a) (the section relating to the Termination Date), or Section 9.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made or publicly announced a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the Company Requisite Vote in any material respect at least ten (10) calendar days prior to, with respect to Section 9.2(a), the date of termination, or at least five (5) business days prior to, with respect to a termination pursuant to Section 9.2(b), the Stockholders Meeting and (z) within eighteen (18) months of such termination the Company shall have consummated an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y) of this Section 9.5(b)(iv)) (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then the Company shall (A) in the case of clause (i) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in sub-clause (i)(y), (B) in the case of clause (ii) above, no later than three (3) business days after the date of such termination, (C) in the case of clause (iii) above, immediately prior to or concurrently with such termination, and (D) in the case of clause (iv) above, within three (3) business days after the date the Company consummates the Acquisition Proposal referred to in sub-clause (iv)(z); pay Merger Sub or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $16.3 million less any Parent Expenses previously paid by the Company.

(c) In the event of termination of this Agreement by (i) either party pursuant to Section 9.2(b) (or a termination by the Company pursuant to a different section of Section 9.2 at a time when this Agreement was terminable pursuant to Section 9.2(b)) or (ii) Parent pursuant to Section 9.4(b), then the Company shall promptly, but in no event later than three (3) business days after being notified of such by Parent pay Merger Sub or its designee in respect of expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement and as consideration for entering into this Agreement an amount equal to $5 million (the “Parent Expenses”) by wire transfer of same day funds.

(d) The parties acknowledge that the agreements contained in Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 9.5(b) or Section 9.5(c) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 9.5(b) or Section 9.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE X

Miscellaneous and General

10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Article V and Sections 7.9 (Employee Benefits), 7.10 (Expenses), 7.11 (Indemnification; Directors’ and Officers’ Insurance) and 7.19 (Confidentiality) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 1.1(f) (Offer Termination), Section 1.1(h) (Continuation of the Offer), the last sentence of Section 1.2(b) (Stockholder Information), Section 7.10 (Expenses), clauses (g) and (h) of Section 7.5 (Filings; Reasonable Best Efforts; Other Actions; Notification), Section 7.12 (Takeover Statutes), Section 7.13 (Parent Vote); Section 7.21 (Rights Plan) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, whether before or after adoption of this Agreement by stockholders of either Constituent Corporation, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that after the consummation of the Offer Closing but prior to the Effective Time, this Agreement may not be amended in a manner that would adversely affect the right of the Company’s stockholders to receive the Per Share Merger Consideration; provided, further that if any such amendment or waiver made after the date the Company Requisite Vote is obtained shall by applicable Law or the rules and regulations of NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

10.3. Waiver of Conditions. Except as otherwise set forth herein, the Tender Offer Conditions with respect to Parent and Merger Sub and the conditions to each of the parties’ obligations to consummate the Merger are for the benefit of such applicable party and may be waived by such applicable party in whole or in part to the extent permitted by applicable Laws.

10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to prevent or cure breaches of this Agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Parent and/or Merger Sub to consummate the transactions contemplated hereby, including to consummate the Offer and/or to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) The parties further agree that (x) the seeking of the remedies provided for in Section 10.5(c) by any party shall not in any respect constitute a waiver by such party of its right to seek any other form of relief that may be available to such party under this Agreement, including under Section 9.5, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 10.5(c) are not available or otherwise are not granted, and (y) nothing set forth in this Agreement shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under Section 10.5(c) prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination, which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including the transaction premium, other transaction opportunities and the time value of money)), nor shall the commencement of any Legal Proceeding pursuant to Section 10.5(c) or anything set forth in this Section 10.5(d) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

IEP Merger Sub Inc.

c/o Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention: Deputy General Counsel

Fax.: (212) 688-1158

Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention: Chief Financial Officer

Fax.: (646) 861-7585

If to the Company:

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, TX 77002

Attention: General Counsel

Fax: (713) 356-2185

with a copy to

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Joseph B. Frumkin
Krishna Veeraraghavan

Fax: (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile and received by 5:00 p.m. New York time on a business day (otherwise the next business day) (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

10.7. Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter the Guarantee and the Support Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8. No Third Party Beneficiaries. Subject to Section 10.5(d), except (i) as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) only with respect to stockholders and only after the Effective Time, for the provisions set forth in Article V and (iii) to the extent permitted by applicable Laws, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 7.11 shall not arise unless and until the Acceleration Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

10.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

10.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise without the written consent of each of the parties hereto; provided, however, that prior to the mailing of the Offer Documents to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation and serve as purchaser pursuant to the Offer in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the Offer, the Merger or the transactions contemplated by this Agreement or otherwise adversely affect the ability of holders of Shares to receive the aggregate Offer Price and/or Per Share Merger Consideration. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYNEGY INC.

By:	/s/ Bruce A. Williamson
	Name:	Bruce A. Williamson
	Title:	Chairman, President and Chief Executive Officer

IEH MERGER SUB LLC By: Icahn Enterprises Holdings L.P., its sole member

By:	/s/ Daniel Ninivaggi
	Name:	Daniel Ninivaggi
	Title:	President

IEP MERGER SUB INC.

By:	/s/ Daniel Ninivaggi
	Name:	Daniel Ninivaggi
	Title:	President

ANNEX A

DEFINED TERMS

Terms	Section
2011 Bonus Payment Date	7.9(c)
Acceleration Time	5.3(c)
Acquisition Proposal	7.2(d)(i)
Affected Employees	7.9(a)
Affiliate	6.1(a)(i)
Affiliated Shares	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(e)(ii)
Antitrust Law	7.5(d)(i)
Bankruptcy and Equity Exception	6.1(c)(i)
business day	1.1(d)
Bylaws	3.2
Casualty Loss	7.15
Certificate	5.1(a)
Change of Recommendation	7.2(e)(ii)
Charter	3.1
Chosen Courts	10.5(a)
Closing	2.2
Closing Date	2.2
Code	1.1(g))
Commodity Risk Policy	6.1(s)
Common Stock	Recitals
Company	Preamble
Company Actions	7.2(e)(ii)
Company Disclosure Letter	6.1
Company Employees	6.1(h)(i)
Company Equity Awards	6.1(b)(i)
Company Financial Statements	6.1(e)(ii)
Company Intellectual Property	6.1(o)(i)
Company Joint Venture	6.1(b)(ii)
Company Material Adverse Effect	6.1(a)(iv)
Company Material Contracts	6.1(r)
Company Performance Awards	6.1(b)(i)
Company Plans	6.1(h)(i)
Company Recommendation	6.1(c)(ii)
Company Reports	6.1(e)(i)
Company Required Governmental Approvals	6.1(d)(i)
Company Requisite Vote	6.1(c)(i)
Company Restricted Stock	6.1(b)(i)
Company SEC Reports	6.1(e)(i)
Company Stock Options	6.1(b)(i)
Company Trading Guidelines	6.1(s)
Constituent Corporations	Preamble
Continuing Conditions	1.1(h)
Continuing Employees	7.9(c)
Continuing Offer	1.1(h)

Terms	Section
Credit Agreement	6.1(b)(v)
Current Assets	6.1(n)(ii)
D&O Insurance	7.11(b)
Debt Financing	7.14
Delaware Certificate of Merger	2.3
DGCL	1.4(a)
Dissenting Shares	5.1(a)
Dissenting Stockholders	5.1(a)
DTC	5.2(c)
DTC Payment	5.2(c)
Effective Time	2.3
Environmental Claim	6.1(l)(vii)(A)
Environmental Laws	6.1(l)(vii)(B)
Environmental Report	9.4(c)
Equity Interests	7.1(a)(ii)
ERISA	6.1(h)(i)
ERISA Affiliate	6.1(h)(i)
Evaluation Material	7.6
Exchange Act	Recitals
Exchange Fund	5.2(a)
Excluded Shares	5.1(a)
Existing Directors	1.3(a)
Expiration Date	1.1(d)
Fairness Opinions	6.1(c)(ii)
FCC	6.1(d)(i)
FCC Pre-Approvals	6.1(d)(i)
FCPA	6.1(i)(v)
FERC	6.1(d)(i)
Final Order	5.2(e)
FPA	6.1(d)(i)
GAAP	6.1(e)(ii)
Go-Shop Period	7.2(a)
Governmental Approval Entity	7.5(d)(ii)
Governmental Entity	6.1(d)(i)
Guarantee	Recitals
Guarantor	Recitals
Guarantor SEC Reports	6.2(l)
Hazardous Materials	6.1(l)(vii)(C)
HSR Act	6.1(d)(i)
Indebtedness	6.1(q)(ii)
Indemnified Parties	7.11(a)
Independent Director Committee	1.3(a)
Independent Director Committee Actions	1.3(b)
Independent Directors	1.3(a)
Information Statement	1.3(c)
Intellectual Property	6.1(o)(iv)(A)
Knowledge	6.1(g)(iv)
Known	6.1(g)(iv)
Law	5.2(e)
Laws	5.2(e)

Terms	Section
Leased Real Property	6.1(q)(i)
Legal Proceedings	6.1(g)(i)
Lien	6.1(b)(ii)
MEO	9.4(c)
Merger	Recitals
Merger Sub	Preamble
Minimum Condition	Exhibit A
No-Shop Period Start Date	7.2(b)
NSR Matters	6.1(l)(vii)(D)
NYPSC	6.1(d)(i)
NYSE	1.1(d)
Offer	Recitals
Offer Closing	1.1(e)
Offer Closing Date	1.1(e)
Offer Documents	1.1(c)
Offer Price	Recitals
Order	6.1(d)(ii)
Other Real Property	6.1(q)(i)
Owned Real Property	6.1(q)(i)
Parent	Preamble
Parent Disclosure Letter	6.2
Parent Expenses	9.5(c)
Parent Required Governmental Approvals	6.2(c)(i)
Parent Shares	6.2(h)
Paying Agent	5.2(a)
PBGC	6.1(h)(ii)
Pension Asset Value	9.4(d)
Pension Termination Liability	9.4(d)
Per Share Merger Consideration	5.1(a)
Permit	6.1(d)(ii)
Permitted Liens	6.1(q)(i)
Person	5.2(e)
Phantom Stock Units	6.1(b)(i)
Preferred Shares	6.1(b)(i)
Prior Agreement	6.1(a)(iv)(D)
Prior Application	7.5(h)
Promissory Note	1.4(c)
Proxy Statement	6.1(d)(i)
Purchase Date	1.4(b)
Real Property	6.1(q)(i)
Regulatory Condition	Exhibit A
Release	6.1(l)(vii)(D)
Releasing Persons	7.13(b)
Representative	7.2(a)
Right	Recitals
Rights Agreement	Recitals
Schedule 14D-9	1.2(a)
Schedule TO	1.1(c)
SEC	1.1(c)
Securities Act	6.1(a)(i), 1.4(d)

Terms	Section
Securities Laws	1.1(c)
Shares	Recitals
Significant Subsidiary	6.1(a)(iii)
Special Committee	Recitals
Stock Plans	6.1(b)(i)
Stockholder Consent	7.4(b)
Stockholders Meeting	7.4(c)
Subsequent Transaction	7.13(b)
Subsidiary	6.1(a)(ii)
Sufficient Amount	6.2(e)
Superior Proposal	7.2(d)(ii)
Support Agreement	Recitals
Support Party	7.13(a)
Surviving Corporation	2.1
Takeover Statute	6.1(j)
Tax	6.1(m)(vii)(A)
Tax Return	6.1(m)(vii)(B)
Tender Offer Conditions	1.1(a)
Tender Termination	1.1(f)
Termination Date	9.2
Termination Fee	9.5(b)
Third Party Investment	7.6
Title IV Company Plan	6.1(h)(i)
Top-Up Closing	1.4(c)
Top-Up Option	1.4(a)
Top-Up Option Shares	1.4(a)
Trade Secrets	6.1(o)(iv)(B)
Transfer	7.13(a)
Violation	6.1(d)(ii)
Voting Termination Date	7.13(e)
Written Consent Information Statement	6.1(d)(i)

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by Parent, its Subsidiaries and the Support Parties (and for this purpose, Parent, its Subsidiaries and the Support Parties shall be deemed to own Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by any of them prior to the Expiration Date), represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date of the Offer (assuming the issuance of all Shares that may be issued upon the vesting of outstanding Company Restricted Stock, plus Shares issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price) (such condition, the “Minimum Condition”), or (ii) at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing:

(1) An Order by any Governmental Entity of competent jurisdiction, restraining, or rendering illegal the consummation of the Offer or the Merger shall have been issued and be continuing in effect;

(2) the Agreement shall have been terminated by the Company, Merger Sub or Parent in accordance with its terms;

(3)(i) the representations and warranties of the Company set forth in the Agreement other than those referenced in clause (ii) below (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, not be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so not true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; or (ii) the representations and warranties set forth in (x) Section 6.1(b)(i), Section 6.1(c) and Section 6.1(k) of the Agreement shall not be true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date and except, with respect to the representations and warranties of the Company set forth in Section 6.1(b)(i) of the Agreement, for such inaccuracies as are de minimis relative to Section 6.1(b)(i) taken as a whole) or (y) Section 6.1(f)(i) of the Agreement shall not be true and correct without disregarding the Company Material Adverse Effect qualification contained therein as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(4) the Company shall have failed to perform in all material respects all obligations required to be performed by it under the Agreement at or prior to the Expiration Date; or

(5) Parent shall not have received a certificate signed on behalf of the Company by a senior executive officer of the Company stating that (i) the Company’s representations and warranties are true and correct in the manner specified in clause (3) of this Exhibit A, and (ii) the Company has performed in all material respects all obligations required to be performed by it under the Agreement prior to the Expiration Date;

(6)(i) The waiting period applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated, (ii) the approval of the FERC under Section 203 of the FPA shall not have

A-1-1

been received, or (iii) the approval, or a determination that no approval is required, of the NYPSC under the New York Public Service Law, as amended, shall not have been received with respect to the consummation of the Offer and the Merger (collectively, the “Regulatory Condition”);

The foregoing conditions shall be for the benefit of Parent and may be asserted by Parent regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than action or inaction in breach of the Agreement) giving rise to any such conditions and may be waived by Parent in whole or in part at any time and from time to time, in each case except for the Minimum Condition and the Regulatory Condition, in the exercise of the reasonable good faith judgment of Parent and subject to the terms of the Agreement, and the applicable rules and regulations of the SEC. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right may be deemed an ongoing right which may be asserted at any time and from time to time.

A-1-2

EXHIBIT A-2

CONDITIONS OF THE CONTINUING OFFER

Notwithstanding any other provisions of the Continuing Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Continuing Offer), pay for any Shares tendered pursuant to the Continuing Offer (and not theretofore accepted for payment or paid for) if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration date for the Continuing Offer that number of Shares which, when added to any Shares already owned by Parent, its Subsidiaries and the Support Parties (and for this purpose, Parent, its Subsidiaries and the Support Parties shall be deemed to own Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by any of them prior to the expiration date), represents at least a majority of the outstanding Shares on a fully diluted basis as of the expiration date of the Continuing Offer (assuming the issuance of all Shares that may be issued upon the vesting of outstanding Company Restricted Stock, plus Shares issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price) (such condition, the “Continuing Minimum Condition”), or (ii) at any time on or after the date of the commencement of the Continuing Offer and prior to the expiration date, any of the following events shall occur and be continuing:

(1) An Order by any Governmental Entity of competent jurisdiction, restraining, or rendering illegal the consummation of the Continuing Offer shall have been issued and be continuing in effect;

(2)(i) The waiting period applicable to the consummation of the Continuing Offer under the HSR Act shall not have expired or been terminated, (ii) the approval of the FERC under Section 203 of the FPA shall not have been received, or (iii) the approval, or a determination that no approval is required, of the NYPSC under the New York Public Service Law, as amended, shall not have been received with respect: (A) to the consummation of the Continuing Offer and (B) if so determined by Parent, the transaction contemplated in clauses (x) or (y) of clause (v) of the definition of Qualifying Offer in the Rights Agreement.

The foregoing conditions shall be for the benefit of Parent and may be asserted by Parent regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than action or inaction in breach of the Agreement) giving rise to any such conditions and may be waived by Parent in whole or in part at any time and from time to time, in each case except for the Minimum Condition and the Regulatory Condition, in the exercise of the reasonable good faith judgment of Parent and subject to the terms of the Agreement, and the applicable rules and regulations of the SEC. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right may be deemed an ongoing right which may be asserted at any time and from time to time.

A-2-1

ANNEX B

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of December 15, 2010 (this “Agreement”), by and among the parties listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”) and Dynegy Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Stockholder beneficially owns that number of Shares and options to purchase Shares (the “Call Options”) set forth opposite its names on Schedule I hereto (such Shares, and any other Equity Interests, hereafter acquired by any Stockholder as the date hereof and prior to the termination of this Agreement, whether upon the exercise of options (including the Call Options), warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise, being referred to herein collectively as the “Subject Securities”);

WHEREAS, concurrently with the execution of this Agreement, IEH Merger Sub LLC, a Delaware limited liability company (the “Parent”), IEP Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, the Merger Agreement provides that, upon the terms and subject to the conditions thereof, Parent will commence an Offer to purchase all of the issued and outstanding Shares at the Offer Price, and, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the Merger Agreement also provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed, the Merger will only be consummated following adoption of the Merger Agreement by the stockholders of the Company in accordance with applicable Law; and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholders agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Voting and Transfer of Subject Securities; Waiver of Appraisal Rights. Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, such Stockholder will comply with all obligations applicable to Affiliates of Parent set forth in Section 7.13 of the Merger Agreement.

Section 2. Representations and Warranties of the Stockholders. Each Stockholder, jointly and severally, represents and warrants to the Company that:

(a) Organization and Good Standing. Each Stockholder is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

(b) Corporate Authority. Each Stockholder has all requisite corporate, limited partnership or other power and authority to execute, deliver and perform this Agreement, with no limitations, qualifications or restrictions on such power, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of such Stockholder’s charter, partnership agreement, operating agreement or similar organizational documents, any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Stockholder or its assets.

(c) Governmental Approvals. All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by each Stockholder have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Agreement. other than in connection with the requirements of the Exchange Act and where such violations or failures to make or obtain any filing with or notification to, or consents, approvals, authorizations, permits of, any governmental authority would not, individually or in the aggregate, materially impair the ability of the Stockholder to perform this Agreement.

(d) Enforceability. This Agreement constitutes a legal, valid and binding obligation of each Stockholder enforceable against each Stockholder in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(e) Subject Securities. As of the date hereof and at all times prior to the termination of this Agreement, each Stockholder beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act) the Subject Securities set forth on Schedule I opposite to the name of each Stockholder. As of the date hereof, the Subject Securities constitute all of the Shares and Call Options which each Stockholder beneficially owns, and in the case of the Shares, has the power to vote or direct the votes. The Subject Securities and the Call Options are all of the Shares or Equity Interests in which Carl C. Icahn, the Stockholders or any of their respective Affiliates have beneficial ownership, and in the case of the Shares, voting rights. Except for this Agreement, the Subject Securities are now and at all times during the term hereof will be, held by the each Stockholder, free and clear of all liens, proxies, powers of attorney, voting trusts and voting agreements and arrangements (collectively, “liens”).

Section 3. Representations and Warranties of the Company. Company represents and warrants to Stockholders that:

(a) Organization and Good Standing. The Company is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

(b) Corporate Authority. The Company has all requisite corporate, limited partnership or other power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of the Company’s charter, partnership agreement, operating agreement or similar organizational documents, any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Company or its assets.

(c) Governmental Approvals. All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement by the Company have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Agreement, other than in connection with the requirements of the Exchange Act and where such violations or failures to make or obtain any filing with or notification to, or consents, approvals, authorizations, permits of, any governmental authority would not, individually or in the aggregate, materially impair the ability of the Company to perform this Agreement.

(d) Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4. Termination. This Agreement shall terminate immediately at and as of the Voting Termination Date.

Section 5. Call Options. The parties acknowledge that, notwithstanding anything to the contrary herein, the Subject Securities include Call Options which the Stockholder cannot vote and which cannot be exercised prior to the satisfaction or waiver of, if the Offer has not been terminated in accordance with the Merger Agreement, the Regulatory Condition, or, if the Offer has been terminated in accordance with the Merger Agreement, the condition set forth in Section 8.3(c) of the Merger Agreement.

Section 6. Miscellaneous.

(a) Entire Agreement. This Agreement (including any schedules hereto) and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. The parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties

(b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

(i)	if to a Stockholder:

c/o Icahn Associates Corp
767 Fifth Avenue, 47th Floor
New York, NY 10153
Attention: Deputy General Counsel
Fax.: (212) 688-1158
Attention: Chief Financial Officer
Fax.: (646) 861-7585

(ii)	if to the Company to:

Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, TX 77002
Attention: General Counsel
Fax: (713) 356-2185

(iii)	with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Joseph B. Frumkin
Krishna Veeraraghavan
Fax: (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile and received by 5:00 p.m. New York time on a business day (otherwise the next business day) (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

(c) No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(d) Assignment. Except as provided in Section 1 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of all of the other parties and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(e) Mutatis Mutandis. Sections 10.4, 10.5, 10.12 and 10.13 of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

HIGH RIVER LIMITED PARTNERSHIP
By:	Hopper Investments LLC, its general partner
By:	Barberry Corp., its sole stockholder

By:	/s/ Vincent J. Intrieri
Name:	Vincent J. Intrieri
Title:	Vice President

ICAHN PARTNERS LP

By:	/s/ Vincent J. Intrieri
Name:	Vincent J. Intrieri
Title:	Senior Managing Director

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Vincent J. Intrieri
Name:	Vincent J. Intrieri
Title:	Senior Managing Director

ICAHN PARTNERS MASTER FUND II LP

By:	/s/ Vincent J. Intrieri
Name:	Vincent J. Intrieri
Title:	Senior Managing Director

ICAHN PARTNERS MASTER FUND III LP

By:	/s/ Vincent J. Intrieri
Name:	Vincent J. Intrieri
Title:	Senior Managing Director

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

DYNEGY INC.

By:	/s/ Bruce A. Williamson
	Name:	Bruce A. Williamson
	Title:	Chairman, President and Chief Executive Officer

Schedule I

Stockholder Beneficial Ownership

Stockholder	Number of Shares	Number of Call Options
High River Limited Partnership	2,399,999	1,208,442
Icahn Partners LP	3,653,675	1,857,034
Icahn Partners Master Fund LP	4,145,343	2,092,971
Icahn Partners Master Fund II LP	1,215,577	590,137
Icahn Partners Master Fund III LP	585,406	293,628
Total	12,000,000	6,042,212

ANNEX C

GUARANTEE

GUARANTEE, dated as of December 15, 2010 (this “Guarantee”), by Icahn Enterprises Holdings L.P. a Delaware limited partnership (“Guarantor”) in favor of Dynegy Inc., a Delaware corporation (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among IEH Merger Sub LLC, a Delaware limited liability company (“Parent”), IEP Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and, collectively, the “Companies”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Guaranteed Party, the full and timely performance by Parent and Merger Sub of their respective payment and other obligations under the Merger Agreement, other than with respect to Section 7.11 of the Merger Agreement (collectively, the “Obligations”), and agrees to take all actions which apply to Affiliates of the Companies under the Merger Agreement.

If Parent or Merger Sub fails to fully and timely perform and discharge any of its respective Obligations when due, then Guarantor hereby agrees to promptly fully perform, or to cause to be promptly fully performed, any such Obligations.

The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Guarantor further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) the Guaranteed Party has an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defenses”).

In furtherance of the foregoing Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against Guarantor in respect of the performance of the Obligations, regardless of whether action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

The Guarantor’s obligations under this Guarantee are in the nature of a continuing performance guarantee and shall remain valid and in full force and effect irrespective of any circumstances which might otherwise constitute a legal or equitable discharge of a performance guarantor, including the absence of any action to enforce the Merger Agreement or any judgment against the Guaranteed Party.

2. NATURE OF GUARANTEE. Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the

Guaranteed Party to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made. This Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against Guarantor hereunder.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of Guarantor, extend the time of performance of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. Guarantor agrees that the obligations of Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of performance of any of the Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the legal existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (g) the adequacy of any means the Guaranteed Party may have of obtaining performance related to the Obligations; (h) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement, in each case in accordance with its terms; or (i) any discharge of Guarantor as a matter of applicable Law or equity (other than a discharge of Guarantor with respect to the Obligations as a result of performance in full of the Obligations in accordance with their terms). To the fullest extent permitted by Law, Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices required to be made to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. Guarantor hereby covenants and agrees that it shall not institute any proceeding asserting or assert as a defense in any proceeding, and shall cause its respective Affiliates not to institute any proceeding asserting or assert as a defense in any proceeding, (i) the Prohibited Defenses or (ii) that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and Guarantor shall not exercise any such rights unless and until all amounts payable by Guarantor under this Guarantee shall have been performed in full.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other Person (including Merger Sub) now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against Guarantor hereunder.

5. REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants that:

(a) it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization;

(b) it has all requisite corporate, limited partnership or other power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents, any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Guarantor or its assets;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(d) this Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e) Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for Guarantor to fulfill its obligations under this Guarantee shall be available to Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. Neither Guarantor nor the Guaranteed Party may assign or delegate their rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the other party hereto.

7. NOTICES. All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the third business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to Guarantor hereunder shall be delivered as set forth below or to such other address or facsimile number as Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement:

if to Guarantor:

Icahn Enterprises Holdings L.P.

c/o Icahn Associates Corp

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention: Deputy General Counsel

Fax.: (212) 688-1158

Attention: Chief Financial Officer

Fax.: (646) 861-7585

If to the Guaranteed Party, as provided in the Merger Agreement.

8. CONTINUING GUARANTEE. Subject to the last sentence of Paragraph 3 hereof, this Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on Guarantor, its successors and assigns until all of the Obligations have been fully and timely performed. Notwithstanding the foregoing, this Guarantee shall terminate and Guarantor shall have no further obligations under this Guarantee as of the Effective Time.

9. GOVERNING LAW; JURISDICTION. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Guarantee exclusively in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any federal court located in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Guarantee (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any objection that the venue of the action, suit or proceeding is improper or that this Guarantee or the transactions contemplated hereby may not be enforced in or by such courts and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7 of this Guarantee.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 10.

11. COUNTERPARTS. This Guarantee may be executed in one or more counterparts (including by facsimile or electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. FUNDING OF CERTAIN EXPENSES AND OBLIGATIONS. In the event that prior to the Effective Time, (i) Parent or Merger Sub have any expense reimbursement and indemnification obligations to the Company pursuant to and in accordance with Sections 7.6 and 7.14 of the Merger Agreement (the “Expense Payment Obligations”), and the Guaranteed Party notifies Parent and the Guarantor in writing that it is requesting payment thereof prior to the Closing or (ii) Parent otherwise requires any funds in order to comply with its obligations under 7.14 of the Merger Agreement (“Out-of-Pocket Expenses” and together with the Expense Payment Obligations, collectively the “Pre-Closing Expense Amounts”), Guarantor shall, or shall cause one of its affiliates to, capitalize Parent, within ten (10) business days thereafter with an amount sufficient to pay such Pre-Closing Expense Amounts; provided, in the event that the Merger Agreement is terminated in accordance with its terms, nothing in this Paragraph 12 shall limit any other remedies of the Company under the Merger Agreement or this Guarantee with respect to any unpaid Expense Payment Obligations except as otherwise expressly stated herein.

13. MISCELLANEOUS.

(a) This Guarantee, the Merger Agreement and the Support Agreement constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and Guarantor in writing.

(b) Any term or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, (i) the Prohibited Defenses or (ii) that this Guarantee or any part hereof is invalid, illegal or unenforceable.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

ICAHN ENTERPRISES HOLDINGS L.P.

By:	ICAHN ENTERPRISES G.P. INC., its general partner

By:	/s/ Daniel Ninivaggi
Name:	Daniel Ninivaggi
Title:	President

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

DYNEGY INC.

By:	/s/ Bruce A. Williamson
	Name:	Bruce A. Williamson
	Title:	Chairman, President and Chief Executive Officer

ANNEX D

Greenhill & Co., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

CONFIDENTIAL

December 14, 2010

Special Committee of the Board of Directors

Board of Directors

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Members of the Special Committee of the Board of the Directors and Members of the Board of Directors:

We understand that Dynegy Inc. (the “Company”), IEH Merger Sub LLC (“Buyer”) and IEP Merger Sub Inc. (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Buyer and Merger Subsidiary, which provides, among other things, for a tender offer (the “Tender Offer”) for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including the associated rights issued pursuant to the Company’s Stockholder Protection Rights Agreement, dated as of November 22, 2010, as amended) pursuant to which Buyer will pay $5.50 per share of Common Stock in cash, without interest (as adjusted pursuant to the terms of the Merger Agreement, the “Consideration”) for each share of Common Stock accepted and, following completion of the Tender Offer, or if the Tender Offer is not consummated under circumstances set forth in the Merger Agreement, the merger (the “Merger”, and together with the Tender Offer, the “Transaction”) of Merger Subsidiary, a wholly-owned subsidiary of Buyer, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Buyer. In the Merger, each share of Common Stock, other than the Excluded Shares (as defined in the Merger Agreement), shall be converted into the right to receive the Consideration. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. We understand that Buyer is an affiliate of Icahn Enterprises L.P.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock, excluding Buyer, Merger Subsidiary, and any of their affiliates, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Transaction.

For purposes of the opinion set forth herein, we have:

1.	reviewed a draft of the Merger Agreement dated as of December 14, 2010 and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company, reflecting, among other things, updated commodity pricing and financing assumptions;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on valuation multiples implied by the trading values of certain publicly traded companies that we deemed relevant;

8.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived by discounting future cash flows and a terminal value of the Company at discount rates we deemed appropriate;

9.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on multiples implied by certain publicly available transactions that we deemed relevant involving merchant generation companies;

10.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on premiums paid in certain publicly available transactions that we deemed relevant;

11.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Buyer and its legal advisors; and

12.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the most recent financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained without any effect on the Transaction meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for rendering this opinion and for other services rendered in connection with the Transaction, all of which is contingent on the consummation of the Tender Offer or the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We acted as financial advisor to the Independent Director Committee of the Board of Directors of the Company in connection with the purchase by L.S. Power Associates, L.P. and certain of its affiliates (together, “LS Power”) of (i) the Company’s interests in eight power generating project companies and Dynegy Sandy Creek Holdings, LLC and (ii) $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of Dynegy Holdings Inc., a wholly-owned subsidiary of the Company, in exchange for approximately $1.0135 billion in cash and the relinquishment of 245 million shares of Class B common stock of the Company by LS Power, announced in August 2009. In addition, we acted as financial advisor to the Company in connection with the proposed acquisition of the Company by Denali Parent Inc., an affiliate of the Blackstone Group L.P., announced in August 2010.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with their consideration of the Transaction and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or information statement or any solicitation/recommendation statement on schedule 14d-9 to be mailed to the stockholders of the Company in connection with the Transaction. We are not expressing an opinion as to any aspect of the Transaction other than the fairness to the holders of Common Stock (excluding Buyer, Merger Subsidiary, and any of their affiliates) of the Consideration to be received by them from a financial point of view. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Common Stock of the Company in the Transaction or with respect to the fairness of any such compensation. We express no opinion as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay its obligations when they come due. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Special Committee of the Board of Directors of the Company or the members of the Board of Directors of the Company as to whether they should recommend or approve the Transaction or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should tender shares of the Common Stock in connection with the Tender Offer or approve the Merger or take any other action in respect of the Transaction at any meeting of the stockholders convened in connection with the Transaction.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Common Stock (excluding Buyer, Merger Subsidiary, and any of their affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Gregory Randolph
Gregory Randolph
Managing Director

ANNEX E

200 West Street | New York, New York 10282

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

December 15, 2010

Special Committee of the Board of Directors

Board of Directors

Dynegy, Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than IEH Merger Sub LLC (“Acquiror”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Dynegy, Inc. (the “Company”) of the $5.50 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 15, 2010 (the “Agreement”), by and among the Company, Acquiror and IEP Merger Sub Inc., a wholly owned subsidiary of Acquiror (“Merger Sub”). The Agreement provides for a tender offer for all of the Shares (including the associated rights issued pursuant to the Company’s Stockholder Protection Rights Agreement, dated as of November 22, 2010, as amended) (the “Tender Offer”) pursuant to which Acquiror will pay $5.50 per Share in cash for each Share accepted. The Agreement further provides that, following completion of the Tender Offer, or if the Tender Offer is not consummated under circumstances set forth in the Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding Share (other than the Excluded Shares (as defined in the Agreement)) will be converted into the right to be paid $5.50 in cash.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, any of their respective affiliates, or third parties, including, Icahn Enterprises L.P., an affiliate of Acquiror (“Icahn Enterprises”), or any of the affiliates and portfolio companies of Icahn Enterprises or its affiliates or any currency or commodity that may be involved in the Tender Offer or the Merger (collectively, the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in

Board of Directors

Dynegy, Inc.

December 15, 2010

Page Two

connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a significant portion of which is contingent upon consummation of either the Tender Offer or the Merger, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Independent Director Committee of the Board of Directors of the Company in connection with the dissolution of the Company’s power development joint venture with L.S. Power Associates, L.P. and its affiliates (together, “LS Power”) in December 2008, as financial advisor to the Company in connection with the exchange of the Company’s interests in eight power generation facilities and Dynegy Sandy Creek Holdings, LLC and $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of a subsidiary of the Company, for cash and shares of Class B common stock of the Company relinquished by LS Power, announced in August 2009, and as financial advisor to the Company in connection with the proposed acquisition of the Company by Denali Parent Inc., an affiliate of the Blackstone Group L.P., announced in August 2010. We may also in the future provide investment banking services to the Company and its affiliates and Icahn Enterprises and its affiliates and its and its affiliates’ portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Icahn Enterprises and its affiliates from time to time and may have invested in limited partnership units of affiliates of Icahn Enterprises from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company, reflecting updated commodity pricing and financing assumptions (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and the publicly traded debt securities of the Company and its subsidiaries; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the unregulated merchant power generation industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the

Board of Directors

Dynegy, Inc.

December 15, 2010

Page Three

Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition of the Agreement the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $5.50 per Share in cash to be paid to the holders (other than Acquiror and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction or the impact thereof, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $5.50 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction or any transaction entered into in connection therewith on the solvency or viability of the Company or Acquiror or the ability of the Company or Acquiror to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Tender Offer or how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $5.50 per Share in cash to be paid to the holders (other than Acquiror and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/    Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

ANNEX F

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPIES – SUBJECT TO COMPLETION

1000 LOUISIANA SUITE 5800 HOUSTON, TX 77002

SUBMIT YOUR PROXY BY INTERNET - [—]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the special meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SUBMIT YOUR PROXY BY PHONE - [—]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dynegy Inc., c/o [—].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DYNEGY INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of December 15, 2010, as it may be amended from time to time, among Dynegy Inc., IEH Merger Sub LLC and IEP Merger Sub Inc.	☐	☐	☐

2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposal 1 and FOR proposal 2. If any other matters properly come before the meeting or any adjournments and postponements thereof, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated. Please note that changes to the registered name(s) on the	☐
account may not be submitted via this method.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DYNEGY INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

[•], 2011

The undersigned stockholder(s) hereby acknowledges receipt and notice of, revokes all prior proxies with respect to shares of Dynegy common stock delivered in connection with, and appoints Bruce A. Williamson, Heidi D. Lewis and Kimberly M. O’Brien, and each of them, as proxies for the undersigned with respect to shares of Dynegy common stock with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of stockholders to be held at [—] on [—], 2011 at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 and any adjournments and postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

For participants invested in a Dynegy Stock Fund through a 401(k) savings plan listed below,* participants may submit voting instructions to the Vanguard Fiduciary Trust Company, the trustee of such plans, by Internet, by phone or by mail, in accordance with the directions on the reverse side of this proxy card, except that voting instructions from plan participants must be received no later than 11:59 p.m., Eastern time, [—], 2011. With respect to participants in the DMG Union and Non-Union 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e. Internet, mail or phone) are not received by 11:59 p.m. Eastern time on [—], 2011 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the DMG Union and Non-Union 401(k) Plans for which Vanguard received timely instructions. With respect to participants in the Dynegy and DNE 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e. Internet, mail or phone) are not received by 11:59 p.m. Eastern time on [—], 2011 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the Dynegy and DNE 401(k) Plans for which Vanguard received timely instructions.

*the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement or the Dynegy Midwest Generation, Inc. 401(k) Savings Plan, which are collectively referred to as the DMG Union and Non-Union 401(k) Plans, and the Dynegy Inc. 401(k) Savings Plan or the Dynegy Northeast Generation, Inc. Savings Incentive Plan, which are collectively referred to as the Dynegy and DNE 401(k) Plans.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)